UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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ANTERO RESOURCES CORPORATION

(Name of Registrant as Specified In Its Charter)

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JUNE 17, 2020 8:30 A.M. Mountain Time Antero Principal Executive Offices 1615 Wynkoop Street Denver, CO 80202	NOTICE of 2020 Annual Meeting of Shareholders

The 2020 Annual Meeting of Shareholders of Antero Resources Corporation (“Antero”) will be held on Wednesday, June 17, 2020, at 8:30 A.M. Mountain Time, at our principal executive offices at 1615 Wynkoop Street, Denver, CO 80202. The Annual Meeting is being held for the following purposes:

AGENDA

1.	Elect the three Class I members of Antero Resources Corporation’s Board of Directors (the “Board”) named in this Proxy Statement to serve until Antero’s 2023 Annual Meeting of Shareholders;
2.	Ratify the appointment of KPMG LLP as Antero’s independent registered public accounting firm for the year ending December 31, 2020;
3.	Approve, on an advisory basis, the compensation of Antero’s named executive officers;
4.	Approve the Antero Resources Corporation 2020 Long-Term Incentive Plan;
5.	Approve an amendment and restatement of Antero’s Certificate of Incorporation (our “Charter”) to (a) effect a reverse stock split that will reduce the number of shares of outstanding common stock in accordance with a ratio to be determined by the Board within a range of one share of common stock for every 5 to 20 shares of common stock (or any number in between) currently outstanding; and (b) reduce by a corresponding proportion the number of authorized shares of common stock and preferred stock (collectively, the “Reverse Stock Split”); and
6.	Transact other such business as may properly come before the meeting and any adjournment or postponement thereof.

These proposals are described in the accompanying proxy materials.

RECORD DATE

April 22, 2020

By order of the Board of Directors,

Glen C. Warren, Jr.

President, Chief Financial Officer and Secretary

WHO MAY VOTE:

You will be able to vote at the Annual Meeting—either in person or by proxy—only if you were a shareholder of record at the close of business on April 22, 2020, the record date for the Annual Meeting. The Board requests your proxy for the Annual Meeting, which will authorize the individuals named in the proxy to represent you and vote your shares at the Annual Meeting or any adjournment or postponement thereof.

HOW TO RECEIVE ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS:

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy solicitation materials electronically, rather than mailing paper copies of these materials to each shareholder. Beginning on April 27, 2020, we will mail to each shareholder a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote, or request paper copies.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 17, 2020:

This Notice of Annual Meeting and Proxy Statement and the Form 10-K are available on our website free of charge at www.anteroresources.com in the “SEC Filings” subsection of the “Investors” section.

YOUR VOTE IS IMPORTANT

Your vote is important. We urge you to review the accompanying Proxy Statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

We intend to hold the Annual Meeting in person. However, we are actively monitoring the impacts of COVID-19. In the event we believe it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting partially or solely by means of remote communication. Please monitor our website at www.anteroresources.com for updated information. If you are planning to attend the Annual Meeting, please check our website ten days prior to the meeting date. If we hold the Annual Meeting partially or solely by means of remote communication, it is currently our intent to resume in-person meetings with our 2021 Annual Meeting and thereafter, assuming normal circumstances. As always, we encourage you to vote your shares prior to the Annual Meeting.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

If you are a registered shareholder as of the record date, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:	INTERNET Use the website listed on the Notice of Internet Availability (the “Notice”)	BY TELEPHONE Use the toll-free number listed on the Notice	BY MAIL Sign, date and return your proxy card in the provided pre-addressed envelope	IN PERSON Vote in person by completing a ballot at the Annual Meeting. See page 6 of the Proxy Statement for instructions on how to attend

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PROXY STATEMENT

2020 Annual Meeting of Shareholders

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Antero Resources Corporation (“Antero” or the “Company”) for use at the 2020 Annual Meeting of Shareholders (the “Annual Meeting”).

DATE:	Wednesday, June 17, 2020
TIME:	8:30 A.M. Mountain Time
LOCATION:	1615 Wynkoop Street, Denver, CO 80202
RECORD DATE:	April 22, 2020

How to Vote

If you are a registered shareholder as of the record date, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

•	Online. Submit a proxy electronically using the website listed on the Notice of Internet Availability (the “Notice”). Please have the Notice handy when you log on to the website. Internet voting facilities will be available until 11:59 p.m., Mountain Time, on Tuesday, June 16, 2020.

•	By Telephone. Access the proxy materials and submit a proxy by telephone using the toll-free number listed on the Notice. Please have the Notice handy when you call. Telephone voting facilities will be available until 11:59 p.m., Mountain Time, on Tuesday, June 16, 2020.

•	By Mail. You may request a hard copy proxy card by following the instructions on the Notice. You can submit your proxy by signing, dating and returning your proxy card in the provided pre-addressed envelope.

•	In Person. If you are a registered shareholder and you attend the Annual Meeting, you may vote in person by completing a ballot. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy. Attending the meeting without completing a ballot will not count as a vote.

If you are a beneficial shareholder (meaning your shares are held in “street name” by a broker or bank as of the record date), you will receive instructions from the holder of record that you must follow for your shares to be voted. Most banks and brokers offer Internet and telephone voting. If you do not give voting instructions, your broker will not be permitted to vote your shares on any matter that comes before the Annual Meeting except the ratification of our auditors.

As of the record date, 268,390,401 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

Attending the Annual Meeting

All holders of our common stock as of the record date and individuals holding valid proxies from such shareholders are invited to attend the Annual Meeting. To gain entrance to the meeting, you must present valid, government-issued photo identification. If you are a registered holder, you also must have your proxy card (if you requested printed materials) or your Notice. If you are a beneficial shareholder, you also must have a letter from your bank or broker or a brokerage statement evidencing ownership of Antero shares as of the record date. Anyone purporting to serve as a proxy will be required to present a valid written proxy from the registered holder. If you are a beneficial shareholder and you would like to vote in person at the meeting, you must present a valid written proxy from your broker, bank, or other nominee.

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We intend to hold the Annual Meeting in person. However, we are actively monitoring the impacts of COVID-19. In the event we believe it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting partially or solely by means of remote communication. Please monitor our website at www.anteroresources.com for updated information. If you are planning to attend the Annual Meeting, please check our website ten days prior to the meeting date. If we hold the Annual Meeting partially or solely by means of remote communication, it is currently our intent to resume in-person meetings with our 2021 Annual Meeting and thereafter, assuming normal circumstances. As always, we encourage you to vote your shares prior to the Annual Meeting.

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PROXY SUMMARY

Current Directors and Board Nominees

				Committee Memberships
Name and Age	Director Class and Occupation	Director Since	Independent	Audit	Comp	Nom & Gov	Conflicts	ESG*
Paul M. Rady Age: 66	Class I Director Nominee Chairman of the Board and Antero Resources Chief Executive Officer	2004
Glen C. Warren, Jr. Age: 64	Class I Director Nominee Antero Resources President, Chief Financial Officer, Secretary	2004
Thomas B. Tyree, Jr. Age: 59	Class I Director Nominee Executive Chairman of Extraction Oil & Gas, Inc. and Chairman of Northwoods Energy LLC	2019
W. Howard Keenan, Jr. Age: 69	Class II Director Member of Yorktown Partners LLC	2004
Paul J. Korus Age: 63	Class II Director Retired Senior Vice President and Chief Financial Officer of Cimarex Energy	2018
Jacqueline C. Mutschler Age: 58	Class II Director Independent Executive Consultant	2020
Robert J. Clark Age: 75	Class III Director Chairman and Chief Executive Officer of 3 Bear Energy, LLC	2013
Benjamin A. Hardesty Age: 70	Class III Director, Lead Director Owner of Alta Energy LLC	2013
Vicky Sutil Age: 55	Class III Director Independent Director, Delek US Holdings, Inc.	2019
Chairperson
*	Environment, Sustainability and Social Governance (ESG) Committee

2019 Business Performance Highlights and Incentive Plan Results

2019 was a year of significant accomplishment for the Company in which we delivered on our shareholder strategy, including:

•	Focused on return on invested capital
•	Achieved another year of double-digit production growth per debt adjusted share
•	Returned $39 million of capital to shareholders through our share repurchase program
•	Reduced drilling and completion capital 9% from 2019 original guidance levels, while achieving production above the midpoint of 2019 guidance
•	Continued to focus on operating safely with industry-leading Total Recordable Incident Rate

Annual Incentive Plan Results. Our performance for 2019 resulted in a payout calculation of 70.833%. The Compensation Committee reduced the payouts for Messrs. Rady and Warren to 64.21% and 64.23%, respectively, to adjust for current market conditions. The full details of our annual incentive plan metrics, goals and results are shown on page 37 of this Proxy Statement.

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Investor Outreach

Antero and the Board value input from Antero’s shareholders and we are committed to maintaining an open dialogue to receive feedback on items that are important to them. In 2019, we reached out to a significant number of shareholders, offering either a call or an in-person meeting to discuss governance-related issues, including environmental and social matters, and compensation. Most of those contacted declined our invitation, indicating they are satisfied with our programs and practices.

Corporate Governance Highlights

Our initial group of directors consisted of management and our private equity sponsors. At the time of our initial public offering in 2013, we added three independent directors. We looked for skills in these directors that would help us as a public company, such as technical accounting and auditing, industry experience, and experience in our area of operation.

The Board continues to look for specific skill sets when identifying and evaluating prospective nominees, and also considers personal and professional diversity. Paul Korus was added to the Board in December 2018, became the chair of our Audit Committee following Richard Connor’s resignation in January 2019 and currently also serves on our Compensation Committee, our Nominating & Governance Committee and our Conflicts Committee. Vicky Sutil and Thomas B. Tyree, Jr. were added to the Board in October 2019 and Jacqueline C. Mutschler was added to the Board in March 2020. Mr. Tyree was appointed to serve on our Audit Committee, Compensation Committee and Conflicts Committee, where he replaced Robert J. Clark, Benjamin A. Hardesty and Joyce E. McConnell, respectively, and Ms. Sutil was appointed to serve on our Compensation Committee, where she replaced Joyce E. McConnell, and our Nominating & Governance Committee. Ms. Mutschler was appointed to serve on our Audit Committee and our Conflicts Committee. In addition, the Board established the Environment, Sustainability and Social Governance (ESG) Committee in April 2020, with Ms. Sutil serving as the chair and Ms. Mutschler and Messrs. Hardesty and Clark serving as committee members. The Board is pleased that the addition of these new directors broadened the Board’s talent, experience, and diversity. Furthermore, in 2019, each of James R. Levy, Peter R. Kagan and Joyce E. McConnell resigned from the Board, with Messrs. Levy and Kagan resigning following the divestiture of Warburg Pincus’ remaining interests in Antero, and Ms. McConnell resigning to focus her attention on serving as the President of Colorado State University. The timeline below shows how the Board has evolved.

Paul M. Rady Glen C. Warren, Jr. Peter R. Kagan* W. Howard Keenan, Jr.	James R. Levy* Richard W. Connor* Robert J. Clark Benjamin A. Hardesty	Joyce E. McConnell* Paul J. Korus	Vicky Sutil Thomas B. Tyree, Jr.	Jacqueline C. Mutschler

2004	2013	2018	2019	2020
Antero Resources was formed	Launched the Initial Public Offering

* No longer on the Board

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Executive Compensation Highlights

Below is a summary of key components and decisions regarding our executive compensation program for 2019:

•	Long-term incentive compensation remained 100% performance-based for CEO and CFO based on rigorous absolute TSR performance hurdles
•	Maximum bonus payout opportunity reduced to 150% from 200% of target
•	The Compensation Committee applied negative discretion to the bonus payouts for the CEO and CFO
•	Base salary levels for the CEO and CFO were not increased
•	Performance awards with performance period ending in 2019 paid out at 0% of target
•	As of December 31, 2019, realizable value of CEO’s outstanding 3-year long-term incentive grants from 2017, 2018 and 2019 is 96% lower than the target value at the time of grant
•	Annual incentive plan metrics selected in response to shareholder feedback and alignment with our business strategy
•	Rigorous goal setting for annual incentive plan metrics, including more challenging levels for threshold goals relating to debt-adjusted net production growth per share and free cash flow

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ITEM ONE:	ELECTION OF DIRECTORS

The Board is divided into three classes. Directors in each class are elected to serve for three-year terms and until either they are re-elected or their successors are elected and qualified, or until their earlier resignation or removal. Each year, the directors of one class stand for re-election as their terms of office expire. Based on recommendations from our Nominating & Governance Committee, the Board has nominated the following individuals for election as Class I directors of Antero with terms to expire at the 2023 Annual Meeting of Shareholders, barring an earlier resignation or removal:

•	Paul M. Rady
•	Glen C. Warren, Jr.
•	Thomas B. Tyree, Jr.

All nominees currently serve as Class I directors of Antero. Their biographical information is contained in “Directors” below.

The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the size of the Board will be reduced or the individuals acting under your proxy will vote for the election of a substitute nominee recommended by the Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

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DIRECTORS

We were originally formed in 2004 as Antero Resources II Corporation. Through a series of internal reorganization transactions, Antero Resources II Corporation’s successor and certain of its affiliates were merged with and into Antero Resources Appalachian Corporation. That entity was renamed Antero Resources Corporation in June 2013 in connection with our initial public offering.

Set forth below is the background, business experience, attributes, qualifications and skills of each Antero director and director nominee. In some cases, references to our directors’ tenure with Antero date back to our original formation in 2004.

Class I Directors Seeking Reelection

Paul M. Rady Age: 66 Director Since: 2004 Chief Executive Officer and Chairman Committee Memberships: None

Key Skills, Attributes and Qualifications:

•	Chief Executive Officer and Chairman since May 2004
•	Served as Chief Executive Officer and Chairman of Antero’s predecessor company from its founding in 2002 to its ultimate sale to XTO Energy, Inc. in 2005
•	Chief Executive Officer and Chairman of the Board of Directors of Antero Midstream Corporation
•	Served as President, CEO and Chairman of Pennaco Energy from 1998 until its sale to Marathon in 2001
•	Worked with Barrett Resources from 1990 until 1998, moving from Chief Geologist to Exploration Manager, EVP Exploration; President, COO and Director; and ultimately CEO
•	Began his career with Amoco, where he served ten years as a geologist focused on the Rockies and Mid-Continent

Has significant experience as a chief executive of oil and gas companies, together with his training as a geologist and broad industry knowledge.

Other Public Company Boards:

•	Antero Midstream Corporation; Antero Midstream Partners LP (until March 2019)

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Glen C. Warren, Jr. Age: 64 Director Since: 2004 President, Chief Financial Officer and Secretary Committee Memberships: None

Key Skills, Attributes and Qualifications:

•	President, Chief Financial Officer and Secretary since May 2004
•	Served as President, Chief Financial Officer and Secretary and as a director of Antero’s predecessor company from its founding in 2002 to its ultimate sale to XTO Energy, Inc. in 2005
•	Serves as President and Secretary and as a member of the Board of Directors of Antero Midstream Corporation
•	Served as EVP, CFO and Director of Pennaco Energy from 1998 until its sale to Marathon in 2001
•	Spent ten years as a natural resources investment banker focused on equity and debt financing and M&A advisory with Lehman Brothers, Dillon Read & Co. Inc. and Kidder, Peabody & Co.
•	Began his career as a landman in the Gulf Coast region with Amoco, where he spent six years

Has significant experience as a chief financial officer of oil and gas companies, together with his experience as an investment banker and broad industry knowledge.

Other Public Company Boards:

•	Antero Midstream Corporation; Antero Midstream Partners LP (until March 2019)

Thomas B. Tyree, Jr. Age: 59 Director Since: 2019 Committee Memberships: Audit Committee, Compensation Committee, Conflicts Committee

Key Skills, Attributes and Qualifications:

•	Executive Chairman of Extraction Oil & Gas, Inc., an upstream oil and gas company, beginning in March 2020
•	Chairman of Northwoods Energy LLC, an upstream oil and gas company that he co-founded in 2018
•	From 2006 to 2016, served as President, Chief Financial Officer and as a Director of Vantage Energy, LLC
•	From 2003 to 2006, served as Chief Financial Officer of Bill Barrett Corporation
•	Investment banker at Goldman, Sachs & Co. from 1989 to 2003

Has significant experience in the oil and gas industry over a number of decades.

Other public company boards:

•	Extraction Oil & Gas, Inc.; Bonanza Creek Energy, Inc. (until March 2020)

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Class II Directors

W. Howard Keenan, Jr. Age: 69 Director Since: 2004 Committee Memberships: Nominating & Governance Committee

Key Skills, Attributes and Qualifications:

•	Since 1997, has been a Member of Yorktown Partners LLC, a private investment manager focused on the energy industry
•	From 1975 to 1997, was in the Corporate Finance Department of Dillon, Read & Co. Inc. and active in the private equity and energy areas, including the founding of the first Yorktown Partners fund in 1991
•	Serves on the boards of directors of multiple Yorktown Partners portfolio companies
•	Serves on the Board of Directors of Antero Midstream Corporation

Has over forty years of experience with energy companies and investments and broad knowledge of the oil and gas industry.

Other Public Company Boards:

•	Solaris Oilfield Infrastructure, Inc., Brigham Minerals, Inc., Antero Midstream Corporation, Ramaco Resources, Inc. (until June 2019), Antero Midstream Partners LP (until March 2019), Concho Resources (until 2013), Geomet Inc. (until 2012)

Paul J. Korus Age: 63 Director Since: 2018 Committee Memberships: Audit Committee (chair), Compensation Committee, Nominating & Governance Committee, Conflicts Committee

Key Skills, Attributes and Qualifications:

•	Senior Vice President and Chief Financial Officer of Cimarex Energy, an exploration & production company with operations in Oklahoma, Texas and New Mexico from 2002 until retirement in 2015
•	Senior Vice President and Chief Financial Officer of Key Production Company, an exploration and production company, from 1999 to 2002, until it was acquired by Cimarex Energy
•	Senior Research Analyst with Petrie Parkman & Co. before merger with Merrill Lynch
•	Previously served as Chairman of University of North Dakota business school advisory counsel

Has over 35 years of experience in the oil and natural gas industry.

Other Public Company Boards:

•	PDC Energy, Inc., SRC Energy Inc. (until January 2020), Antero Midstream Partners LP (until March 2019)

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Jacqueline C. Mutschler Age: 58 Director Since: 2020 Committee Memberships: Audit Committee, Conflicts Committee, Environment, Sustainability and Social Governance (ESG) Committee

Key Skills, Attributes and Qualifications:

•	Independent Executive Consultant for the energy and technology sectors since 2014
•	Member of Weir Group plc Technology Advisory Board from 2015 to 2017
•	From 2006 until retirement in 2014, served as BP plc Senior Vice President Exploration and Production Technology
•	Held BP Vice President domestic and international roles between 2001 and 2006, including U.S. unconventional gas production
•	From 1986 to 2001 held production management, financial business planning and geophysical roles for BP Onshore U.S. and Gulf of Mexico businesses

Has over 30 years of experience in the oil and natural gas industry, including 28 years with BP plc.

Other public company boards:

•	Weatherford International plc

Class III Directors

Robert J. Clark

Age: 75

Director Since: 2013

Committee Memberships: Compensation Committee (chair), Nominating & Governance Committee, Conflicts Committee (chair), Environment, Sustainability and Social Governance (ESG) Committee

Key Skills, Attributes and Qualifications:

•	Chairman of 3 Bear Energy, LLC, a midstream energy company with operations in the Rocky Mountains, since its formation in March 2013 and Chief Executive Officer of 3 Bear Energy, LLC until 2019
•	Formed, operated and subsequently sold Bear Tracker Energy in 2013 (to Summit Midstream Partners, LP); a portion of Bear Cub Energy in 2007 (to Regency Energy Partners, L.P.), and the remaining portion in 2008 (to GeoPetro Resources Company); and Bear Paw Energy in 2001 (to ONEOK Partners, L.P., formerly Northern Border Partners, L.P.)
•	Member of the Board of Directors of Children’s Hospital Colorado Foundation, the Boys and Girls Club of Metro Denver and Judi’s House, a Denver charity for grieving children and families

Has significant experience with energy companies, with over 45 years of experience in the industry.

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Benjamin A Hardesty (Lead Director)

Age: 70

Director Since: 2013

Committee Memberships: Nominating & Governance Committee (chair), Audit Committee, Environment, Sustainability and Social Governance (ESG) Committee

Key Skills, Attributes and Qualifications:

•	Has been the owner of Alta Energy LLC, a consulting business focused on oil and natural gas in the Appalachian Basin and onshore United States, since May 2010
•	President of Dominion E&P, Inc., a subsidiary of Dominion Resources Inc. engaged in the exploration and production of natural gas in North America, from September 2007 until retirement in May 2010. Joined Dominion in 1995 and served as president of Dominion Appalachian Development, Inc. until 2000 and general manager and vice president—Northeast Gas Basins until 2007
•	Member of the Board of Directors of Blue Dot Energy Services, LLC from 2011 until its sale to B/E Aerospace, Inc. in 2013
•	From 1982 to 1995, served successively as vice president, executive vice president and president of Stonewall Gas Company, and from 1978 to 1982, served as vice president, operations of Development Drilling Corp.
•	Served as an active duty officer in the U.S. Army Security Agency for two years and as a reserve officer
•	Director emeritus and past president of the West Virginia Oil & Natural Gas Association and past president of the Independent Oil & Gas Association of West Virginia
•	Trustee and past chairman of the Nature Conservancy of West Virginia and a member of the Board of Directors of the West Virginia Chamber of Commerce
•	Serves as a member of the Visiting Committee of the West Virginia School of Petroleum and Natural Gas Engineering Department of Statler College of Engineering and Mineral Resources at West Virginia University

Has significant experience in the oil and natural gas industry, including in Antero’s areas of operation.

Other Public Company Boards:

•	KLX Energy Services Holdings, Inc.; KLX Inc. (until October 2018)

Vicky Sutil Age: 55 Director Since: 2019 Committee Memberships: Environment, Sustainability and Social Governance (ESG) Committee (chair), Compensation Committee, Nominating & Governance Committee

Key Skills, Attributes and Qualifications:

•	From July 2017 to January 2020, worked with SK E&P Company focusing on strategic planning
•	From 2014 to 2016 served as Vice President of Commercial Analysis for CRC Marketing, Inc.
•	From 2000 to 2014 worked with Occidental Petroleum Corporation in different capacities including roles in corporate development, mergers and acquisitions and financial planning
•	Other experience includes ARCO Products Company and Mobil Oil Corporation working as a project engineer and business analyst in the refining and marketing divisions

Has significant experience in the oil and gas industry, including a background in corporate development, commercial negotiations, corporate planning and project management.

Other Public Company Boards:

•	Delek US Holdings, Inc., Plains All American Pipeline, L.P. (until 2015), Plains GP Holdings, L.P. (until 2015)

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

Antero’s sound governance practices and policies provide an important framework to assist the Board in fulfilling its duties to shareholders. Antero’s Corporate Governance Guidelines include provisions concerning the following:

•	size of the Board;
•	qualifications, independence, responsibilities, tenure, and compensation of directors;
•	service on other boards;
•	director resignation process;
•	role of Chairman of the Board and the Lead Director (if any);
•	meetings of the Board and meetings of independent directors;
•	interaction of the Board with external constituencies;
•	annual performance reviews of the Board;
•	director orientation and continuing education;
•	attendance at meetings of the Board and the Annual Meeting;
•	shareholder communications with directors;
•	committee functions, committee charters, and independence of committee members;
•	director access to independent advisors and management; and
•	management evaluation and succession planning.

The Corporate Governance Guidelines are available on Antero’s website at www.anteroresources.com in the “Governance” subsection of the “Investors” section. The Nominating & Governance Committee reviews the Corporate Governance Guidelines periodically and as necessary, and any proposed additions to or amendments of the Corporate Governance Guidelines are presented to the Board for its approval.

Director Independence

Rather than adopting categorical standards, the Board assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the New York Stock Exchange (NYSE). After reviewing all relationships each director has with Antero, including the nature and extent of any business relationships, as well as any significant charitable contributions Antero makes to organizations where its directors serve as board members or executive officers, the Board has affirmatively determined that the following directors have no material relationships with Antero and are independent as defined by NYSE listing standards: Messrs. Clark, Hardesty, Keenan, Korus and Tyree and Mmes. Mutschler and Sutil. Neither Mr. Rady, Antero’s CEO, nor Mr. Warren, Antero’s President and CFO, is considered by the Board to be an independent director. Messrs. Connor, Levy and Kagan and Ms. McConnell were determined to be independent during their tenures as directors.

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Board Leadership Structure

Antero does not have a formal policy addressing whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined. The directors serving on the Board have considerable professional and industry experience, significant experience as directors of both public and private companies, and a unique knowledge of the challenges and opportunities Antero faces. Accordingly, the Board believes it is in the best position to evaluate Antero’s needs and to determine how best to organize Antero’s leadership structure to meet those needs at any given time.

At present, the Board has chosen to combine the positions of Chairman and Chief Executive Officer. The Board believes the current Chief Executive Officer is the individual with the necessary experience, commitment, and support of the other members of the Board to effectively carry out the role of Chairman. Mr. Rady brings valuable insight to the Board due to the perspective and experience he brings both as our Chief Executive Officer and as one of our founders. As the principal executive officer since our inception, Mr. Rady has unparalleled knowledge of our business and operations. As a significant stockholder, Mr. Rady is invested in our long-term success. In addition, the Board believes that combining the roles of Chairman and CEO at the present time promotes strong alignment of strategic development and execution, effective implementation of strategic initiatives, and clear accountability for Antero’s success or failure. Moreover, because seven of the nine directors are independent under NYSE rules, the Board believes this leadership structure does not impede independent oversight of Antero.

The Nominating & Governance Committee reviews this leadership structure every year. The Board believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined.

Executive Sessions; Election of Lead Director

To facilitate candid discussion among Antero’s directors, the non-management directors meet in regularly scheduled executive sessions.

Pursuant to the Corporate Governance Guidelines, the Board, based on the recommendation of the Nominating & Governance Committee, is permitted to choose a Lead Director to preside at these executive sessions. Upon the resignation of Mr. Kagan on June 12, 2019, the Board elected Mr. Hardesty to serve in this role. As the Lead Director, Mr. Hardesty provides, in conjunction with the Chairman, leadership and guidance to the Board. He also chairs executive sessions of the non-management directors and establishes the agenda for these meetings.

How Director Nominees are Selected

Renominating incumbent directors

Before recommending to the Board that an existing director be nominated for reelection at the annual meeting of shareholders, the Nominating & Governance Committee will review and consider the director’s:

•	past Board and committee meeting attendance and performance;
•	length of Board service;
•	personal and professional integrity, including commitment to Antero’s core values;
•	relevant experience, skills, qualifications and contributions to the Board; and
•	independence under applicable standards.

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Appointing new directors and filling vacancies

The Board believes that all directors should have sound business judgment, personal and professional integrity, an ability to work as part of a team, willingness to commit the required time to serve as a Board member, business experience, and financial literacy. Although the Board does not have a formal policy on diversity, the Nominating & Governance Committee identifies diversity as a factor it considers, along with other factors, in reviewing director candidates.

The Board created a detailed matrix to formalize the process of selecting new directors. The matrix pinpoints:

•	areas where the current Board is strong,
•	areas where the current Board could be enhanced, and
•	qualities that all of Antero’s directors should have.

Currently, the Board embodies a diverse set of experiences, qualifications, attributes, and skills as shown below:

The Nominating & Governance Committee will treat informal recommendations for directors that are received from Antero’s shareholders in the same manner as recommendations received from any other source.

Majority Vote Director Resignation Policy

Directors are elected by a plurality of votes cast in an uncontested election. The Corporate Governance Guidelines require that an incumbent director who fails to receive the required number of votes for reelection must tender a resignation. The Nominating & Governance Committee will act on an expedited basis to determine whether to accept any such resignation, and will submit its recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in this decision. The Nominating & Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

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Board’s Role in Risk Oversight

In the normal course of its business, Antero is exposed to a variety of risks, including market risks relating to changes in commodity prices, interest rate risks, technical risks affecting Antero’s resource base, political risks, and credit and investment risk. The Board and each of its committees has distinct responsibilities for monitoring those risks, as shown below.

The Board of Directors
The Board oversees Antero’s strategic direction. To that end, the Board considers the potential rewards and risks of Antero’s business opportunities and challenges, and it monitors the development and management of risks that impact our strategic goals.

Audit Committee

The Audit   Committee assists the Board in fulfilling its oversight responsibilities by monitoring the effectiveness of Antero’s systems of financial reporting, auditing and internal controls, as well as related legal and regulatory compliance matters.

Nominating & Governance Committee

The Nominating & Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure; succession planning for our directors and executive officers; and corporate governance.

Compensation Committee The Compensation Committee assists the Board in fulfilling its oversight responsibilities by overseeing Antero’s compensation policies and practices.

Environment, Sustainability and Social Governance (ESG) Committee

The Environment, Sustainability and Social Governance (ESG) Committee provides guidance to the Board on matters related to corporate citizenship, environmental sustainability, and social and political trends, issues and concerns.

Conflicts Committee The Conflicts Committee assists the Board in investigating, reviewing and evaluating potential conflicts of interest, including those between Antero and Antero Midstream.

Board and Committee Self-Evaluations

The Board believes that a robust and constructive evaluation process is an essential component of Board effectiveness and good corporate governance. To that end, the Board and each of its standing committees conducts an annual self-assessment to evaluate their performance, composition, and effectiveness, and to identify areas for improvement.

These evaluations take the form of wide-ranging and candid discussions. The Lead Director facilitates discussions evaluating the full Board, and the committee chairs facilitate discussions regarding their respective committees. The Board and committee evaluations occasionally lead to changes in practices or procedures.

Meetings

The Board held nine meetings in 2019. The then-serving outside directors held four executive sessions. No director attended fewer than 75% of the meetings of the Board and of the committees of the Board on which that director served during the respective period he or she served.

Pursuant to Antero’s Corporate Governance Guidelines, directors are encouraged to attend the Annual Meetings of Shareholders. All of the then-serving members of the Board attended the 2019 Annual Meeting.

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Interested Party Communications

General Communications

Shareholders and other interested parties may communicate with us by writing to Antero Resources Corporation, 1615 Wynkoop Street, Denver, Colorado 80202. Shareholders may submit their thoughts to the Board, any committee of the Board, or individual directors on a confidential or anonymous basis by sending the communication in a sealed envelope marked “Shareholder Communication with Directors” and clearly identifying the intended recipient(s).

Antero’s Chief Administrative Officer will review and forward each communication, as expeditiously as reasonably practicable, to the addressee(s) if: (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication is appropriate and relates to matters that have been delegated by the Board to a committee other than the addressee(s) or to an executive officer of Antero, the Chief Administrative Officer also may forward the communication to the executive officer or the chair of the applicable committee.

Legal or Compliance Concerns

Information regarding legal or compliance concerns may be submitted confidentially and anonymously, although Antero may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances.

Antero’s policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, Antero’s policies or our Corporate Code of Business Conduct and Ethics.

Insider Trading Policy

Antero’s Insider Trading Policy, which applies to Antero’s employees, officers, and directors, prohibits hedging of Antero securities and engaging in any other transactions involving Antero-based derivative securities, regardless of whether the covered person is in possession of material, non-public information, except with regard to the vesting of securities acquired pursuant to Antero’s incentive, retirement, stock purchase, or dividend reinvestment plans, or other transactions involving purchases and sales of company securities between a covered person and Antero. Antero’s Insider Trading Policy also prohibits purchasing Antero common stock on margin (e.g., borrowing money to fund the stock purchase) and pledging Antero securities.

Available Governance Materials

The following materials are available on Antero’s website at www.anteroresources.com under “Investors” and then “Governance—Governance Documents.”

•	Charter of the Audit Committee of the Board;
•	Charter of the Compensation Committee of the Board;
•	Charter of the Nominating & Governance Committee of the Board;
•	Charter of the Environment, Sustainability and Social Governance (ESG) Committee of the Board;
•	Corporate Code of Business Conduct and Ethics;
•	Financial Code of Ethics;
•	Corporate Governance Guidelines; and
•	Whistleblower Policy.

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Shareholders may obtain a copy, free of charge, of any of these documents by sending a written request to Antero Resources Corporation, 1615 Wynkoop Street, Denver, Colorado, 80202. Any amendments to Antero’s Corporate Code of Business Conduct and Ethics will be posted in the “Governance” subsection of Antero’s website.

BOARD COMMITTEES

General

The Board had four standing committees in 2019: the Audit Committee, the Compensation Committee, the Nominating & Governance Committee and the Conflicts Committee. In April 2020, the Company established the Environment, Sustainability and Social Governance (ESG) Committee to, among other things, provide guidance to the Board on matters relating to corporate citizenship, environmental sustainability, and social and political trends, issues and concerns, as well as to advise the Board and management on significant public policy issues that are pertinent to the Company and its stakeholders. The charters of the Audit Committee, Compensation Committee, Nominating & Governance Committee and Environment, Sustainability and Social Governance (ESG) Committee are available on Antero’s website at www.anteroresources.com in the “Governance—Governance Documents” subsection of the “Investors” section.

The Board creates ad hoc committees on an as-needed basis. In 2018, Robert J. Clark, Benjamin A. Hardesty, and Joyce E. McConnell served on an ad hoc Special Committee formed by the Board to review certain potential related party transactions discussed below under the heading “Related Party Transactions—Agreements with Antero Midstream Corporation—Simplification Agreement.”

Audit Committee

Current Members*: Paul J. Korus (chair), Benjamin A. Hardesty, Jacqueline C. Mutschler, Thomas B. Tyree, Jr.

Number of meetings in 2019: 6

The Audit Committee oversees, reviews, acts on, and reports on various auditing and accounting matters to the Board, including:

•	the selection of Antero’s independent accountants,
•	the scope of annual audits,
•	fees to be paid to the independent accountants,
•	the performance of Antero’s independent accountants, and
•	Antero’s accounting practices.

In addition, the Audit Committee oversees Antero’s compliance programs relating to certain legal and regulatory requirements.

Rules implemented by the NYSE and the Securities and Exchange Commission (“SEC”) require Antero to have an audit committee composed of at least three directors who meet particular independence and experience standards. The Board has determined that all members of the Audit Committee meet the heightened independence standards applicable to audit committee members. In addition, due to Mr. Korus’ substantial financial experience (based on his extensive background in technical accounting and auditing matters as the former Chief Financial Officer of Cimarex Energy), Antero believes Mr. Korus is an “audit committee financial expert” as defined in SEC rules.

*	Richard W. Connor served as chair of the Audit Committee until January 24, 2019, at which point Mr. Korus became the chair. Robert J. Clark served on the Audit Committee until he was replaced by Mr. Tyree on October 7, 2019.

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Compensation Committee

Current Members*: Robert J. Clark (chair), Vicky Sutil, Thomas B. Tyree, Jr.

Number of meetings in 2019: 5

The Compensation Committee establishes salaries, incentives and other forms of compensation for our executive officers. The Compensation Committee also administers Antero’s incentive compensation and benefit plans, as well as reviews and recommends to the Board for approval the compensation of our non-employee directors.

Rules implemented by the NYSE require Antero to have a compensation committee composed of members who satisfy NYSE independence standards. All members of the Compensation Committee meet the NYSE’s independence standards, including the heightened requirements applicable to compensation committee members, and also meet the heightened independence requirements under SEC rules and the tax code. No Antero executive officer serves on the board of directors of a company that has an executive officer that serves on the Board.

*	James R. Levy served on the Compensation Committee until June 12, 2019. Benjamin A. Hardesty and Joyce E. McConnell served on the Compensation Committee until they were replaced by Mr. Tyree and Ms. Sutil, respectively, on October 7, 2019.

Nominating & Governance Committee

Current Members*: Benjamin A. Hardesty (chair), Robert J. Clark, W. Howard Keenan, Jr., Paul J. Korus, Vicky Sutil

Number of meetings in 2019: 4

The Nominating & Governance Committee identifies, evaluates and recommends qualified nominees to serve on the Board, develops and oversees Antero’s internal corporate governance processes, and directs all matters relating to the succession of Antero’s CEO.

Rules implemented by the NYSE require Antero to have a nominating & governance committee composed entirely of independent directors. All members of the Nominating & Governance Committee meet the NYSE’s independence standards.

*	Richard W. Connor, Peter R. Kagan and Joyce E. McConnell served on the Nominating & Governance Committee until January 24, 2019, June 12, 2019 and March 1, 2020, respectively.

Conflicts Committee

Current Members*: Robert J. Clark (chair), Paul J. Korus, Jacqueline C. Mutschler, Thomas B. Tyree, Jr.

Number of meetings in 2019: 27

The Conflicts Committee assists the Board in investigating, reviewing and evaluating potential conflicts of interest, including those between Antero and Antero Midstream, as well as to carry out any other duties delegated by the Board that relate to potential conflict matters.

The Board established a Conflicts Committee as a standing committee of the Board in connection with the closing of the Transactions (as defined herein) in March 2019.

*	Joyce E. McConnell served on the Conflicts Committee until she was replaced by Mr. Tyree on October 7, 2019. Benjamin A. Hardesty served on the Conflicts Committee through April 8, 2020.

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Environment, Sustainability and Social Governance (ESG) Committee

Current Members: Vicky Sutil (chair), Robert J. Clark, Benjamin A. Hardesty, Jacqueline C. Mutschler

Number of meetings in 2019:*

The Environment, Sustainability and Social Governance (ESG) Committee provides guidance to the Board on matters relating to corporate citizenship, environmental sustainability, and social and political trends, issues and concerns, as well as advises the Board and management on significant public policy issues that are pertinent to the Company and its stakeholders.

*	The Board established an Environment, Sustainability and Social Governance (ESG) Committee as a standing committee of the Board in April 2020.

COMPENSATION OF DIRECTORS

General

Our non-employee directors are entitled to receive compensation consisting of retainers, fees and equity awards as described below. The Compensation Committee reviews non-employee director compensation on a periodic basis and recommends it to the Board for approval.

Our employee directors, Messrs. Rady and Warren, do not receive additional compensation for their services as directors. All compensation that Messrs. Rady and Warren received from Antero as employees is disclosed in the Summary Compensation Table.

Prior to their resignations, Messrs. Kagan and Levy transferred all or a portion of the compensation they received for their service as directors during 2019 to the shareholders with which they were affiliated.

Annual Cash Retainers

The non-employee directors received the following compensation for their services during the 2019 fiscal year:

Recipient	Amount
Non-employee director	$70,000
Lead Director	$5,000
Audit Committee:
Chairperson	$20,000
Other members	$7,500
Compensation Committee:
Chairperson	$15,000
Other members	$5,000
Nominating & Governance Committee:
Chairperson	$15,000
Other members	$5,000
Conflicts Committee:
Chairperson	$5,000
Other members	$5,000

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All retainers are paid in cash on a quarterly basis in arrears, but directors have the option to elect, on an annual basis, to receive all or a portion of their cash retainers in the form of shares of our common stock. For 2019, the directors did not receive any meeting fees, but each director is reimbursed for reasonable expenses incurred (i) to attend meetings and activities of the Board or its committees, and (ii) to facilitate participation in general education and orientation programs for directors.

Equity-Based Compensation and Stock Ownership Guidelines

In addition to cash compensation, our non-employee directors receive annual equity-based compensation consisting of fully-vested stock with an aggregate grant date value equal to $200,000, subject to the terms and conditions of the Antero Resources Corporation Long-Term Incentive Plan (“AR LTIP”) and the award agreements pursuant to which such awards are granted. These awards are granted on a quarterly basis such that each grant has a grant date value of approximately $50,000.

Under our stock ownership guidelines, each of our non-employee directors is required to own shares of our common stock with a fair market value equal to at least five times the amount of their annual cash retainer within five years of being appointed to the Board. These stock ownership guidelines are designed to align our directors’ interests more closely with those of our stockholders. All of the directors who are subject to this requirement and who have been on the Board for at least five years are in compliance with the ownership guidelines.

Responsiveness to Current Economic Environment

As a result of the unprecedented disruption the economy and our industry is currently facing and the market uncertainty and share price volatility since February of 2020, as of the filing of this Proxy Statement, the Board has deferred consideration of any potential changes to our director compensation program for 2020 until July 2020 and suspended the grant of our common stock to the non-employee members of the Board. For the time being, any non-employee director who had elected to receive his or her annual cash retainer in the form of shares of our common stock will instead receive those payments in cash. Quarterly equity awards will not be granted until further action is taken by the Board.

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Total Non-Employee Director Compensation

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Robert J. Clark(3)(4)	152,500	200,000	352,500
Richard W. Connor(5)	73,750	50,000	123,750
Benjamin A. Hardesty(4)	156,250	200,000	356,250
Peter R. Kagan(3)(6)	40,000	150,000	190,000
W. Howard Keenan, Jr.	75,000	200,000	275,000
Paul J. Korus	95,000	163,586	258,586
James R. Levy(3)(6)	37,500	150,000	187,500
Joyce E. McConnell(7)	133,750	200,000	333,750
Vicky Sutil(8)	20,000	–	20,000
Thomas B. Tyree, Jr.(8)	21,875	–	21,875

(1)	Includes annual cash retainer, committee fees and committee chair fees for each non-employee director during fiscal 2019, as more fully explained above.
(2)	Amounts in this column reflect the aggregate grant date fair value of stock granted under the AR LTIP for service in fiscal year 2019, computed in accordance with the rules of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718” ). See Note 9 to our consolidated financial statements on Form 10-K for the year ended December 31, 2019, for additional detail regarding assumptions underlying the value of these equity awards. The grant date fair value for stock awards is based on the closing price of our common stock on the grant date. Each of Messrs. Clark, Hardesty and Keenan hold 3,003 exercisable stock options.
(3)	Mr. Clark elected to receive $25,625 of his retainer fees for the 2019 fiscal year in the form of common stock. Prior to their resignations, Messrs. Kagan and Levy elected to receive all of their retainer fees for the 2019 fiscal year in the form of common stock.
(4)	Messrs. Clark and Hardesty and Ms. McConnell each received an additional cash retainer of $50,000 in connection with their service on the special committee created for purposes of evaluating and reviewing the Transactions.
(5)	Mr. Connor resigned as a director on January 24, 2019. As a result of his resignation, the Company elected to pay Mr. Connor’s stock grant relating to the first quarter of fiscal year 2019 in cash in lieu of fully-vested common stock.
(6)	Messrs. Kagan and Levy resigned as directors on June 12, 2019 in connection with the divestiture of Warburg Pincus’ remaining interests in Antero.
(7)	Ms. McConnell resigned as a director on March 1, 2020 to focus her attention on serving as the President of Colorado State University.
(8)	Ms. Sutil and Mr. Tyree were appointed as directors effective on October 7, 2019.

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ITEM TWO:	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as Antero’s independent registered public accounting firm for the year ending December 31, 2020. KPMG LLP has audited Antero’s and its predecessor’s financial statements since 2003. The Audit Committee annually evaluates the accounting firm’s qualifications to continue to serve Antero. In evaluating the accounting firm, the Audit Committee considers the reputation of the firm and the local office, the industry experience of the engagement partner and the engagement team, and the experience of the engagement team with clients of similar size, scope and complexity as Antero. The Audit Committee is directly involved in the selection of the new engagement partner when rotation is required every five years in accordance with SEC rules. KPMG LLP completed the audit of Antero’s annual consolidated financial statements for the year ended December 31, 2019, on February 12, 2020.

The Board is submitting the selection of KPMG LLP for ratification at the Annual Meeting. The submission of this matter for ratification by shareholders is not legally required, but the Board and the Audit Committee believe the ratification proposal provides an opportunity for shareholders to communicate their views about an important aspect of corporate governance. If our shareholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as Antero’s independent registered public accounting firm.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, and are expected to be available to respond to appropriate questions.

The Audit Committee has the authority and responsibility to retain, evaluate and replace Antero’s independent registered public accounting firm. Shareholder ratification of the appointment of KPMG LLP does not limit the authority of the Audit Committee to change Antero’s independent registered public accounting firm at any time.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS ANTERO’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020.

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AUDIT MATTERS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934 , as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Audit Committee Report

Pursuant to its charter, the Audit Committee’s principal functions include the duty to: (i) oversee the accounting and financial reporting process of Antero and audits of Antero’s financial statements (ii) oversee the appointment, compensation, retention and oversight of the work of the independent auditors hired for the purpose of issuing an audit report or performing other audit, review or attest services for Antero; (iii) pre-approve audit or non-audit services proposed to be rendered by Antero’s independent registered public accounting firm; (iv) annually review the qualifications and independence of the independent registered public accounting firm’s engagement partner and other senior personnel who are providing services to Antero; (v) review with management and the independent registered public accounting firm Antero’s annual and quarterly financial statements, earnings press releases, and financial information and earnings guidance provided to analysts and ratings agencies; (vi) ratify certain related party transactions as set forth in Antero’s Related Persons Transactions Policy; (vii) review with management Antero’s major financial risk exposures; (viii) assist the Board in monitoring compliance with legal and regulatory requirements; (ix) prepare the report of the Audit Committee for inclusion in Antero’s proxy statement; and (x) annually review and reassess its performance and the adequacy of its charter.

While the Audit Committee has the responsibilities and powers set forth in its charter, and Antero’s management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Antero’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

In performing its oversight role, the Audit Committee has reviewed and discussed Antero’s audited financial statements with management and the independent registered public accounting firm.

The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable standards and regulations of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has received the written disclosures and the written statement from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also has considered whether the provision of non-audit services by the independent registered public accounting firm to Antero is compatible with maintaining the firm’s independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board that Antero’s audited financial statements for the year ended December 31, 2019, be included in the Form 10-K, which was filed with the SEC on February 12, 2020. As recommended by the NYSE’s corporate governance rules, the Audit Committee also considered whether, to ensure continuing auditor independence, it would be advisable to regularly rotate Antero’s independent registered public accounting firm. The Audit Committee has concluded that the current benefits to Antero from continued retention of KPMG LLP warrant retaining the accounting firm as Antero’s independent registered public accounting firm for the year ending December 31, 2020. The Audit Committee will continue to review this issue on an annual basis.

Members of the Audit Committee*:

Paul J. Korus (Chairman)
Benjamin A. Hardesty
Thomas B. Tyree, Jr.

*	Includes all members of the Audit Committee as of the time the Audit Committee Report was approved for inclusion in this proxy statement.

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Audit and Other Fees

The table below sets forth the aggregate fees and expenses billed by KPMG LLP for the last two fiscal years to Antero (in thousands):

	For the Years Ended December 31
	2018	2019
Audit Fees(1)
Audit and Quarterly Reviews	$2,095	$1,495
Other Filings	153	–
SUBTOTAL	2,248	1,495
Audit-Related Fees(2)	–	100
Tax Fees	–	–
All Other Fees	–	–
TOTAL	$2,248	$1,595
(1)	Includes the audit of Antero’s annual consolidated financial statements included in the Annual Report on Form 10-K and internal controls over financial reporting and review of Antero’s quarterly financial statements included in Quarterly Reports on Form 10-Q.
(2)	Represents fees related to other filings.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the independent registered public accounting firm’s fees for audit, audit-related, tax and other services. The Chairman of the Audit Committee has the authority to grant pre-approvals up to a certain limit, provided such approvals are within the pre-approval policy and are ratified by the Audit Committee at a subsequent meeting. For the year ended December 31, 2019, the Audit Committee approved 100% of the services described above.

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ITEM THREE:	ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our policies are conceived with the intention of attracting and retaining highly qualified individuals capable of contributing to the creation of value for our shareholders. Our compensation program for 2019 was designed to be competitive with market practices and align the interests of our Named Executive Officers with those of Antero and its shareholders.

Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy for calendar year 2019. The Compensation Committee and the Board believe that our compensation practices for 2019 were effective in implementing our guiding principles.

Pursuant to Section 14A of the Exchange Act, we are submitting this annual proposal to our shareholders for an advisory vote to approve the compensation of our Named Executive Officers. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express their views on the compensation of our Named Executive Officers for 2019. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers for 2019 and the principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of Antero Resources Corporation approve, on an advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2020 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosures.”

As this is an advisory vote, the result is not likely to affect previously granted compensation. The Compensation Committee will consider the outcome of the vote when evaluating our compensation practices going forward.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides details on the following matters:

•	Our 2019 say-on-pay advisory vote;
•	Our 2019 executive compensation program and the compensation awarded under that program;
•	Material actions taken with respect to our 2020 executive compensation program; and
•	Pertinent executive compensation policies.

2019 NAMED EXECUTIVE OFFICERS

Name	Principal Position
Paul M. Rady	Chairman of the Board and Chief Executive Officer
Glen C. Warren, Jr.	Director, President, Chief Financial Officer and Secretary
Alvyn A. Schopp	Chief Administrative Officer, Regional Senior Vice President and Treasurer
Michael N. Kennedy	Senior Vice President—Finance
W. Patrick Ash	Senior Vice President—Reserves, Planning and Midstream(1)
Kevin J. Kilstrom	Former Senior Vice President—Production(2)
(1)	Effective June 10, 2019, Mr. Ash was promoted from Vice President—Reservoir Engineering and Planning to Senior Vice President—Reserves, Planning and Midstream.
(2)	Effective August 16, 2019, Mr. Kilstrom retired as Senior Vice President—Production.

2019 Say-on-Pay Advisory Vote

At the Company’s 2019 annual meeting, the stockholders of the Company were asked to approve, on an advisory basis, the compensation of the Named Executive Officers. Advisory votes in favor of our executive compensation program were cast by over 97% of the shares of common stock of the Company counted as present and entitled to vote at the Company’s 2019 annual meeting. The Compensation Committee took the results of the “Say on Pay” vote in account when evaluating the compensation of the Named Executive Officers in 2019. We have continued, and plan to continue, seeking to engage in shareholder outreach regarding corporate governance generally, including executive compensation programs.

Compensation Philosophy and Objectives of Our Compensation Program

Since our inception, our compensation philosophy has been predominantly focused on recruiting individuals who are motivated to help us achieve superior performance and growth. Our company was founded by entrepreneurs whose strategy was to employ high-impact executives who are extremely effective at sparking superior performance with low overhead. These highly qualified and experienced individuals have contributed to the continued success of our Company, driving a 22% compound annual growth rate in debt-adjusted net production per share, which is one of the metrics for our annual incentive cash awards, since the Company’s 2013 IPO. As a result of our historical emphasis on long-term equity-based compensation, as of April 16, 2020, our Named Executive Officers hold approximately 9.7% of our outstanding shares, which ensures they identify with the best interests of our shareholders.

Recently, we have transitioned from an entrepreneurial-based management incentive structure to a more traditional compensation program. In 2018, this transition called for us to

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make certain modifications to our compensation philosophy and attendant adjustments in our compensation program, which we have continued throughout 2019. More specifically, our goal is to focus on returns and value creation per share that will reward more disciplined capital investment, efficient operations, and free cash flow generation. In addition, for calendar year 2019, we utilized the simplified annual incentive program that focuses on four key performance metrics originally adopted in 2018. Further, for 2019, we targeted the market median for all elements of our Named Executive Officers’ compensation. We believe our compensation philosophy and practices promote a strong alignment between Named Executive Officer pay and Company performance, and deliver greater value to our shareholders as our Company continues to grow and mature.

Compensation Best Practices

The following table highlights the compensation best practices we followed during 2019 with respect to our Named Executive Officers during the time that they served as an executive officer:

What We Do
Use a representative and relevant peer group
Target the market median for all elements of Named Executive Officers’ compensation
Apply robust minimum stock ownership guidelines
Link annual incentive compensation to the achievement of objective pre-established performance goals tied to operational and strategic priorities
Evaluate the risk of our compensation programs
Use and review compensation tally sheets
Provide 100% long-term incentive awards in the form of performance-based equity
Use an independent compensation consultant
Maintain a clawback policy

What We Don’t Do
No tax gross ups for executive officers
No “single-trigger” change-in-control cash payments
No excessive perquisites
No severance arrangements for Named Executive Officers
No guaranteed bonuses for Named Executive Officers
No management contracts
No re-pricing, backdating or underwater cash buy-outs of options or stock appreciation rights
No hedging or pledging of Company stock
No separate benefit plans for Named Executive Officers
No granting of stock options with an exercise price less than the fair market value of the Company’s common stock on the date of grant

Implementing Our Compensation Program Objectives

Role of the Compensation Committee

The Compensation Committee oversees all matters of our executive compensation program and has the final decision-making authority on all executive compensation matters. Each year, the Compensation Committee reviews, modifies (if necessary), and approves our peer group, corporate goals and objectives relevant to the compensation of the CEO and other Named Executive Officers, and the executive compensation program, including performance goals for the annual cash incentive program and long-term equity awards. In addition, the Compensation Committee is responsible for reviewing the performance of the CEO and the Company’s President, Chief Financial Officer and Secretary (“President/CFO”) within the framework of our executive compensation goals and objectives. Based on this evaluation, the Compensation Committee sets the compensation of the CEO and the President/CFO.

Actual compensation decisions for individual officers are the result of a subjective analysis of a number of factors, including the individual officer’s role within our organization, performance, experience, skills or tenure with us, changes to the individual’s position, and relevant trends in compensation practices.

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The Compensation Committee also considers a Named Executive Officer’s current and prior aggregate compensation when setting future compensation. The Compensation Committee determines whether adjustments to compensation are necessary to adopt emerging best practices, reflect company performance, retain each executive or to provide additional or different performance incentives. Thus, the Compensation Committee’s decisions regarding compensation are the result of the exercise of judgment based on all reasonably available information.

Role of the Antero Midstream Compensation Committee and Allocation of Compensation Expenses

In March of 2019, the transactions contemplated by the Simplification Agreement (as defined below under the heading “Related Party Transactions—Agreements with Antero Midstream Corporation—Simplification Agreement”) were consummated. Prior to the Closing, our Named Executive Officers provided services to us, Antero Midstream Partners LP, and Antero Midstream GP LP. Our Compensation Committee historically set the compensation we paid our Named Executive Officers for the services they provided to all three entities and each of Antero Midstream Partners LP and Antero Midstream GP LP reimbursed us for the portion of that compensation attributable to the services provided to them. Following the Closing, our Named Executive Officers provide services to us and to Antero Midstream Corporation (including its consolidated subsidiaries, as applicable, “Antero Midstream”). However, as a result of the restructuring involved in the transactions contemplated by the Simplification Agreement, including our decreased ownership interest in Antero Midstream, both the Board and the board of directors of Antero Midstream determined that it was appropriate for Antero Midstream to take a more active role in setting the compensation paid to our Named Executive Officers for services provided to Antero Midstream and for the reporting of that compensation in each company’s 2020 Proxy Statement to reflect only the portion of our Named Executive Officer’s compensation attributable to each company. As a result, the Compensation Committee began to hold portions of their meetings jointly with the compensation committee of the board of directors of Antero Midstream (the “AM Compensation Committee”). During these joint meetings in the Spring of 2019, the Compensation Committee and the AM Compensation Committee discussed and established each Named Executive Officer’s aggregate total compensation for services provided to both companies, including base salary, aggregate total target annual cash incentive value, and aggregate total target long-term incentive value. Performance metrics for each company’s annual cash incentive program and the terms and provisions of all long-term incentive awards granted by each company are established separately by each of the Compensation Committee and the AM Compensation Committee.

The percentage of all non-compensation general and administrative (“G&A”) expenses reimbursed to us by Antero Midstream is calculated quarterly based on gross property and equipment, capital expenditure and labor costs, the latter of which is calculated based on an estimate of how much time each of our employees spends providing services to Antero Midstream each quarter (the “Reimbursement Percentage”). As was the case prior to the Closing, we pay all elements of cash compensation to, and provide all benefits for, our Named Executive Officers. The portion of each Named Executive Officer’s base salary that was reimbursed by Antero Midstream for 2019 was calculated using the average Reimbursement Percentage for each of the four quarters in 2019, which was 27.75% (the “2019 NEO AM Reimbursement Percentage”).

The amount of the annual cash incentive payments and the portions thereof that were reimbursed to us by Antero Midstream were calculated using a two-step process. First, each Named Executive Officer’s target annual cash incentive payment was multiplied by the 2019 NEO AM Reimbursement Percentage to calculate each Named Executive Officer’s target annual cash incentive payment for Antero Midstream (the “AM Target Bonus”). The remainder of each Named Executive Officer’s target annual cash incentive payment was classified as the target annual cash incentive payment under our annual cash incentive program (the “AR Target Bonus”). The performance levels achieved with respect to the performance metrics established by the AM Compensation Committee for the Antero Midstream annual cash incentive program are then applied to the AM Target Bonus, resulting in the actual value of the annual cash incentive paid by us on behalf of Antero Midstream and for which Antero Midstream reimburses us. The performance levels achieved with respect to the performance metrics

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established by the Compensation Committee for our annual cash incentive program are then applied to the AR Target Bonus, resulting in the actual value of the annual cash incentive paid by us pursuant to our annual cash incentive program, as discussed below under “Elements of Direct Compensation—Annual Cash Incentive Awards”.

In 2019, for all of our Named Executive Officers other than Mr. Kennedy, approximately 66% of the total target long-term incentive value was attributed to services provided to us and the remainder was attributed to services provided to Antero Midstream. This allocation was determined based on an estimate of the anticipated 2019 NEO AM Reimbursement Percentage. Because Mr. Kennedy serves as Antero Midstream’s Chief Financial Officer and Senior Vice President—Finance and our Senior Vice President—Finance, he holds a position of greater responsibility at Antero Midstream than he does at the Company. As a result, the Compensation Committee and the AM Compensation Committee weighted Mr. Kennedy’s target long-term incentive value nearly equally between the two companies, an allocation that more heavily favors Antero Midstream than the estimated 2019 NEO AM Reimbursement Percentage would have provided. A different process was used to allocate the long-term incentive compensation target value than was used to allocate the base salary or annual cash incentive target amounts for our Named Executive Officers because the long-term incentive awards were granted in the Spring of 2019, long before the 2019 NEO AM Reimbursement Percentage was known.

Antero Midstream also reimburses us for the portion of the cost of all health and welfare benefits, employer 401(k) contributions, and the limited perquisites provided to our Named Executive Officers by us that are attributable to services provided to Antero Midstream, which amount is calculated as the product of the total cost of such benefits and the 2019 NEO AM Reimbursement Percentage.

Consistent with the allocation of compensation expense for our Named Executive Officers described above, unless otherwise indicated, the information included in this Compensation Discussion and Analysis, as well as the tables that follow, only pertains to the compensation paid by us for services our Named Executive Officers provided to us in 2019. For information regarding compensation paid to our Named Executive Officers for services provided to Antero Midstream in 2019, please see the Proxy Statement filed by Antero Midstream on April 27, 2020.

Role of Management

The CEO and the President/CFO typically provide recommendations to the Compensation Committee and the AM Compensation Committee regarding the compensation levels for the other Named Executive Officers and for our executive compensation program as a whole. In making their recommendations, the CEO and the President/CFO consider each Named Executive Officer’s performance during the year, the Company’s performance during the year, compensation levels of similarly situated executives of companies with which we compete for executive talent and independent oil and gas company compensation surveys. The Compensation Committee, in joint discussion with the AM Compensation Committee, considers these recommendations when reviewing the performance of, and setting compensation for, the other executive officers.

Role of External Advisors

The Compensation Committee has the authority to retain an independent executive compensation consultant. For 2019, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“F.W. Cook”). In compliance with the SEC and NYSE disclosure requirements, the Compensation Committee reviewed the independence of F.W. Cook under six independence factors. After its review, the Compensation Committee determined that F.W. Cook was independent.

In 2019, F.W. Cook:

•	Collected and reviewed all relevant company information, including our historical compensation data and our organizational structure;

•	With input from management, confirmed the peer group of companies to use for executive compensation comparisons;

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•	Assessed our compensation program’s position relative to market for our Named Executive Officers, other vice presidents, and stated compensation philosophy;
•	Prepared a report of its analysis, findings and recommendations for our executive compensation program; and
•	Completed other ad hoc assignments, such as helping with the design of incentive arrangements.

F.W. Cook’s reports were provided to the Compensation Committee and the AM Compensation Committee in 2019 and also used by Messrs. Rady and Warren in making their recommendations to the Compensation Committee and the AM Compensation Committee.

Competitive Peer Analysis

When assessing the soundness of our compensation programs, the Compensation Committee compares the pay practices for our Named Executive Officers against the pay practices of other companies. This process recognizes our philosophy that our compensation practices should be competitive, though marketplace information is only one of the many factors we consider.

Messrs. Rady and Warren used market compensation data provided by F.W. Cook to assess the total compensation levels of our Named Executive Officers relative to market and to make recommendations to the Compensation Committee and the AM Compensation Committee. Market data is developed by comparing each executive officer’s compensation with that of similarly situated officers of companies in our Peer Group (described below) and of E&P companies in general. In determining whether an officer is similarly situated, we consider the specific responsibilities assumed by our executives and executives at other organizations, and greater weight is given to Peer Group data if a position appears comparable to the position of one of our Named Executive Officers. Otherwise, we supplement Peer Group data with industry data from the 2019 Oil and Gas E&P Industry Compensation Survey prepared by Effective Compensation, Incorporated.

Peer Group

In December 2018, F.W. Cook recommended, and after evaluation and discussion the Compensation Committee approved, a peer group for use in determining compensation for 2019 of onshore publicly traded oil and gas companies that are reasonably similar to us in terms of size and operations, which was consistent with our peer group used in determining compensation for 2018. We refer to the following 17 companies as the “Peer Group”:

•	Cabot Oil & Gas Corporation
•	Cimarex Energy Co.
•	CNX Resources Corporation
•	Concho Resources Inc.
•	Continental Resources Corporation
•	Devon Energy Corporation
•	Diamondback Energy, Inc.
•	EQT Corporation
•	Noble Energy, Inc.
•	Parsley Energy, Inc.
•	Pioneer Natural Resources Company
•	QEP Resources, Inc.
•	Range Resources Corporation
•	SM Energy Company
•	Southwestern Energy Company
•	Whiting Petroleum Corporation
•	WPX Energy, Inc.

Positioning Versus Market

As in 2018, we determined that it was appropriate to target the median of the Peer Group for base salaries, target annual cash incentive awards, and long-term equity-based incentive awards for 2019. As noted throughout this Compensation Discussion and Analysis, target compensation is only one of many factors considered by the Compensation Committee and the AM Compensation Committee when setting compensation levels for our Named Executive Officers.

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Elements of Direct Compensation

Our Named Executive Officers’ compensation for 2019 included the key components described below with respect to the compensation awarded during the time they served as our executive officers.

Pay Component	Form of Pay	How Amount is Determined	Objective
Base salary	Cash	Market-competitive amount that reflects the executive’s relative skills, responsibilities, experience and contributions	Provide a minimum, fixed level of cash compensation
Annual incentive awards	Cash	Performance against four metrics	Encourage performance that is aligned with our business strategy and that should lead to long-term shareholder value
Long-term incentive awards	100% performance share units	Three-year absolute total shareholder return	Encourage performance that delivers value to, and direct alignment with, shareholders through stock price appreciation

With respect to the compensation attributable to services provided by our Named Executive Officers to the Company, the components of our Named Executive Officers’ compensation, at target, were distributed as shown below for our CEO and our other Named Executive Officers for 2019.

Base Salaries

Base salaries are designed to provide a minimum, fixed level of cash compensation for services rendered during the year. In addition to providing a base salary that is competitive with salaries paid by other independent oil and gas exploration and production companies, the Compensation Committee, in discussion with the AM Compensation Committee, also considers whether our pay levels appropriately align each Named Executive Officer’s base salary level relative to the base salary levels of our other officers. Our objective is to have base salaries that accurately reflect each officer’s relative skills, experience and contributions to the Company. To that end, annual base salary adjustments are based on a subjective analysis of many individual factors, including:

•	the responsibilities of the officer;
•	the period over which the officer has performed these responsibilities;
•	the scope, level of expertise, and experience required for the officer’s position;
•	the strategic impact of the officer’s position; and
•	the potential future contribution and demonstrated individual performance of the officer.

In addition to the individual factors listed above, the Compensation Committee, in discussion with the AM Compensation Committee, considers our overall business performance and implementation of Company objectives when determining annual base salaries. While these metrics generally provide context for making salary decisions, base salary decisions do not depend on attainment of specific goals or performance levels and no specific weighting is given to one factor over another.

Base salaries are reviewed annually, but are not necessarily increased if the Compensation Committee, in discussion with the AM Compensation

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Committee, believes that (1) our executives are currently compensated at proper levels in light of Company performance or external market factors, or (2) an increase or addition to other elements of compensation would be more appropriate in light of our stated objectives.

In March 2019, after comparing base salary levels to those of similarly situated executives in the Peer Group, and considering the individual and business factors described above, Messrs. Rady and Warren recommended to the Compensation Committee that the Named Executive Officers other than themselves receive an increase in their respective base salaries by 7% for Messrs. Schopp and Kilstrom and 4% for Mr. Kennedy. The Compensation Committee approved this recommendation. Also in March 2019, prior to his promotion, Mr. Ash received an increase in his base salary of 3%. Additionally, in connection with his promotion, Mr. Ash received a subsequent 9% increase in his base salary. The table below reflects the portion of the base salary, following the previously described adjustments, for each Named Executive Officer allocated to the Company, as discussed above under “Implementing Our Compensation Program Objectives—Role of the Antero Midstream Compensation Committee and Allocation of Compensation Expenses.”

Executive Officer	Allocated Base Salary
Paul M. Rady	$619,905
Glen C. Warren, Jr.	$466,013
Alvyn A. Schopp	$343,188
Michael N. Kennedy	$289,000
W. Patrick Ash	$263,713
Kevin J. Kilstrom(1)	$343,188
(1)	Effective August 16, 2019, Mr. Kilstrom retired as Senior Vice President—Production.

Annual Cash Incentive Awards

Purpose and Operation

Annual cash incentive payments, which we also refer to as cash bonuses, are a key component of each Named Executive Officer’s annual compensation package. The annual incentive plan is based on a balanced scorecard that is used to measure our performance.

The Compensation Committee, in discussion with the AM Compensation Committee, adopted bonus targets for each of the Named Executive Officers, expressed as a percentage of base salary. The Compensation Committee, in discussion with the AM Compensation Committee, also considered our compensation strategy of providing incentive compensation opportunities that are competitive with the market median in setting the 2019 bonus targets. The Named Executive Officers have the opportunity to earn up to 150% of their individual bonus targets. The Company’s allocated portion, as discussed above under “Implementing Our Compensation Program Objectives—Role of the Antero Midstream Compensation Committee and Allocation of Compensation Expense,” of the annual incentive targets for each of the Named Executive Officers is set forth below:

Executive Officer	2019 Target Bonus (as a % of base salary)
Paul M. Rady	120%
Glen C. Warren, Jr.	100%
Alvyn A. Schopp	85%
Michael N. Kennedy	85%
W. Patrick Ash	80%
Kevin J. Kilstrom(1)	85%
(1)	Effective August 16, 2019, Mr. Kilstrom retired as Senior Vice President—Production.

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Performance Metrics

For 2019, the Compensation Committee maintained the structure of our existing annual incentive program, which was altered in 2018 to provide objectively determinable payouts, which we believe increases transparency and motivates our Named Executive Officers to accomplish specific objectives. In addition, the Compensation Committee reduced the maximum payout opportunity from 200% of target to 150% of target. This structure is intended to provide payout levels that are consistent with our shareholders’ investment experience. The Compensation Committee selected the four metrics described below for the 2019 fiscal year under our annual incentive plan. These metrics, which were specifically chosen for their importance in supporting the strategic initiatives we established for 2019, are weighted equally in calculating annual bonuses.

The following table shows the results of the 2019 annual incentive program:

Weighting Factor	Selected Metrics	Threshold Performance	Target Performance	Maximum Performance	Actual Performance	Performance Score (% of Target)	Weighted Score
25%	Debt-Adjusted Net Production Growth per Share(1)	15%	17.5%	20%	22%	150%	37.5%
25%	Net Debt/EBITDAX(2)	2.75x	2.50x	2.25x	3.00x	0%	0%
25%	Free Cash Flow(3)	$(225 million)	$(100 million)	$25 million	$ (280 million)	0%	0%
25%	Safety and Environmental(4)	0.700 TRIR	0.580 TRIR	0.475 TRIR	0.285 TRIR	150%	12.5%
		0.120 LTIR	0.080 LTIR	0.030 LTIR	0.026 LTIR	150%	12.5%
		—	0 Notices	—	0 Notices	100%	8.333%
100%						TOTAL	70.833%

(1)	Debt-Adjusted Net Production Growth per Share
Definition. Annual production volumes divided by debt-adjusted shares. Debt-adjusted shares represent current shares outstanding plus the quotient of total debt at year end 2019, divided by the weighted average share price during 2019.
Rationale. Production volumes are critical to our profitability. Measuring those volumes on a debt-adjusted per-share basis motivates management to produce those volumes in a capital-efficient manner.
(2)	Net Debt/EBITDAX
Definition. Year-end 2019 net debt divided by 2019 full-year adjusted EBITDAX.
Rationale. Managing the balance sheet leverage is essential for growing the business efficiently. Net Debt/EBITDAX is a key debt coverage ratio that motivates management to minimize debt relative to cash flow.
(3)	Free Cash Flow
Definition. Stand-alone E&P adjusted operating cash flow, less stand-alone E&P drilling and completion capital, less land maintenance capital.
Rationale. Measuring and rewarding Free Cash Flow directly supports our go-forward strategy of sustainable free cash flow growth by motivating management to optimize operating cash flow relative to upstream capital budgets.
(4)	Safety and Environmental
Definition. The Company measured performance in the Safety and Environmental performance category through several lagging indicators:
• Lost Time Incident Rate (“LTIR”). This metric refers to the number of lost time injuries (i.e., work-related injuries that result in an employee being unable to perform normal work duties the work day following the injury event). LTIR is calculated first by multiplying the total number of lost time injuries by 200,000, and then dividing that product by the number of labor hours for the recording period.
• Total Recordable Incident Rate (“TRIR”). This metric refers to the number of OSHA recordable injuries/illnesses (i.e., work-related injuries/illnesses that result in medical intervention beyond first aid). TRIR is calculated first by multiplying the total number of recordable injuries/illnesses by 200,000, and then dividing that product by the number of labor hours for the recording period.
• Environmental. Performance with respect to this metric is attained if there are no major environmental related Notices of Violation (fines not exceeding $100,000) occurring during the measurement period.
In addition, the Company monitored several leading indicators in determining performance for the Safety and Environmental performance category. Leading indicators are proactive, preventative and predictive measures that provide current information regarding the effective performance, activities and processes of a Safety and Environmental system that may help identify, eliminate or control risks in the workplace. Management reviewed the progress of each leading indicator throughout 2019 and assessed if performance was adequate in light of the Company’s operation. These leading indicators include: HSSE training, Operational Safety Steering Team activities, Corrective Action/Preventative Action closeout, Environmental Compliance Audit Score, Operational Risk Register Reviews, and Field Safety Committee meeting compliance.
Rationale. Maintaining a safe work environment and sustainable environmental record is critical to the success of the business and execution of our strategy. Measuring safety and environmental metrics motivates all participants to maintain focus on these metrics.
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2019 Annual Incentive Program Payouts

The Compensation Committee evaluated the 2019 annual incentive scorecard and considered the factors noted above. Our performance for 2019 resulted in a payout calculation of 70.833%. We are aware that equity prices for E&P companies remain depressed, the Compensation Committee reduced the payouts for Messrs. Rady and Warren from 70.833% to approximately 64% of their target bonuses. No adjustments were made to the bonuses for the other Named Executive Officers, and there were no adjustments for individual performance. As adjusted, we believe that the results of our annual incentive program are appropriate and aligned with the performance of the Company. Payments under the annual incentive plan will help us to retain and reward the executive team that is responsible for our success. The Compensation Committee approved 2019 annual incentive bonuses paid in March 2020 in the amounts shown below for the Named Executive Officers.

Executive Officer	2019 Target Bonus ($)	Performance Achievement Level (Percentage of Target)	Adjusted Performance Achievement Level (Percentage of Target)	Actual 2019 Bonus ($)
Paul M. Rady	743,886	70.833%	64.21%	477,665
Glen C. Warren, Jr.	466,013	70.833%	64.23%	299,337
Alvyn A. Schopp	291,709	70.833%	70.833%	206,627
Michael N. Kennedy	245,650	70.833%	70.833%	174,002
W. Patrick Ash	210,970	70.833%	70.833%	149,437
Kevin J. Kilstrom	291,709	—		—	(1)
(1)	As a result of his retirement in August 2019, Mr. Kilstrom was not eligible to receive a payout under the 2019 annual incentive program.

Long-Term Equity-Based Incentive Awards

Target Value of Long-Term Incentive Awards

In 2019, the Compensation Committee, in discussion with the AM Compensation Committee, determined that it was appropriate for the target value of the equity awards granted to our Named Executive Officers to target the 50th percentile of long-term incentive awards granted to executive officers of the members of our Peer Group. As discussed above under “Implementing Our Compensation Program Objectives—Role of the Antero Midstream Compensation Committee and Allocation of Compensation Expenses,” the portion of this target value that was allocated to the Company determined the size of the long-term incentive awards granted to our Named Executive Officers in 2019, as set forth in the table below:

Executive Officer	2019 Allocated Target Long-Term Incentive Value(1)
Paul M. Rady	$4,400,000
Glen C. Warren, Jr.	$1,800,000
Alvyn A. Schopp	$900,000
Michael N. Kennedy	$700,000
W. Patrick Ash	$400,000
Kevin J. Kilstrom(2)	$900,000
(1)	The amounts set forth in this column differ from the amounts set forth under the “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal Year 2019” below, as these amounts were set by the Compensation Committee and then divided by the closing price on the applicable date of grant to determine the number of restricted stock units and target performance share units to be granted. The amounts set forth under “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal Year 2019” below reflect the grant date fair value of the number of restricted stock units and target performance share units granted, as computed in accordance with FASB ASC Topic 718, resulting in a higher value attributable to the grants under those tables.
(2)	Effective August 16, 2019, Mr. Kilstrom retired as Senior Vice President—Production.

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Long-Term Incentive Awards Granted in 2019

All long-term incentive awards for our Named Executive Officers, other than for Mr. Ash, were in the form of performance share units granted under the AR LTIP. Prior to his appointment as Senior Vice President—Reserves, Planning & Midstream and as an executive officer of the Company, Mr. Ash received one-half of his award in the form of restricted stock units, which vest ratably on each of the first four anniversaries of the date of grant, and one-half of his award in the form of performance share units. The number of performance share units and restricted stock units granted to our Named Executive Officers in 2019 are described more fully under “Grants of Plan-Based Awards for Fiscal Year 2019 ” below.

All of the performance share units granted in 2019 were based on absolute total shareholder return, or “TSR.”. The Compensation Committee selected absolute TSR in order to provide for a rigorous framework that rewards the Named Executive Officers for improving absolute stock price. The Compensation Committee determined to focus solely on absolute TSR, as it more directly aligns the incentive for our Named Executive Officers to our investors’ experience given depressed stock prices.

In order to achieve payout under the TSR PSUs, the Company’s absolute TSR must be at least 50% of the target price of $10.78 (the “Target Price”), which Target Price is equal to 125% of the share price on the date of grant, at the end of the three-year performance period on April 15, 2022, with the payout determined as follows:

Performance Level	Absolute TSR	Performance Payout %
Below Threshold	< 50% of Target Price	0%
Threshold	50% of Target Price	50%
Target	Target Price	100%
Maximum	≥ 200% of Target Price	200%

Other Benefits

Health and Welfare Benefits

Our Named Executive Officers are eligible to participate in all of our employee health and welfare benefit arrangements on the same basis as other employees (subject to applicable law). These arrangements include medical, dental and disability insurance, as well as health savings accounts.

We provide these benefits in order to ensure that we can competitively attract and retain officers and other employees. This is a fixed component of compensation, and these benefits are provided on a non-discriminatory basis to all employees.

Retirement Benefits

We maintain an employee retirement savings plan through which employees may save for retirement or future events on a tax-advantaged basis. Participation in the 401(k) plan is at the discretion of each individual employee, and our Named Executive Officers participate in the plan on the same basis as all other employees. The plan permits us to make discretionary matching and non-elective contributions.

During 2019, the Company matched 100% of the first 6% of eligible compensation that employees contribute to the plan, as such contributions are limited by applicable laws and the terms of the 401(k) plan. These matching contributions are immediately fully vested. Antero Midstream reimburses the Company for a portion of these matching contributions as a general and administrative expense.

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Perquisites and Other Personal Benefits

We believe the total mix of compensation and benefits provided to our Named Executive Officers is currently competitive. Therefore, perquisites do not play a significant role in our Named Executive Officers’ total compensation.

2020 Compensation Decisions

Responsiveness to Current Economic Environment

This Proxy Statement relates to compensation and performance in 2019 and prior years, neither of which were affected by the unprecedented disruption the economy and our industry is currently facing. Given the market uncertainty and share price volatility since February of 2020, the Board and the Compensation Committee have done the following to be responsive to stockholders:

•	Approved no 2020 salary increases for our Named Executive Officers;
•	Deferred approval of the 2020 short-term incentive plan program, including performance targets and goals; and
•	Deferred 2020 long-term incentive plan annual grants to all AR LTIP participants, including our Named Executive Officers (other than to Messrs. Schopp, Kennedy and Ash, to whom the Compensation Committee does not plan to grant annual awards during 2020 as a result of their receipt of the retention awards described below in January 2020).

2020 Targeted Retention Actions

In January 2020, our Compensation Committee approved retention awards to Messrs. Schopp, Kennedy and Ash, which were comprised of restricted stock units and cash awards. For Mr. Schopp, these awards vest over the course of two years and for Mr. Kennedy and Ash they vest over three years. The Compensation Committee believes that these awards are imperative to help us succeed in implementing our short- and long-term business plans in the current environment of lower commodity prices and challenging capital markets by retaining these key executives. The retention awards were comprised of restricted stock units and cash awards because they generally have the strongest retentive properties.

Messrs. Schopp, Kennedy and Ash are uniquely qualified to execute our goals due to their institutional knowledge, strategic insight and unique skill sets. We feel this retention program adds a level of assurance to achieve our corporate objectives and maintain continuity, which we deem critical at this time.

Mr. Schopp has been an integral member of our senior management team for over 16 years. We believe that he is vital to our continued contract negotiations and regulatory and litigation management as a result of his experience and knowledge of ongoing matters and negotiations, the breadth of his industry contacts, and his past litigation success. The awards were designed to motivate Mr. Schopp to lead certain ongoing projects to a successful completion as well as prepare a succession team to seamlessly take over his work following his eventual retirement.

Mr. Kennedy is a critical player in developing our financial plan and financial risk mitigation strategy for the next several years. Further, Mr. Kennedy continues to provide valuable tactical advice related to budget management, forecasting and finance for the Company.

Mr. Ash is one of the chief architects of our development program. He plays a key role in development of our annual business outlook and ensuring delivery of an accurate and timely annual audited reserve report, upon which our financial and operational plans are built.

We strongly believe that our people are our greatest asset and that consistent leadership through challenging economic times is critical.

The Compensation Committee does not plan to grant additional annual long-term equity incentive awards to Messrs. Schopp, Kennedy and Ash during 2020 as a result of their receipt of the 2020 retention awards.

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Other Matters

Employment, Severance or Change-in-Control Agreements

We do not maintain any employment, severance or change-in-control agreements with any of our Named Executive Officers.

As discussed below under “Potential Payments Upon a Termination or a Change in Control,” any of Messrs. Rady, Warren, Schopp, Kennedy or Ash could be entitled to receive accelerated vesting of his performance share units and restricted stock units in the Company that remain unvested upon his termination of employment with us under certain circumstances or upon the occurrence of certain corporate events.

Stock Ownership Guidelines

Under our stock ownership guidelines adopted in 2013, our executive officers are required to own a minimum number of shares of our common stock within five years of the adoption of the guidelines, or within five years of becoming an executive officer. In particular, each of our executive officers is required to own shares of our common stock having an aggregate fair market value equal to at least a designated multiple of the executive officer’s base salary. The guidelines for executive officers are set forth in the table below.

Officer Level	Ownership Guideline
Chief Executive Officer, President, and Chief Financial Officer	5x annual base salary
Vice President	3x annual base salary
Other Officers (if applicable)	1x annual base salary

Compliance with these guidelines is measured as of June 30 of each year. If an individual covered by the ownership guidelines has satisfied the guidelines on a prior determination date, a decrease in our stock price without a sale of shares will not result in non-compliance on a subsequent determination date. As of June 30, 2019, all of our Named Executive Officers who have been executive officers for at least five years, except Mr. Kilstrom, who has since retired, were in compliance with these guidelines. As of June 30, 2019, Messrs. Kennedy and Ash had not been executive officers for at least five years and had time remaining to achieve the requisite ownership levels. Consistent with our stock ownership guidelines, any noncompliance may be taken into account by the Compensation Committee when making future compensation or promotion decisions, to the extent the Compensation Committee determines is appropriate.

These stock ownership guidelines are designed to align our executive officers’ interests more closely with those of our shareholders. The chart below shows the significant levels of stock ownership of our Named Executive Officers and the ratio of their ownership to their respective base salaries. We believe the high level of ownership demonstrates significant alignment with our shareholders.

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Shares directly and beneficially owned by our Named Executive Officers count towards satisfaction of our stock ownership guidelines. Vested and unvested stock options, unvested restricted stock units, and other conditional equity-based awards (including performance-based awards) do not count towards satisfaction of our stock ownership guidelines. However, for purposes of the chart above, unvested restricted stock units held by our Named Executive Officers are included. Values reported in the chart above are as of June 30, 2019, the measurement date for our stock ownership guidelines.

Tax and Accounting Treatment of Executive Compensation Decisions

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally imposes a $1 million limit on the amount of compensation paid to “covered employees” (as defined in Section 162(m)) that a public corporation may deduct for federal income tax purposes in any year. The “Tax Cuts and Jobs Act,” enacted in 2017, repealed the performance-based compensation exception to the Section 162(m) deduction limitation for tax years beginning after December 31, 2017. In addition, the Tax Cuts and Jobs Act generally expanded the scope of who is considered a “covered employee.” With these changes, compensation paid to certain of our executives will be subject to the $1 million per year deduction limitation imposed by Section 162(m) unless such compensation qualifies for the transition relief applicable to certain compensation arrangements in place as of November 2, 2017. While we will continue to monitor our compensation programs in light of the deduction limitation imposed by Section 162(m), our Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of the Company and our shareholders. As a result, we have not adopted a policy requiring that all compensation be fully deductible. The Compensation Committee may conclude that paying compensation at levels in excess of the limits under Section 162(m) is nevertheless in the best interests of the Company and our shareholders. It is likely that the Company will not be able to deduct for federal income tax purposes a portion of the compensation paid to our Named Executive Officers in 2019.

Many other Code provisions and accounting rules affect the payment of executive compensation and are generally taken into consideration as our compensation arrangements are developed. Our goal is to create and maintain compensation arrangements that are efficient, effective and in full compliance with these requirements.

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Risk Assessment

We have reviewed our compensation policies and practices to determine if they create risks that are reasonably likely to have a material adverse effect on our Company. In connection with this risk assessment, we reviewed the design of our compensation and benefits program and related policies and determined that certain features of our programs and corporate governance generally help mitigate risk. Among the factors considered were the mix of cash and equity compensation, the balance between short- and long-term objectives of our incentive compensation, the degree to which programs provide for discretion to determine payout amounts, and our general governance structure.

Our Compensation Committee believes that our approach of evaluating overall business performance and implementation of company objectives assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk-management practices.

•	The Compensation Committee believes our overall compensation program provides a reasonable balance between short- and long-term objectives, which helps mitigate the risk of excessive risk-taking in the short term.
•	The metrics that determine ultimate value awarded under our incentive compensation programs are associated with total company value. We do not believe these metrics create pressure to meet specific financial or individual performance goals.
•	The performance criteria reviewed by the Compensation Committee in determining cash bonuses are based on overall performance relative to continually evolving objectives, and the Compensation Committee uses its subjective judgment in setting bonus levels for our officers. This is consistent with the Compensation Committee’s belief that applying company-wide objectives encourages decision-making that is in the best long-term interests of our Company and our stakeholders as a whole.
•	The multi-year vesting of our equity awards discourages excessive risk-taking and undue focus on short-term gains that may not be sustainable.

Due to the foregoing program features, the Compensation Committee concluded that our compensation policies and practices for all employees, including our Named Executive Officers, are not reasonably likely to have a material adverse effect on the Company.

Tally Sheets

The Compensation Committee and the AM Compensation Committee use tally sheets as a reference point in reviewing and establishing our Named Executive Officers’ compensation. The tally sheets provide a holistic view of all material elements of our Named Executive Officers’ compensation, including base salary, annual cash incentive awards, long-term equity incentive awards and indirect compensation such as perquisites and retirement benefits, including the portions of such compensation that are paid for services provided to Antero Midstream. Tally sheets also demonstrate the amounts each executive could potentially receive under various termination and change in control scenarios, as well as a summary of all shares beneficially owned.

Hedging and Pledging Prohibitions

Our Insider Trading Policy prohibits our Named Executive Officers from engaging in speculative transactions involving our common stock, including buying or selling puts or calls, short sales, purchases of securities on margin, or otherwise hedging the risk of ownership of such securities. The Insider Trading Policy also prohibits our Named Executive Officers from pledging shares of such securities as collateral.

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Clawback Policy

We have adopted a general clawback policy covering long-term incentive award plans and arrangements. The clawback policy applies to our current Named Executive Officers as well as certain of our former Named Executive Officers. Generally, recoupment of compensation would be triggered under the policy in the event of a financial restatement caused by fraud or intentional misconduct. In the event of such misconduct, we may recoup performance-based equity compensation that was granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure during the period in which such misconduct took place. The clawback policy gives the policy administrator discretion to determine whether a clawback of compensation should be initiated in any given case, as well as the discretion to make other determinations, including whether a covered individual’s conduct meets a specified standard, the amount of compensation to be clawed back, and the form of reimbursement to the Company.

In order to comply with applicable law, the clawback policy may be updated or modified once the SEC adopts final clawback rules pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. In addition, the AR LTIP generally provides that, to the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Compensation Committee, all awards under the AR LTIP are subject to the provisions of any clawback policy the Company implements.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Board of Directors has determined that the Compensation Discussion and Analysis shall be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Compensation Committee Members*:

Robert J. Clark, Chairman
Vicky Sutil
Thomas B. Tyree, Jr.

*	Includes all members of the Compensation Committee as of the time the Compensation Committee Report was approved for inclusion in this Proxy Statement .

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities during the fiscal years ended December 31, 2019, 2018 and 2017. Unlike in 2017 and 2018, for 2019, the table reflects only the portion of the compensation earned by our Named Executive Officers attributable to their services to the Company and does not include compensation earned for services provided to Antero Midstream or its subsidiaries. As a result, the compensation included for 2019 is lower than the compensation included for 2017 and 2018. See above under “Compensation Discussion and Analysis—Implementing Our Compensation Program Objectives—Role of the Antero Midstream Compensation Committee and Allocation of Compensation Expenses” for further discussion of the allocation methodology used.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Paul M. Rady (Chairman of the Board of Directors and Chief Executive Officer)	2019	619,905	—	4,743,194	477,665	12,138	5,852,902
	2018	858,000	—	7,520,882	753,140	11,000	9,143,022
	2017	853,833	823,680	8,240,720	—	10,800	9,929,033
Glen C. Warren, Jr. (Director, President, Chief Financial Officer and Secretary)	2019	466,013	—	1,940,396	299,337	12,138	2,717,884
	2018	645,000	—	3,076,725	471,810	11,000	4,204,534
	2017	641,833	516,000	5,493,827	—	10,800	6,662,460
Alvyn A. Schopp (Chief Administrative Officer,Regional Sr. Vice President and Treasurer)	2019	339,570	—	970,198	206,627	12,138	1,528,533
	2018	442,800	—	1,538,352	276,661	11,000	2,268,813
	2017	429,833	367,200	2,032,733	—	10,800	2,840,566
Michael N. Kennedy (Sr. Vice President—Finance)	2019	287,344	—	754,597	174,002	22,470	1,238,413
	2018	384,375	—	1,538,352	240,157	11,000	2,173,884
	2017	373,167	300,000	2,032,733	—	10,800	2,716,700
W. Patrick Ash(6)	2019	252,532	—	415,602	149,437	12,138	829,709
(Sr. Vice President—Reserves, Planning & Midstream)
Kevin J. Kilstrom(7) (Former Sr. Vice President—Production)	2019	218,379	—	970,198	—	12,138	1,200,715
	2018	442,800	—	1,538,352	276,661	11,000	2,268,813
	2017	429,833	367,200	2,032,733	—	10,800	2,840,566

(1)	The amounts in this column may differ from those reported above under “Compensation Discussion and Analysis—Elements of Direct Compensation—Base Salaries” due to the fact that adjustments to the base salaries of our Named Executive Officers for the 2019 fiscal year took effect on March 1, 2019.
(2)	The annual incentive program implemented in 2019 is intended to incentivize our Named Executive Officers to achieve specific performance goals throughout the year, and, as a result, such amounts earned under the annual incentive program for 2019 are reported in the “Non-Equity Incentive Plan Compensation” column, rather than the “Bonus” column.
(3)	The amounts in this column represent the grant date fair value of restricted stock unit awards and performance share unit awards granted to the Named Executive Officers pursuant to the AR LTIP, each as computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements for additional detail regarding assumptions underlying the value of these equity awards.
(4)	The amounts in this column represent the cash bonus paid to each Named Executive Officer under our 2019 annual incentive program.
(5)	The amounts in this column represent the Company’s allocated portion of the amount of the Company’s 401(k) match for fiscal 2019 for each participating Named Executive Officer. Additionally, for Mr. Kennedy, this amount includes $10,332, which is the Company’s allocated portion of the cost of financial services provided to Mr. Kennedy by Ayco Financial Planning and Consulting during 2019. Each of our Named Executive Officers also received certain sports and entertainment tickets, but such tickets resulted in no incremental cost to the Company.
(6)	Effective June 10, 2019, Mr. Ash was promoted from Vice President—Reservoir Engineering and Planning to Senior Vice President—Reserves, Planning and Midstream.
(7)	Effective August 16, 2019, Mr. Kilstrom retired as Senior Vice President—Production.

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Grants of Plan-Based Awards for Fiscal Year 2019

The table below sets forth the awards granted to our Named Executive Officers during 2019, including awards under the 2019 annual cash incentive plan and the performance share units and restricted stock units granted under the AR LTIP.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($)(4)
Paul M. Rady		371,943	743,886	1,115,829
TSR PSUs(5)	4/15/19				256,112	512,224	1,024,448		4,743,194
Glen C. Warren, Jr.		233,006	466,013	699,019
TSR PSUs(5)	4/15/19				104,773	209,546	419,092		1,940,396
Alvyn A. Schopp		145,855	291,709	437,564
TSR PSUs(5)	4/15/19				52,387	104,773	209,546		970,198
Michael N. Kennedy		122,825	245,650	368,475
TSR PSUs(5)	4/15/19				40,745	81,490	162,980		754,597
W. Patrick Ash		105,485	210,970	316,455
TSR PSUs(5)	4/15/19				11,642	23,283	46,566		215,601
RSUs(6)	4/15/19							23,283	200,001
Kevin J. Kilstrom		145,855	291,709	437,564
TSR PSUs(5)	4/15/19				52,387	104,773	209,546		970,198

(1)	These columns reflect the threshold, target and maximum amount that may be earned under our 2019 annual incentive plan.
(2)	These columns reflect the threshold, target and maximum number of shares of the Company that may be earned under performance share unit awards granted on April 15, 2019.
(3)	This column reflects the number of restricted stock unit awards granted on April 15, 2019.
(4)	The amounts in this column represent the grant date fair value of restricted stock unit awards and performance share unit awards granted to the Named Executive Officers pursuant to the AR LTIP, as computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements for additional detail regarding assumptions underlying the value of these equity awards.
(5)	These TSR PSUs granted on April 15, 2019 are earned (or not) based upon our three-year absolute TSR performance. Pursuant to the TSR PSUs, our Named Executive Officers are eligible to receive threshold, target and maximum payouts of 50%, 100% and 200%, respectively, of the target amount of TSR PSUs awarded. In order to achieve threshold, target and maximum payouts under the TSR PSUs, the Company’s absolute TSR performance must be at or over 50% of the Target Price, 100% of the Target Price or 200% of the Target Price, respectively.
(6)	These restricted stock units granted on April 15, 2019 are subject to ratable vesting on the first four anniversaries of the date of grant.

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Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards for Fiscal Year 2019 table.

Performance Share Units

The Compensation Committee granted performance share unit awards to each of our Named Executive Officers in April 2019. The performance share unit awards will be earned based upon our three-year absolute TSR. The applicable Named Executive Officer must remain continuously employed by us from the grant date through the applicable vesting date. All of the performance share unit awards will also vest in full upon a termination of a Named Executive Officer’s employment due to his death or disability. The potential acceleration and forfeiture events related to these performance share units are described in greater detail under the heading “Potential Payments Upon Termination or Change in Control” below.

Restricted Stock Units

The Compensation Committee granted restricted stock unit awards to Mr. Ash in April 2019. The restricted stock units vest ratably on the first four anniversaries of the date of grant, if Mr. Ash remains continuously employed by us from the grant date through the applicable vesting date. All of the restricted stock unit awards will also vest in full upon a termination of Mr. Ash’s employment due to his death or disability. The potential acceleration and forfeiture events related to these restricted stock units are described in greater detail under the heading “Potential Payments Upon Termination or Change in Control” below.

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Outstanding Equity Awards at 2019 Fiscal Year-End

The following table provides information concerning equity awards granted by the Company to our Named Executive Officers that had not vested as of December 31, 2019.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Paul M. Rady
Restricted Stock Units(3)					57,693	164,425
Performance Share Units(4)							504,624	1,438,178
Stock Options	—	100,000	50.00	4/15/25
Glen C. Warren, Jr.
Restricted Stock Units(3)					38,462	109,617
Performance Share Units(4)							229,425	653,861
Stock Options	—	66,667	50.00	4/15/25
Alvyn A. Schopp
Restricted Stock Units(3)					14,324	40,823
Performance Share Units(4)							240,312	684,889
Stock Options	—	25,000	50.00	4/15/25
Michael N. Kennedy
Restricted Stock Units(3)					14,324	40,823
Performance Share Units(4)							95,336	271,708
Stock Options	—	25,000	50.00	4/15/25
Stock Options	—	60,000	54.15	10/16/23
W. Patrick Ash
Restricted Stock Units(3)					38,382	109,389
Performance Share Units(4)							11,642	33,180
Kevin J. Kilstrom(5)

(1)	The amounts reflected in this column represent the market value of our common stock underlying the unvested restricted stock unit awards held by the Named Executive Officers, computed based on the closing price of our common stock on December 31, 2019, which was $2.85 per share.
(2)	The amounts reflected in this column represent the market value of our common stock underlying the performance share units reported in the preceding column, computed based on the closing price of our common stock on December 31, 2019, which was $2.85 per share.
(3)	Except as otherwise provided in the applicable award agreement, (i) the unvested restricted stock unit awards granted in 2016 vested on April 15, 2020, (ii) the unvested restricted stock unit awards granted in 2017 vested or will vest ratably on April 15, 2020 and April 15, 2021, (iii) the unvested restricted stock unit awards granted in 2018 vested or will vest ratably on January 15, 2020, January 15, 2021 and January 15, 2022, and (iv) the unvested restricted stock unit awards granted in 2019 vested or will vest ratably on each of April 15, 2020, April 15, 2021, April 15, 2022 and April 15, 2023, in each case, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through the applicable vesting date.
(4)	This row includes outstanding performance share units as set forth below. The amounts included in the parentheticals reflect (i) the threshold number of performance share units for the awards that vest based on our relative TSR or absolute TSR, or a combination thereof, because performance as of December 31, 2019 was below the threshold for payout of these awards; (ii) the threshold number of the performance share units for the awards that vest based on return on capital employed (“ROCE”) because performance as of December 31, 2019 was below the threshold for payout of these awards; and (iii) the number of unearned performance share units granted in 2016 as special retention awards for which the applicable stock price hurdle has not been achieved. The actual number of shares earned pursuant to performance share units may vary substantially from the amounts set forth above based on actual performance through the end of the applicable performance period.

•	In 2016 as a special retention award to Mr. Schopp (133,334), which vest based upon achievement of certain stock price hurdles.

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•	In 2017 to Mr. Rady (89,245), Mr. Warren (59,497), Mr. Schopp (22,014), and Mr. Kennedy (22,014), that were forfeited following the Compensation Committee’s determination of our relative three-year TSR achievement for the performance period ending April 15, 2020, as performance was below the threshold level of achievement.
•	In 2018 to Mr. Rady (47,780), Mr. Warren (19,547), Mr. Schopp (9,773), and Mr. Kennedy (9,773), that will vest following the Compensation Committee’s determination in April 2021 of our three-year ROCE achievement for the performance period ending December 31, 2020, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through the Committee’s determination.
•	In 2018 to Mr. Rady (111,487), Mr. Warren (45,608), Mr. Schopp (22,804), and Mr. Kennedy (22,804), that will vest following the Compensation Committee’s determination of our absolute three-year TSR achievement for the performance period ending April 15, 2021, subject to adjustment based on our relative three-year TSR achievement for such performance period and so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through such date.
•	In 2019 to Mr. Rady (256,112), Mr. Warren (104,773), Mr. Schopp (52,387), Mr. Kennedy (40,745) and Mr. Ash (11,642), that will vest following the Compensation Committee ’s determination in April 2022 of our absolute three-year TSR achievement for the performance period ending April 15, 2022, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through such date.

(5)	Mr. Kilstrom held no outstanding equity awards as of December 31, 2019.

Option Exercises and Stock Vested in Fiscal Year 2019

The following table provides information concerning equity awards that vested or were exercised by our Named Executive Officers during the 2019 fiscal year.

	Option Awards(1)		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)(2)	($)(3)
Paul M. Rady	—	—	79,093	679,409
Glen C. Warren, Jr.	—	—	52,729	452,942
Alvyn A. Schopp	—	—	108,613	954,319
Michael N. Kennedy	—	—	19,724	169,429
W. Patrick Ash	—	—	5,032	55,050
Kevin J. Kilstrom(4)	—	—	58,613	512,819

(1)	There were no stock option exercises during the 2019 fiscal year.
(2)	This column reflects the number of restricted stock units and performance share units held by each Named Executive Officer that vested during the 2019 fiscal year.
(3)	The amounts reflected in this column represent the aggregate market value realized by each Named Executive Officer upon vesting of the restricted stock unit awards and performance share unit awards held by such Named Executive Officer, computed based on the closing price of our common stock on the applicable vesting date.
(4)	Effective August 16, 2019, Mr. Kilstrom retired as Senior Vice President—Production.

Pension Benefits

We do not provide pension benefits to our employees.

Nonqualified Deferred Compensation

We do not provide nonqualified deferred compensation benefits to our employees.

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Potential Payments Upon Termination or Change in Control

Restricted Stock Units, Performance Share Units and Stock Options

Any unvested restricted stock units or unvested stock options subject to time-based vesting criteria granted to our Named Executive Officers under the AR LTIP will become immediately fully vested (and, in the case of stock options, fully exercisable) if the applicable Named Executive Officer’s employment with us terminates due to his death or “disability” or in the event of a “change in control” (as such terms are defined in the AR LTIP). For performance share unit awards, any continued employment conditions will be deemed satisfied on the date of the applicable Named Executive Officer’s termination due to his death or “disability” or upon the occurrence of a “change in control,” the performance period will end on the date of such termination or “change in control,” and such performance share unit awards will be settled based on the actual level of performance achieved as of such date.

In addition, a prorated portion of any performance share units granted in 2018 and 2019 will vest upon the Named Executive Officer’s termination of employment for any reason other than for “cause,” that occurs after April 15, 2019 for the 2018 awards or after April 15, 2020 for the 2019 awards, and prior to the end of the applicable performance period, in each case, based on the number of completed 12-month periods during the applicable performance period.

For purposes of these awards, a Named Executive Officer will be considered to have incurred a “disability” if the executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of at least 12 months.

For purposes of these awards, a “change in control” generally means the occurrence of any of the following events:

•	A person or group of persons acquires beneficial ownership of 50% or more of either (a) the outstanding shares of our common stock or (b) the combined voting power of our voting securities entitled to vote in the election of directors, in each case with the exception of (i) any acquisition directly from us, (ii) any acquisition by us or any of our affiliates, or (iii) any acquisition by any employee benefit plan sponsored or maintained by us or any entity controlled by us;
•	The incumbent members of the Board cease for any reason to constitute at least a majority of the Board;
•	The consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of our assets, or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) our outstanding common stock immediately prior to such Business Combination represents more than 50% of the outstanding common equity interests and the outstanding voting securities entitled to vote in the election of directors of the surviving entity, (B) no person or group of persons beneficially owns 20% or more of the common equity interests of the surviving entity or the combined voting power of the voting securities entitled to vote generally in the election of directors of such surviving entity, and (C) at least a majority of the members of the board of directors of the surviving entity were members of the incumbent Board at the time of the execution of the initial agreement or corporate action providing for such Business Combination; or
•	Approval by our shareholders of a complete liquidation or dissolution of the Company.

For purposes of the 2018 and 2019 performance share unit awards, “cause” shall mean a finding by the Compensation Committee of the executive’s: (i) final conviction of, or plea of nolo contendere to, a crime that constitutes a felony (or state law equivalent); (ii) gross negligence or willful misconduct in the performance of the executive’s duties that would reasonably be expected to have a material adverse economic effect on us or any of our affiliates; (iii) willful failure without proper legal reason to perform the executive’s duties; or (iv) a material breach of any material provision of the applicable award agreement or any other written agreement or corporate policy or code of conduct established by us or any of our affiliates that would reasonably be expected to have a material adverse economic effect on us or any of our affiliates.

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Quantification of Benefits

The following table summarizes the compensation and other benefits that would have become payable to each Named Executive Officer assuming such Named Executive Officer was terminated either (i) as a result of his death or disability or (ii) for any reason other than cause or a change in control of the Company occurred, in each case, on December 31, 2019. The restricted stock units, performance share units and, once exercised, the stock options represent a direct interest in shares of our common stock, which had a closing price on December 31, 2019, of $2.85 per share.

	Restricted	Performance	Stock
	Stock Units	Share Units	Options	Total
Name	($)	($)(1)	($)(5)	($)
Paul M. Rady
Death; Disability	164,425	0(2)	0	164,425
Termination Other Than For Cause	N/A	0(3)	N/A	0
Change in Control	164,425	0(4)	0	164,425
Glen C. Warren, Jr.
Death; Disability	109,617	0(2)	0	109,617
Termination Other Than For Cause	N/A	0(3)	N/A	0
Change in Control	109,617	0(4)	0	109,617
Alvyn A. Schopp(6)
Death; Disability	40,823	0(2)	0	40,823
Termination Other Than For Cause	N/A	0(3)	N/A	0
Change in Control	40,823	0(4)	0	40,823
Michael N. Kennedy
Death; Disability	40,823	0(2)	0	40,823
Termination Other Than For Cause	N/A	0(3)	N/A	0
Change in Control	40,823	0(4)	0	40,823
W. Patrick Ash
Death; Disability	109,389	0(2)	0	109,389
Termination Other Than For Cause	N/A	N/A(3)	N/A	N/A
Change in Control	109,389	0(4)	0	109,389

(1)	For the value of the performance share unit awards included in this column, as of December 31, 2019, all such awards were trending below threshold, so no value would have been received by our Named Executive Officers with respect to such awards in connection with the accelerated vesting of such awards.
(2)	Acceleration of the performance share unit awards granted in 2017, 2018 and 2019 is based upon actual performance as of the date of the termination of employment as a result of the Named Executive Officer’s death or disability.
(3)	Upon a Named Executive Officer’s termination other than for cause on December 31, 2019, (i) one-third of the performance share units granted on April 15, 2018 would have remained outstanding, subject to achievement of the applicable performance goals through the remainder of the performance period, and (ii) none of the performance share units granted on April 15, 2019 would have remained outstanding.
(4)	Acceleration of the performance share unit awards granted in 2017, 2018 and 2019 is based upon actual performance as of the date of the change in control.
(5)	Because the exercise price of stock options held by our Named Executive Officers exceeded the fair market value of the Company’s common stock on December 31, 2019, no value would have been received by our Named Executive Officers with respect to their stock options in connection with the accelerated vesting of these awards.
(6)	With respect to the special performance share unit award granted in February 2016 to Mr. Schopp, no value would be received by Mr. Schopp, as the applicable stock price hurdle has not been achieved.

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Retirement of Mr. Kilstrom

Effective August 16, 2019, Mr. Kilstrom retired as Senior Vice President—Production. In connection with his retirement, Mr. Kilstrom forfeited all outstanding and unvested equity awards. Pursuant to the terms of the applicable award agreement, Mr. Kilstrom had three months following his retirement to exercise his vested options. At the end of such three-month period, Mr. Kilstrom’s vested options expired unexercised.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, this section provides information regarding the relationship of the annual total compensation of all of our employees to the annual total compensation of our CEO, Mr. Rady. For 2019, the median of the annual total compensation of all Company employees (other than our CEO), calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, was $78,547, and the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $5,852,902.

Based on this information, for 2019, the ratio of the annual total compensation of Mr. Rady to the median of the annual total compensation of all of our employees was 75 to 1.

Methodology and Assumptions

When identifying our median employee in 2019, we selected December 31, 2019, as the date on which to determine our employee population for purposes of identifying the median of the annual total compensation of all of our employees (other than the CEO), because it was efficient to collect payroll data and other necessary information as of that date. As of December 31, 2019, our employee population consisted of 547 individuals, including all individuals employed by the Company or any of its consolidated subsidiaries, whether as full-time, part-time, seasonal or temporary workers. This population does not include independent contractors engaged by the Company. All of our employees are located in the United States.

In identifying our median employee in 2019, we utilized the annual total compensation as reported in Box 1 of each employee’s Form W-2 for 2019 provided to the Internal Revenue Service (“IRS”), less the amount of each employee’s compensation that Antero Midstream reimbursed us for, calculated using the same methodology used to determine the 2019 NEO AM Reimbursement Percentage, as described above under “Compensation Discussion and Analysis—Implementing Our Compensation Program Objectives—Role of the Antero Midstream Compensation Committee and Allocation of Compensation Expenses.” We believe this methodology provides a reasonable basis for determining each employee’s allocated portion of their total annual compensation and is an economical method of evaluating our employee population’s total annual compensation and identifying our median employee. For the 36 employees hired during 2019, we utilized the annual total compensation reported on each such employee’s Form W-2 for 2019 without annualization adjustments, less the amount of such employee’s compensation that Antero Midstream reimbursed us for. No cost-of-living adjustments were made in identifying our median employee, as all of our employees (including our CEO) are located in the United States. This calculation methodology was consistently applied to our entire employee population, determined as of December 31, 2019, in order to identify our median employee in 2019. After we identified our median employee, we calculated each element of our median employee’s annual compensation for 2019 in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K using the allocation methodology described above, which resulted in annual total compensation of $78,547. The difference between our median employee’s total compensation reported on Form W-2 and our median employee’s annual total compensation calculated in accordance with paragraph (c)(2) (x) of Item 402 of Regulation S-K was $13,445. This amount reflects the Company’s 401(k) match and non-cash imputed earnings offset by benefits deductible from gross income. Similarly, the 2019 annual total compensation of our CEO was calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, as reported in the “Total” column of the Summary Compensation Table.

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ITEM FOUR:	APPROVAL OF THE ANTERO RESOURCES CORPORATION 2020 LONG-TERM INCENTIVE PLAN

The use of equity-based awards under the existing Antero Resources Corporation Long-Term Incentive Plan (the “Existing LTIP”) has been a key component of our compensation program since its adoption in 2013. The ability to grant equity-based compensation awards is critical to attracting and retaining highly qualified individuals. The Board believes that it is in the best interest of our shareholders for those individuals to have an ownership interest in the Company in recognition of their present and potential contributions and to align their interests with those of our future shareholders.

The Board has determined that the current number of shares available for grants under the Existing LTIP (which is our only active equity-based plan) is not sufficient to meet the objectives of our compensation program going forward. Accordingly, the Board has adopted and proposes that our shareholders approve the Antero Resources Corporation 2020 Long-Term Incentive Plan (the “2020 LTIP”) in order to increase the number of shares of our common stock available for future grants, as described below.

At the Annual Meeting, our shareholders will be asked to approve the 2020 LTIP. If approved by our shareholders, the 2020 LTIP will be effective as of the date of the Annual Meeting, and no further awards will be granted under the Existing LTIP as of the date of the Annual Meeting. If the proposed 2020 LTIP is not approved by our shareholders, then the Existing LTIP will remain in effect. Whether the 2020 LTIP is approved by our shareholders or not, each award granted under the Existing LTIP will continue to be subject to the terms and provisions applicable to such award under the applicable award agreement and the Existing LTIP.

None of the numbers in this proposal reflect the impact of the proposed reverse stock split, as described below under proposal five of this Proxy Statement. For information regarding how the Plan and Awards (as defined below) granted thereunder could be impacted by the reverse stock split described under proposal five of this Proxy Statement, please see “Other Provisions-Recapitalization” in this proposal four and “Effects of the Reverse Stock Split-Effect on our Long-Term Incentive Plan” in proposal five.

Background and Purpose of the Proposal

The Existing LTIP authorizes awards to be granted covering up to 16,906,500 shares of our common stock, subject to adjustment in accordance with the terms of the Existing LTIP upon certain changes in capitalization and similar events. As of April 16, 2020, there were approximately 2,389,502 shares of our common stock available for new awards under the Existing LTIP. The Company has not granted any awards under the Existing LTIP since January 20, 2020, and will not grant any future awards under the Existing LTIP if the 2020 LTIP is approved by our shareholders at the Annual Meeting.

On April 8, 2020, subject to approval by our shareholders, the Board determined that it is in the Company’s best interest to adopt the 2020 LTIP, pursuant to which 10,050,000 shares of our common stock are authorized for issuance. This number represents the 2,389,502 shares of our common stock available for awards under the Existing LTIP as of April 16, 2020 and an additional 7,660,498 shares of our common stock newly reserved for the 2020 LTIP. These figures do not reflect the impact of the proposed reverse stock split, as described below under proposal five of this Proxy Statement. The 2020 LTIP is intended to provide flexibility to enable the continued use of stock-based compensation consistent with the objectives of our compensation program. The length of time the 2020 LTIP share pool will support our incentive compensation program will depend on numerous factors that cannot be fully anticipated by us at this time including our share price, our executive retention rate, and changes in our compensation practices, which may be influenced by all of the preceding variables as well as changes in the compensation practices of companies with which we compete for executive talent.

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Historical Award Information and Equity Use

Summarized below is the total number of shares outstanding pursuant to awards granted and shares available for issuance for future equity awards under the Existing LTIP as of April 16, 2020. Also shown are the number of shares that would be available for future grant if the 2020 LTIP is approved.

	Shares Subject to	Shares Subject to	Shares Remaining
	Outstanding Stock	Outstanding RSUs	Available for Future
	Options(1)	and PSUs	Grant(2)
As of 4/16/20 (Before 2020 LTIP is Approved)	459,294	8,181,581	2,389,502
Shares Available for Future Grant if 2020 LTIP is Approved			10,050,000

(1)	As of April 16, 2020, the 459,294 stock options outstanding had a weighted average exercise price of $50.61 and a weighted average life of 4.73 years.
(2)	The Company has not made any grants under the Existing LTIP since January 20, 2020, and will not make any future grants under the Existing LTIP if the 2020 LTIP is approved by our shareholders at the Annual Meeting.

Total potential dilution was 3.9% of fully diluted shares outstanding as of April 16, 2020, and would be 6.5% after the new share request. Fully diluted shares includes common shares outstanding, equity grants outstanding, and shares available for future grant.

The following table sets forth information regarding stock-settled, time-vested equity awards granted, and performance-based equity awards earned, over each of the last three fiscal years:

	2019	2018	2017
Stock Options/ Stock Appreciation Rights (SARs) Granted	—	—	—
Stock-Settled Time-Vested Restricted Shares/ Units Granted	1,745,784	687,626	846,023
Stock-Settled Performance-Based Shares/ Units Earned*	—	—	—
Weighted-Average Basic Common Shares Outstanding	297,648,000	316,036,000	315,426,000	3-Year Average
Share Usage Rate	0.6%	0.2%	0.3%	0.4%

*	With respect to performance-based shares/units in the table above, we calculate the share usage rate based on the applicable number of shares earned each year.

For additional information regarding stock-based awards previously granted by us under the Existing LTIP, please see Note 9 to our consolidated financial statements on Form 10-K for the year ended December 31, 2019. As of April 16, 2020, there were 268,390,401 shares of our common stock outstanding. The closing price per share of our common stock on the New York Stock Exchange as of April 16, 2020 was $1.24.

The proposed 2020 LTIP is included as Appendix A hereto. If our shareholders approve this proposal, we intend to file, pursuant to the Securities Act, a registration statement on Form S-8 to register the shares available for delivery under the 2020 LTIP.

Summary of the 2020 LTIP

The following summary provides a general description of the material features of the 2020 LTIP but is not a complete description of all provisions of the 2020 LTIP and is qualified in its entirety by reference to the full text of the 2020 LTIP included as Appendix A, which is incorporated by reference in this proposal. The purpose of the 2020 LTIP is to attract, retain and motivate qualified persons as employees, directors and other service providers of the Company and its affiliates. The 2020 LTIP also provides a means through which such persons can acquire and maintain stock ownership or awards, the value of which is tied to the performance of the Company, thereby strengthening their concern for the Company and its affiliates.

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The 2020 LTIP provides for potential grants of: (i) incentive stock options qualified as such under U.S. federal income tax laws (“ISOs”); (ii) stock options that do not qualify as incentive stock options (“Nonstatutory Options,” and together with ISOs, “Options”); (iii) stock appreciation rights (“SARs”); (iv) restricted stock awards (“Restricted Stock Awards”); (v) restricted stock units (“Restricted Stock Units” or “RSUs”); (vi) vested stock awards (“Stock Awards”); (vii) dividend equivalents; (viii) other stock-based or cash awards; and (ix) substitute awards (referred to collectively as the “Awards”).

Key features of the 2020 LTIP include:

•	No automatic Award grants are promised to any eligible individual;
•	Shares (i) withheld or surrendered in payment of the exercise or purchase price or taxes related to an Option or SAR or (ii) repurchased on the open market with the proceeds from the exercise price of an Option, in each case, whether granted under the 2020 LTIP or the Existing LTIP, will not be available for new Awards under the 2020 LTIP;
•	No automatic acceleration of vesting of Awards on a change in control;
•	No 280G gross-ups;
•	No evergreen for the share reserve;
•	Ten year term;
•	Except as permitted in the grant of Substitute Awards, no discounted options or related Awards may be granted;
•	No repricing, replacement or re-granting of Options, SARS or other stock awards without shareholder approval if the effect would be to reduce the exercise price of the Award (except in the event of certain equitable adjustments or a change in control, as further described below);
•	Awards are subject to potential reduction, cancellation or forfeiture pursuant to any clawback policy adopted by the Company;
•	Awards are generally non-transferrable except to an Award recipient’s immediate family member or related family trust, pursuant to a qualified domestic relations order or by will or the laws of descent or distribution;
•	Meaningful annual limits on total director compensation; and
•	Dividends and dividend equivalents are subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such dividends or dividend equivalents are accrued and will not be paid unless and until such Award has vested.

Eligibility to Participate

Employees, non-employee directors and other service providers of the Company and its affiliates are eligible to receive awards under the 2020 LTIP. Eligible individuals to whom an Award is granted under the 2020 LTIP are referred to as “Participants.”

As of April 16, 2020, the Company and its affiliates have approximately 5 executive officers, 7 non-employee directors, 528 other employees and 17 other service providers who will be eligible to participate in the 2020 LTIP.

Securities to be Offered

Subject to adjustment, in the event of any distribution, recapitalization, stock split, merger, consolidation or other corporate event, the aggregate number of shares of our common stock that may be issued pursuant to Awards under the 2020 LTIP is equal to 10,050,000, and all such shares will be available for issuance upon the exercise of ISOs. This number represents the 2,389,502 shares of our common stock available for awards under the Existing LTIP as of April 16, 2020 and an additional 7,660,498 shares of our common stock newly reserved for the 2020 LTIP.

If all or any portion of an Award, including an award granted under the Existing LTIP that is outstanding as of the effective date of the 2020 LTIP (an “Existing Award”), expires or is cancelled, forfeited, exchanged, settled for cash or otherwise terminated without the actual delivery of shares, any shares subject to such Award or Existing Award will again be available for new Awards under the 2020 LTIP.

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Any shares withheld or surrendered in payment of any taxes relating to Awards or Existing Awards (other than Options or SARs) will be again available for new Awards under the 2020 LTIP. For the avoidance of doubt, irrespective of whether such awards are granted under the 2020 LTIP or the Existing LTIP, (i) shares withheld or surrendered in payment of any exercise or purchase price of an Option or SAR or taxes relating to an Option or SAR and (ii) shares repurchased on the open market with the proceeds from the exercise price of an Option, in each case, will not be available for new Awards under the 2020 LTIP.

Director Compensation Limits

Under the 2020 LTIP, in a single calendar year, a non-employee director may not be paid compensation, whether denominated in cash or Awards, for such individual’s service on the Board in excess of $750,000. Additional cash amounts or Awards up to $100,000 may be paid for any calendar year in which a non-employee director serves on a special committee of the Board or serves as lead director.

Administration

The Board (or a committee of two or more directors appointed by the Board) will administer the 2020 LTIP (as applicable, the “Administrator”). Subject to the terms of the 2020 LTIP and applicable law, the Administrator has broad authority to select Participants to receive awards, determine the types of awards and terms and conditions of awards and interpret provisions of the 2020 LTIP. Subject to applicable law, the Administrator is also authorized to interpret the 2020 LTIP, to establish, amend and rescind any rules and regulations relating to the 2020 LTIP, to delegate duties under the 2020 LTIP, to terminate, modify or amend the 2020 LTIP (except for certain amendments that require stockholder approval as described below), and to make any other determinations that it deems necessary or desirable for the administration of the 2020 LTIP. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the 2020 LTIP in the manner and to the extent the Administrator deems necessary or desirable.

Source of Shares

Shares of our common stock issued under the 2020 LTIP may come from authorized but unissued shares, from treasury stock held by the Company or from previously issued shares of our common stock reacquired by the Company, including shares purchased on the open market.

Prohibition on Repricing

Except as may be related to Substitute Awards or in the event of certain equitable adjustments or a change in control, as described in the 2020 LTIP, without the approval of the stockholders of the Company, the terms of outstanding Awards may not be amended to (i) reduce the exercise price or grant price of an outstanding Option or SAR, (ii) grant a new Option, SAR or other Award in substitution for, or upon the cancellation of, any previously granted Option or SAR that has the effect of reducing the exercise price or grant price, (iii) exchange any Option or SAR for Stock, cash or other consideration when the exercise price or grant price per share of stock under such Option or SAR exceeds the fair market value of a share of our common stock or (iv) take any other action that would be considered a “repricing” of an Option or SAR under the applicable listing standards of the national securities exchange on which our common stock is listed.

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Awards Under the 2020 LTIP

Options

An Option represents a right to purchase our common stock at a fixed exercise price. The Company may grant Options to eligible persons including: (i) ISOs which comply with the requirements of Section 422 of the Code; and (ii) Nonstatutory Options. The exercise price of each Option granted under the 2020 LTIP will be stated in the option agreement and may vary; however, the exercise price for an Option must not be less than the fair market value per share of our common stock as of the date of grant (or 110% of the fair market value for certain ISOs). Options may be exercised as the Administrator determines, but not later than 10 years from the date of grant. The Administrator determines the methods and form of payment for the exercise price of an Option (including, in the discretion of the Administrator, payment in shares of our common stock, other Awards or other property) and the methods and forms in which our common stock will be delivered to a Participant.

SARs

A SAR is the right to receive an amount equal to the excess of the fair market value of one share of our common stock on the date of exercise over the grant price of the SAR, payable in either cash or shares of our common stock or any combination thereof as determined by the Administrator. The grant price of a share of our common stock subject to the SAR will be determined by the Administrator, but in no event will that grant price be less than the fair market value of a share of our common stock on the date of grant. The Administrator has the discretion to determine the other terms and conditions of a SAR award.

Restricted Stock Awards

A Restricted Stock Award is a grant of shares of our common stock subject to a risk of forfeiture, performance conditions, restrictions on transferability and any other restrictions imposed by the Administrator in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the Administrator. Except as otherwise provided under the terms of an Award Agreement, the holder of a Restricted Stock Award will generally have rights as a stockholder, including the right to vote the common stock subject to the Restricted Stock Award and to receive dividends on the common stock subject to the Restricted Stock Award during the restriction period (subject to limitations on payment of dividends on unvested Awards, as described below). Unless otherwise determined by the Administrator and specified in the Award Agreement, common stock distributed in connection with a stock split or stock dividend, and other property (other than cash) distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Award with respect to which such common stock or other property has been distributed. In addition, any cash dividends will be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock with respect to which such dividends were paid and will not be paid unless and until such Restricted Stock has vested and been earned.

RSUs

RSUs are rights to receive our common stock, cash, or a combination of both equal in value to the number of shares of our common stock covered by the RSUs at the end of a specified period or upon the occurrence of a specified event. The Administrator will subject RSUs to restrictions to be specified in the Award Agreement, and those restrictions may lapse at such times determined by the Administrator.

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Stock Awards

The Administrator is authorized to grant vested common stock as a Stock Award. The Administrator will determine any terms and conditions applicable to grants of common stock, including performance criteria, if any, associated with a Stock Award.

Dividend Equivalents

Dividend equivalents entitle a Participant to receive cash, shares of our common stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of our common stock. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award (other than a Restricted Stock Award, Stock Award, Option or SAR). The terms and conditions applicable to dividend equivalents will be determined by the Administrator and set forth in an Award Agreement, provided, however, that dividend equivalents granted in connection with another Award will be subject to restrictions and a risk of forfeiture to the same extent as the Award with respect to which such dividends accrue and will not be paid unless and until such Award has vested and been earned.

Other Stock-Based or Cash Awards

Other stock-based Awards are awards denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of our common stock. Cash awards may be granted on a free-standing basis, as an element of or a supplement to, or in lieu of any other Award.

Substitute Awards

The Company may grant Awards in substitution for any other Award granted under the 2020 LTIP or another plan of the Company or its affiliates or any other right of a person to receive payment from the Company or its affiliates. Awards may also be granted in substitution for awards held by individuals who become eligible individuals as a result of certain business transactions, in which case, subject to applicable stock exchange requirements, shares of our common stock subject to such Awards will not be added to or subtracted from the number of shares of our common stock authorized to be granted under the 2020 LTIP. Substitute Awards that are Options or SARs may have an exercise price per share that is less than the fair market value of a share of our common stock on the date of substitution if the substitution complies with the requirements of Section 409A of the Code and the guidance and regulations promulgated thereunder and other applicable laws.

Other Provisions

Dividends and Dividend Equivalents

Dividends and dividend equivalents are subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such dividends or dividend equivalents are accrued and will not be paid unless and until such Award has vested.

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Recapitalization

In the event of any “equity restructuring” event (such as a stock dividend, stock split, reverse stock split or similar event) with respect to our common stock, the Administrator will equitably adjust (i) the aggregate number or kind of shares that may be delivered under the 2020 LTIP, (ii) the number or kind of shares or amount of cash subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or exercise price of Awards and performance goals, and (iv) the applicable share-based limitations with respect to Awards provided in the 2020 LTIP, in each case to equitably reflect such event.

Change in Control

Except to the extent otherwise provided in any applicable Award Agreement, no Award will vest solely upon the occurrence of a change in control. In the event of a change in control or other relevant changes to the Company or our common stock, the Administrator may, in its discretion, (i) accelerate the time of exercisability of an Award, (ii) require Awards to be surrendered in exchange for a cash payment (including canceling an Option or SAR for no consideration if it has an exercise price or the grant price greater than or equal to the value paid in the transaction), (iii) cancel Awards that remain subject to a restricted period as of the date of the change in control or other event without payment, or (iv) make any other adjustments to Awards that the Administrator deems appropriate to reflect such change in control or other event.

Tax Withholding

The Company and any of its affiliates have the right to withhold, or require payment of, the amount of any applicable taxes due or potentially payable upon exercise, award or lapse of restrictions. The Administrator will determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, our common stock (including previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Administrator deems appropriate.

Limitations on Transfer of Awards

Participants may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber any Award, other than a Stock Award. Options and SARs may only be exercised by a Participant during that Participant’s lifetime or by the person to whom the Participant’s rights pass by will or the laws of descent and distribution. Notwithstanding these restrictions, to the extent specifically provided by the Administrator, a Participant may assign or transfer, without consideration, an Award, other than an ISO, to immediate family members or related family trusts or other entities; however, no Award (other than a Stock Award, which is a fully vested share of our common stock) may be transferred to a third-party financial institution for value.

All shares of our common stock subject to an Award and evidenced by a stock certificate will contain a legend restricting the transferability of the shares pursuant to the terms of the 2020 LTIP, which can be removed once the restrictions have terminated, lapsed or been satisfied. If shares are issued in book entry form, a notation to the same restrictive effect will be placed on the transfer agent’s books in connection with such shares.

Clawback

All Awards under the 2020 LTIP will be subject to any clawback policy adopted by the Company, as in effect from time to time.

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Plan Amendment and Termination

The Administrator may amend or terminate any Award or Award Agreement or amend the 2020 LTIP at any time and the Board may amend or terminate the 2020 LTIP at any time; however, stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Administrator does not have the authority, without the approval of stockholders to amend any outstanding Option or SAR to reduce its exercise price per share or take any other action that would be considered a repricing under the applicable exchange listing standards. Without the consent of an affected Participant, no action by the Administrator or the Board to amend or terminate any Award, Award Agreement or the 2020 LTIP, as applicable, may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award.

Term of the 2020 LTIP

If our shareholders approve this proposal, the 2020 LTIP will become effective as of the date of the Annual Meeting. Unless earlier terminated by action of the Board, the 2020 LTIP will terminate on the tenth anniversary of the Annual Meeting. Awards granted before the termination date of the 2020 LTIP will continue to be effective according to their terms and conditions.

Federal Income Tax Consequences

The following discussion is for general information only and is intended to briefly summarize the United States federal income tax consequences to Participants arising from participation in the 2020 LTIP. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a Participant in the 2020 LTIP may vary depending on his or her particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, Nonstatutory Options and SARs with an exercise price less than the fair market value of shares of our common stock on the date of grant, SARs payable in cash, RSUs, and certain other Awards that may be granted pursuant to the 2020 LTIP, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder.

Tax Consequences to Participants

Options and SARs

Participants will not realize taxable income upon the grant of an Option or SAR. Upon the exercise of a Nonstatutory Option or an SAR, a Participant will recognize ordinary compensation income (subject to the Company’s withholding obligations if the Participant is an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise price of the Award. A Participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of a Nonstatutory Option or SAR that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “Tax Consequences to the Company” below, the Company will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules. When a Participant sells the common stock acquired as a result of the exercise of a Nonstatutory Option or SAR, any appreciation (or depreciation) in the value of the common stock after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The common stock must be held for more than 12 months to qualify for long-term capital gain treatment.

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Participants eligible to receive an ISO will not recognize taxable income on the grant of an ISO. Upon the exercise of an ISO, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the ISO (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an ISO would be allowed as a credit against the Participant’s regular tax liability in a later year to the extent the Participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Stock that has been held for the required holding period (generally, at least two years from the date of grant and one year from the date of exercise of the ISO), a Participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant for the ISO Stock. However, if a Participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the ISO (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Stock. A Participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

The Company will generally not be entitled to any federal income tax deduction upon the grant or exercise of an ISO, unless a Participant makes a Disqualifying Disposition of the ISO Stock. If a Participant makes a Disqualifying Disposition, the Company will then, subject to the discussion below under “Tax Consequences to the Company,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a Participant under the rules described in the preceding paragraph.

Under current rulings, if a Participant transfers previously held shares of our common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an Option, whether a Nonstatutory Option or an ISO, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the Nonstatutory Option or ISO exercise price (although a Participant would still recognize ordinary compensation income upon exercise of a Nonstatutory Option in the manner described above). Moreover, the number of shares of common stock received upon exercise which equals the number of shares of previously held common stock surrendered in satisfaction of the Nonstatutory Option or ISO exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the Nonstatutory Option or ISO exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Participant, plus the amount of compensation income recognized by the Participant under the rules described above.

The 2020 LTIP generally prohibits the transfer of Awards other than by will or according to the laws of descent and distribution or pursuant to a domestic relations order, but the 2020 LTIP allows the Administrator to permit the transfer of Awards (other than ISOs) in limited circumstances, in its discretion. For income and gift tax purposes, certain transfers of Nonstatutory Options should generally be treated as completed gifts, subject to gift taxation.

The IRS has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options (other than in the context of divorce) or SARs. However, the IRS has informally indicated that after a transfer of stock options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and employment or payroll taxes will be collectible at the time the transferee exercises the stock options. If a Nonstatutory Option is transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and employment or payroll taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.

In addition, if a Participant transfers a vested Nonstatutory Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is

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to a grandchild or later generation) equals the value of the Nonstatutory Option at the time of the gift. The value of the Nonstatutory Option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the Nonstatutory Option and the illiquidity of the Nonstatutory Option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $15,000 per donee (for 2020, subject to adjustment in future years), (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deductions. The gifted Nonstatutory Option will not be included in the Participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested Nonstatutory Options has not been extended to unvested Nonstatutory Options. Whether such consequences apply to unvested Nonstatutory Options or to SARs is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition.

Restricted Stock Awards; RSUs; Stock Awards; Other Stock-Based or Cash Awards

A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon. Individuals will not have taxable income at the time of grant of an RSU, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or a share of our common stock in settlement of the RSU, as applicable, in an amount equal to the cash or the fair market value of the common stock received.

A recipient of a Restricted Stock Award or Stock Award generally will be subject to tax at ordinary income tax rates on the fair market value of the common stock when it is received, reduced by any amount paid by the recipient; however, if the common stock is not transferable and is subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock (i) when the common stock first becomes transferable and is no longer subject to a substantial risk of forfeiture, in cases where a Participant does not make a valid election under Section 83(b) of the Code, or (ii) when the Award is received, in cases where a Participant makes a valid election under Section 83(b) of the Code. If a Section 83(b) election is made and the shares are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares. If a Section 83(b) election has not been made, any dividends received with respect to a Restricted Stock Award that is subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends.

A Participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above. The tax basis in the common stock received by a Participant will equal the amount recognized by the Participant as compensation income under the rules described in the preceding paragraph, and the Participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse. Subject to the discussion below under “Tax Consequences to the Company,” the Company will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Tax Consequences to the Company

Reasonable Compensation

In order for the amounts described above to be deductible by the Company (or its subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

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Golden Parachute Payments

Our ability (or the ability of one of our subsidiaries) to obtain a deduction for future payments under the 2020 LTIP could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Compensation of Covered Employees

The ability of the Company (or its subsidiary) to obtain a deduction for amounts paid under the 2020 LTIP could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the Company’s ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.

New Plan Benefits

The future awards, if any, that will be made to eligible persons under the 2020 LTIP are subject to the discretion of the Administrator, and therefore, the benefits or number of shares subject to awards that may be granted in the future to our executive officers, employees and directors is not currently determinable. Therefore, a New Plan Benefits Table is not provided.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information about securities that may be issued under the existing equity compensation plans of the Company as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted – average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Antero Resources Corporation Long-Term Incentive Plan(2)	5,375,491	$50.64	(3)	6,297,751
Equity compensation plans not approved by security holders	—	—		—
TOTAL

(1)	This column reflects the maximum number of shares of our common stock subject to performance share unit awards and the number of shares of our common stock subject to restricted stock unit awards and options granted under the Existing LTIP, outstanding and unvested as of December 31, 2019. Because the number of shares of common stock to be issued upon settlement of outstanding performance share unit awards is subject to performance conditions, the number of shares of common stock actually issued may be substantially less than the number reflected in this column.
(2)	The Existing LTIP was approved by our sole shareholder prior to our IPO and by our shareholders at the 2014 annual meeting of shareholders.
(3)	The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes restricted stock unit and performance share unit awards granted under the Existing LTIP.

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Consequences of Failing to Approve the Proposal

The 2020 LTIP will not be implemented unless approved by our shareholders. If the 2020 LTIP is not approved by the Shareholders, the Existing LTIP will remain in effect, and the Company will continue to grant awards under the Existing LTIP until the share reserve under the Existing LTIP is exhausted. The share reserve could last for a longer period of time, depending on our future equity grant practices, which the Company cannot predict with certainty. However, no awards can be made under the Existing LTIP after October 1, 2023. If the remaining share reserve is exhausted, the Company may elect to provide compensation through other means, such as cash-settled awards or other cash compensation, to assure that the Company and its affiliates can attract and retain qualified personnel.

Vote Required

Approval of the 2020 LTIP requires approval by holders of a majority of the shares of our common stock represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will be treated as votes against this proposal. If you are a street name stockholder and you do not provide your brokerage firm with voting instructions, your brokerage firm may not cast votes with respect to the shares that you beneficially own. These broker non-votes will have no effect on the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE 2020 LTIP.

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ITEM FIVE:	REVERSE STOCK SPLIT

The Board has unanimously adopted and is submitting for stockholder approval an amendment and restatement of our Charter (the “Reverse Split Amendment”) to effect, at the discretion of the Board, (a) a reverse stock split that will reduce the number of shares of outstanding common stock in accordance with a ratio to be determined by the Board from within a range of one share of common stock for every 5 to 20 shares of common stock (or any number in between) currently outstanding; and (b) a reduction in the number of authorized shares of common stock and preferred stock by a corresponding proportion.

Under our Charter, to effect the reverse stock split, we must obtain the approval of at least two-thirds of the shares outstanding and entitled to vote as of the record date. Abstentions are treated as shares represented in person or by proxy and entitled to vote and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have the same effect as a vote “Against” the proposal.

The Board reserves the right to abandon the Reverse Stock Split, and the corresponding proportionate reduction of authorized common stock and preferred stock, even if approved by stockholders. By voting in favor of this proposal, you are also expressly authorizing the Board to determine not to proceed with, and to abandon, the Reverse Stock Split in its sole discretion.

The form of the proposed Reverse Split Amendment is attached to this Proxy Statement as Appendix B (new language is underlined). The form contemplates the inclusion of information necessary to effect the Reverse Stock Split, as indicated by the included brackets. The Reverse Split Amendment will effect a reverse stock split of our common stock at a ratio to be established by the Board from within a range of one share of common stock for every 5 to 20 shares of common stock (or any number in between) currently outstanding following stockholder approval. We believe that the availability of the range of reverse split ratios will provide the Company with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for us and our stockholders. In determining which reverse stock split ratio to implement, if any, following the receipt of stockholder approval, the Board may consider, among other things:

•	our ability to continue our listing on the NYSE;
•	the historical trading price and trading volume of our common stock;
•	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;
•	which reverse split ratio would result in the greatest overall reduction in our administrative costs; and
•	prevailing general market and economic conditions.

To avoid the existence of fractional shares of our common stock, stockholders who would otherwise hold fractional shares as a result of the Reverse Stock Split will be entitled in aggregate to receive cash (without interest or deduction) in lieu of such fractional share interests in an amount equal to the net, weighted-average sales proceeds attributable to the sale of the aggregation of all fractional share interests sold by our transfer agent.

The actual number of shares outstanding after giving effect to the Reverse Stock Split will depend on the reverse split ratio that is ultimately established by the Board. The table below illustrates certain, but not all, possible reverse stock split ratios, together with (i) the implied number of authorized shares of common stock resulting from a reduction of the number of authorized shares of common stock and preferred stock by a corresponding proportion, based on 1,000,000,000 shares of common stock and 50,000,000 shares of preferred stock currently authorized under our Charter, and (ii) the implied number of issued and outstanding shares of our common stock resulting from the Reverse Stock Split in accordance with such ratio, based on 268,390,401 shares of our common stock outstanding as of April 16, 2020. As of April 16, 2020, no shares of our preferred stock were issued and outstanding.

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Example Ratios within Delegated Range of Ratios	Implied Number of Authorized Shares of Common Stock Following the Reverse Stock Split	Implied Number of Authorized Shares of Preferred Stock Following the Reverse Stock Split	Implied Approximate Number of Issued and Outstanding Shares of Common Stock Following the Reverse Stock Split*
5-for-1	200,000,000	10,000,000	53,678,080
10-for-1	100,000,000	5,000,000	26,839,040
15-for-1	66,666,667	3,333,333	17,892,693
20-for-1	50,000,000	2,500,000	13,419,520
*	Excludes the effect of fractional share treatment.

We do not expect the Reverse Stock Split itself to have any economic effect on our stockholders, debt holders or holders of options or restricted stock, except to the extent the Reverse Stock Split will result in fractional shares.

Reasons for the Reverse Stock Split

We believe that the Reverse Stock Split will make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

In addition, our common stock trades on the NYSE, which has qualitative and quantitative listing criteria, including a requirement that the average per share closing price of our common stock not be less than $1.00 over any consecutive 30-trading day period. In the event our common stock fails to meet such requirement, the NYSE may provide us with written notice of non-compliance and require that we promptly take action to remedy such non-compliance. We believe that a higher per share market price will reduce the likelihood of or remedy any such non-compliance.

Risks Associated with the Reverse Stock Split

The Reverse Stock Split May Not Increase the Price of our Common Stock over the Long-Term

The effect of the Reverse Stock Split upon the market price of our common stock cannot be predicted with any certainty, and we cannot assure you that the Reverse Stock Split will accomplish this objective for any meaningful period of time, or at all. While we expect that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of our common stock, we cannot assure you that the Reverse Stock Split will increase the market price of our common stock by a multiple of the Reverse Stock Split ratio, or result in any permanent or sustained increase in the market price of our common stock. The market price of our common stock may be affected by other factors that may be unrelated to the number of shares outstanding, including the Company’s business and financial performance, general market conditions, and prospects for future success.

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The Reverse Stock Split May Decrease the Liquidity of our Common Stock

The Board believes that the Reverse Stock Split may result in an increase in the market price of our common stock, which could lead to increased interest in our common stock and possibly promote greater liquidity for our stockholders. However, the Reverse Stock Split will also reduce the total number of outstanding shares of common stock, which may lead to reduced trading and a smaller number of market makers for our common stock, particularly if the price per share of our common stock does not increase as a result of the Reverse Stock Split.

The Reverse Stock Split May Lead to a Decrease in our Overall Market Capitalization

The Reverse Stock Split may be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. If the per share market price of our common stock does not increase in proportion to the Reverse Stock Split ratio, then the value of our Company, as measured by our market capitalization, will be reduced. Additionally, any reduction in our market capitalization may be magnified as a result of the smaller number of total shares of common stock outstanding following the Reverse Stock Split.

Effects of the Reverse Stock Split

General

If the Reverse Stock Split is approved and implemented, the principal effects will be to:

•	proportionately decrease the number of outstanding shares of our common stock based on the reverse stock split ratio established by the Board;
•	contemporaneously reduce the number of authorized shares of our common stock and preferred stock by a corresponding proportion based upon the reverse stock split ratio to be determined by the Board;
•	proportionately reduce (i) the aggregate number of shares of common stock available for the grant and settlement of equity-based awards under, and other share-based limitations included in, the AR LTIP or, if approved by shareholders pursuant to proposal number four in this Proxy Statement, the 2020 LTIP, (ii) the number of restricted stock units and performance share units outstanding under the AR LTIP, including the number of shares of common stock that would be owned upon vesting of such awards and (iii) the number of shares of common stock that are purchasable upon exercise of stock options outstanding under the AR LTIP (while proportionally increasing the purchase price under such options).

Our common stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of our common stock under the Exchange Act or the listing of our common stock on the NYSE (other than to the extent it facilitates compliance with NYSE continued listing standards). Following the Reverse Stock Split, our common stock will continue to be listed on the NYSE under the symbol “AR,” although it will be considered a new listing with a new CUSIP number.

Proportionate voting rights and other rights of the holders of our common stock will not be affected by the Reverse Stock Split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the effectiveness of the Reverse Stock Split will generally continue to hold 2% of the voting power of the outstanding shares of our common stock after the Reverse Stock Split. The number of stockholders of record will not be affected by the Reverse Stock Split (except to

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the extent any holders of record are cashed out of all of their shares as a result of holding fractional shares). If approved and implemented, the Reverse Stock Split may result in some stockholders owning “odd lots” of fewer than 100 shares of our common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Board believes, however, that these potential effects are outweighed by the benefits of the Reverse Stock Split.

Effectiveness of Reverse Stock Split

The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing and effectiveness (the “Effective Time”) of the Reverse Split Amendment with the Secretary of State of the State of Delaware. The Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the Reverse Split Amendment with the Secretary of State of the State of Delaware, the Board, in its sole discretion, determines that it is no longer in our Company’s best interests or the best interests of our stockholders to proceed with the Reverse Stock Split. To the extent the Board determines to proceed with the Reverse Stock Split, it is expected that the filing of the Reverse Split Amendment would take place promptly following the stockholder approval thereof, but the exact timing of the filing of the Reverse Split Amendment will be determined by the Board based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders.

Effect on our Long-Term Incentive Plan

As of April 16, 2020, we had approximately 459,294 shares subject to outstanding stock options, 6,073,467 shares underlying unvested restricted stock units and 2,108,114 shares underlying unvested performance share units (assuming maximum performance of such awards is achieved), under the AR LTIP. Under the AR LTIP and, if approved by shareholders pursuant to proposal number four in this Proxy Statement, the 2020 LTIP (collectively, the “Plans”), the Compensation Committee, in such manner and to such extent as it deems appropriate and equitable, will proportionately adjust any or all of (i) the number and type of securities that thereafter may be made the subject of awards and other share-based limitations included in the Plans, (ii) the number, amount and type of securities or other property subject to any or all outstanding awards, (iii) the grant, purchase or exercise price of any or all outstanding awards, (iv) the securities, cash or other property deliverable upon exercise of any outstanding awards, and (v) the performance provisions applicable to any outstanding awards. Should the Reverse Stock Split be effected, it is expected that the Compensation Committee will approve proportionate adjustments to (a) the number of shares outstanding and available for issuance under the Plans, (b) the number of shares underlying outstanding awards under the Plans and (c) the exercise price, grant price or purchase price relating to any award under the Plans. The Compensation Committee will determine the treatment of fractional shares subject to stock options, unvested restricted stock units and unvested performance share units under the Plans.

The Compensation Committee will also authorize the Company to effect any other changes necessary, desirable or appropriate to give effect to the Reverse Stock Split, including any applicable technical, conforming changes to the Plans. For example, if a 10-for-1 reverse stock split is effected, the shares that remain available for issuance under the AR LTIP or, if approved by shareholders pursuant to proposal number four in this Proxy Statement, the 2020 LTIP, and the shares subject to outstanding restricted stock units and performance share units would be divided by 10. The number of shares available for issuance under the Plans would remain subject to increase as and when awards made under the Plans expire or are forfeited and are returned per the terms of the Plans, in accordance with the terms of the Plans. In addition, the exercise price per share under each stock option or other award with an exercise price would be increased by 10 times, such that upon an exercise, the aggregate exercise price payable by the optionee to the Company would remain the same. For illustrative purposes only, an outstanding stock option for 3,000 shares of common stock, exercisable at $1.00 per share, would be adjusted as a result of a 10-for-1 split ratio into an option exercisable for 300 shares of common stock at an exercise price of $10.00 per share.

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Effect on Authorized but Unissued Shares of Common Stock and Preferred Stock

Currently, we are authorized to issue up to a total of 1,050,000,000 shares, classified as 1,000,000,000 shares of common stock, of which 268,390,401 shares were issued and outstanding as of April 16, 2020, and 50,000,000 shares of preferred stock, of which no shares were issued and outstanding as of April 16, 2020. Concurrently with the effectiveness of the Reverse Stock Split, we would proportionately decrease our authorized shares such that immediately following the Effective Time, a total of between 52,500,000 to 210,000,000 shares, classified as 50,000,000 to 200,000,000 shares of common stock and between 2,500,000 to 10,000,000 shares of preferred stock, will be authorized for issuance (including shares outstanding after the Reverse Stock Split).

Effect on Par Value and Stated Capital

The proposed Reverse Split Amendment will not affect the par value of our common stock, which will remain at $0.01, or the par value of our preferred stock, which will remain at $0.01. As a result, the stated capital on our balance sheet attributable to our common stock, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced in proportion to the reverse stock split ratio established by the Board. Correspondingly, our additional paid-in capital account, which consists of the difference between our stated capital and the aggregate amount paid to us upon issuance of all currently outstanding shares of our common stock, will be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed Reverse Stock Split, the Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Book-Entry Shares

If the Reverse Stock Split is effected, stockholders, either as direct or beneficial owners, will have their holdings electronically adjusted by our transfer agent through the NYSE’s Direct Registration System (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split and making payment for fractional shares. If a stockholder holds shares of our common stock with a bank, broker, custodian or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian or other nominee.

Fractional Shares

We do not intend to issue fractional shares in connection with the Reverse Stock Split. Stockholders who would otherwise hold fractional shares as a result of the Reverse Stock Split will be entitled in aggregate to receive cash (without interest or deduction) in lieu of such fractional share interests in an amount equal to the net, weighted-average sales proceeds attributable to the sale of the aggregation of all fractional share interests sold by our transfer agent. The ownership of a fractional share interest

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will not give the holder any voting, dividend or other rights, except to receive the above-described cash payment. We will be responsible for any brokerage fees or commissions related to the transfer agent’s selling in the open market shares that would otherwise be fractional shares.

After the Reverse Stock Split, a stockholder will have no further interest in the Company with respect to its fractional share interest and persons otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect thereto except the right to receive a cash payment as described above.

Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction. Stockholders otherwise entitled to receive such funds, who have not received them, will have to seek to obtain such funds directly from the jurisdiction to which they were paid.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, our stockholders are not entitled to dissenters’ rights or appraisal rights with respect to the Reverse Stock Split described in this proposal, and we will not independently provide our stockholders with any such rights.

Material U.S. Federal Income Tax Considerations Related to the Reverse Stock Split

The following is a general summary of the material U.S. federal income tax considerations related to the Reverse Stock Split that may be relevant to U.S. Holders (as defined below) of our common stock that hold our common stock as a “capital asset” (generally property held for investment), but does not purport to be a complete analysis of all potential tax considerations. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”), administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position with respect to the tax consequences of the Reverse Stock Split described below.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax consequences applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	persons that are not U.S. Holders;
•	U.S. Holders who hold common stock through non-U.S. brokers or other non-U.S. intermediaries;
•	banks, insurance companies or other financial institutions;
•	tax-exempt or governmental organizations;
•	dealers in securities or foreign currencies;
•	persons whose functional currency is not the U.S. dollar;
•	real estate investment trusts or regulated investment companies;
•	corporations that accumulate earnings to avoid U.S. federal income tax;
•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;
•	persons subject to the alternative minimum tax;
•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;
•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; and

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•	persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT MAY NOT BE THE SAME FOR ALL HOLDERS OF OUR COMMON STOCK. HOLDERS OF OUR COMMON STOCK ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our common stock that for U.S. federal income tax purposes is: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust (a) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (b) which has made a valid election under applicable Treasury Regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) to consult their tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split to them.

The Reverse Stock Split should be treated as a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss as a result of the Reverse Stock Split, except as described below with respect to cash received in lieu of a fractional share of our common stock. A U.S. Holder’s aggregate tax basis in its post-reverse stock split shares of our common stock should equal the aggregate tax basis of its pre-reverse stock split shares of our common stock (excluding any portion of such tax basis that is allocated to any fractional share of our common stock), and such U.S. Holder’s holding period in its post-reverse stock split shares of our common stock should include the holding period in its pre-reverse stock split shares of our common stock. A U.S. Holder that holds shares of our common stock acquired on different dates and at different prices should consult its tax advisor with regard to identifying the bases or holding periods of the particular shares of common stock it holds after the Reverse Stock Split.

A U.S. Holder that receives cash in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split generally should recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the U.S. Holder’s aggregate adjusted tax basis in its shares of our common stock allocable to the fractional share. Such capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period in the fractional share is greater than one year as of the effective date of the Reverse Stock Split. Special rules may apply to certain U.S. Holders to cause all or a portion of the cash received in lieu of a fractional share to be treated as dividend income with respect to such U.S. Holder. Holders of our common stock should consult their own tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

Information Reporting and Backup Withholding

A U.S. Holder (other than one that is a corporation or other exempt recipient that certifies as to such status if requested) may be subject to information reporting and backup withholding with respect to the Reverse Stock Split. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Backup

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withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO AMEND AND RESTATE OUR CHARTER TO EFFECT, AT THE DISCRETION OF THE BOARD, (A) A REVERSE STOCK SPLIT WHICH WILL REDUCE THE NUMBER OF SHARES OF OUTSTANDING COMMON STOCK IN ACCORDANCE WITH A RATIO TO BE DETERMINED BY THE BOARD FROM WITHIN A RANGE OF ONE SHARE OF COMMON STOCK FOR EVERY 5 TO 20 SHARES OF COMMON STOCK (OR ANY NUMBER IN BETWEEN) CURRENTLY OUTSTANDING AND (B) A REDUCTION OF THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND PREFERRED STOCK BY A CORRESPONDING PROPORTION.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 16, 2020, by:

•	each of our Named Executive Officers;
•	each of our directors and nominees;
•	all of our directors, director nominees and executive officers as a group; and
•	each person known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Except as otherwise noted, the person or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective directors, officers or more than 5% shareholders, as the case may be. Unless otherwise noted, the mailing address of each person or entity named in the table is 1615 Wynkoop Street, Denver, Colorado, 80202.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage of Class
SailingStone Capital Partners LLC(1)(2)	22,420,113	8.4%
The Vanguard Group, Inc.(3)(4)	23,696,786	8.8%
FPR Partners, LLC(5)(6)	30,758,308	11.5%
Key Group Holdings, Ltd.(7)(8)	19,886,441	7.4%
State Street Corp.(9)(10)	18,233,518	6.8%
Paul M. Rady(11)(12)	14,977,563	5.6%
Glen C. Warren, Jr.(13)(14)(15)	10,982,283	4.1%
W. Howard Keenan, Jr.(16)(17)(18)	270,234	*
Robert J. Clark(19)	279,801	*
Benjamin A. Hardesty(20)	103,635	*
Paul J. Korus	57,647	*
Vicky Sutil	19,721	*
Thomas B. Tyree, Jr.	19,721	*
Jacqueline C. Mutschler	—	*
Alvyn A. Schopp(21)	1,116,975	*
Kevin J. Kilstrom(22)	108,113	*
W. Patrick Ash(23)	10,747	*
Michael N. Kennedy(24)	92,567	*
Directors and executive officers as a group (12 persons)	27,930,894	10.4%
*	Less than one percent.
(1)	Based upon its Schedule 13G/A filed on February 14, 2020, with the SEC, SailingStone Capital Partners LLC (“SailingStone”) has a mailing address of One California Street, 30th Floor, San Francisco, California 94111.
(2)	Based upon its Schedule 13G/A filed on February 14, 2020, with the SEC, SailingStone Holdings LLC (“SailingStone Holdings”) is the general partner of SailingStone GP LP, which serves as managing member of SailingStone, and SailingStone Holdings could be deemed to share the power to vote and dispose or direct the disposition of the securities owned by SailingStone. Each of MacKenzie B. Davis and Kenneth L. Settles Jr. is a managing member and control person of SailingStone Holdings and SailingStone, and could be deemed to share the power to dispose or direct the disposition of such shares.
(3)	Based upon its Schedule 13G/A filed on February 12, 2020, with the SEC, The Vanguard Group, Inc. has a mailing address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

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(4)	Based upon its Schedule 13G/A filed on February 12, 2020, with the SEC, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 91,362 shares, which is less than one percent, of the outstanding common stock of Antero as a result of serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 68,884 shares, which is less than one percent, of the outstanding common stock of Antero as a result of serving as investment manager of Australian investment offerings.
(5)	Based upon its Schedule 13G/A filed on February 14, 2020, with the SEC, FPR Partners, LLC (“FPR Partners”) has a mailing address of 199 Fremont Street, Suite 2500, San Francisco, California 94105.
(6)	Based upon its Schedule 13G/A filed on February 14, 2020, with the SEC, FPR Partners is a registered investment adviser and acts as an investment adviser to various limited partnerships and accounts. Andrew Raab and Bob Peck are the Senior Managing Members of FPR Partners, and may be deemed to have beneficial ownership of the securities beneficially owned by FPR Partners.
(7)	Based upon its Schedule 13G filed on February 7, 2020, with the SEC, Key Group Holdings (Cayman) Ltd (“Key”) has a mailing address of 3C Caves Point, West Bay Street, Nassau, Bahamas.
(8)	According to a Statement on Schedule 13G filed by Key Group Holdings (Cayman) Ltd. together with certain of its affiliates (“Key”) on February 7, 2020, Key may be deemed to be the beneficial owner of a total of 19,886,441 shares, with shared voting power as to zero shares, shared dispositive power as to zero shares, and sole voting power as to 19,886,441 shares and sole dispositive power as to 19,886,441 shares.
(9)	Based upon its Schedule 13G filed on February 13, 2020, with the SEC, State Street Corporation (“State Street”) has a mailing address of State Street Financial Center, One Lincoln Street, Boston, MA 02111.
(10)	The information in the table above is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2020, by State Street Corporation (the “State Street 13G”). According to the State Street 13G, State Street Corporation beneficially owns and has shared voting and dispositive power over 18,233,518 shares of Antero Resources common stock; and SSGA Funds Management, Inc., State Street Global Advisors Limited (UK), State Street Global Advisors, Asia Limited, State Street Global Advisors Gmbh and State Street Global Advisors Trust Company are subsidiaries and investment advisers that beneficially own Antero common stock reported in the State Street 13G. The address of the principal business office for State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, MA 02111.
(11)	Includes 2,822,552 shares of common stock held by Salisbury Investment Holdings LLC (“Salisbury”) and 2,461,712 shares of common stock held by Mockingbird Investments LLC (“Mockingbird”). Mr. Rady owns a 95% limited liability company interest in Salisbury and his spouse owns the remaining 5%. Mr. Rady owns a 13.1874% limited liability company interest in Mockingbird, and two trusts under his control own the remaining 86.8126%. Mr. Rady disclaims beneficial ownership of all shares held by Salisbury and Mockingbird except to the extent of his pecuniary interest therein.
(12)	Does not include 14,875 shares of common stock that remain subject to vesting, and includes options to purchase 100,000 shares of common stock that expire ten years from the date of grant, or April 15, 2025.
(13)	Mr. Warren indirectly owns 7 shares of common stock purchased by a family member, and these shares are included because of his relation to the purchaser. Mr. Warren disclaims beneficial ownership of all shares reported except to the extent of his pecuniary interest therein.
(14)	Includes 3,848,997 shares of common stock held by Canton Investment Holdings LLC (“Canton”) and 735,000 shares of common stock held by the Titus Foundation (“Titus”). Mr. Warren is the managing member and 50% owner of Canton and the President of Titus. Mr. Warren disclaims beneficial ownership of all shares held by Canton and Titus except to the extent of his pecuniary interest therein.
(15)	Does not include 9,917 shares of common stock that remain subject to vesting, and includes options to purchase 66,667 shares of common stock that expire ten years from the date of grant, or April 15, 2025.
(16)	Includes options to purchase 1,477 shares of common stock that expire ten years from the date of grant, or October 10, 2023, and options to purchase 1,526 shares of common stock that expire ten years from the date of grant, or October 16, 2024.
(17)	Has a mailing address of 410 Park Avenue, 19th Floor, New York, New York 10022.
(18)	Mr. Keenan is a member and manager of the direct or indirect general partner of each of Yorktown Energy Partners V, L.P., Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P. and Yorktown Energy Partners VIII, L.P., which own 235,380 shares of common stock, 215,319 shares of common stock, 651,033 shares of common stock and 10,425,078 shares of common stock, respectively. Mr. Keenan does not have sole or shared voting or investment power within the meaning of Rule 13d-3 under the Exchange Act with respect to the shares of common stock held by such investment funds and disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(19)	Includes options to purchase 1,477 shares of common stock that expire ten years from the date of grant, or October 10, 2023, and options to purchase 1,526 shares of common stock that expire ten years from the date of grant, or October 16, 2024.
(20)	Includes options to purchase 1,477 shares of common stock that expire ten years from the date of grant, or October 10, 2023, and options to purchase 1,526 shares of common stock that expire ten years from the date of grant, or October 16, 2024.
(21)	Does not include 2,095,721 shares of common stock that remain subject to vesting and includes options to purchase 25,000 shares of common stock that expire ten years from the date of grant, or April 15, 2025.
(22)	Amounts disclosed for Mr. Kilstrom are as of August 16, 2019, his last day of employment.
(23)	Does not include 1,073,555 shares of common stock that remain subject to vesting.
(24)	Does not include 1,342,582 shares of common stock that remain subject to vesting. Includes options to purchase 60,000 shares of common stock that expire ten years from the date of grant, or October 10, 2023, and options to purchase 25,000 shares of common stock that expire ten years from the date of grant, or April 15, 2025.

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RELATED PERSON TRANSACTIONS

General

The (i) Audit Committee is charged with reviewing the material facts of related person transactions that do not involve Antero Midstream or its subsidiaries and (ii) the Board, or, if so delegated by the Board, the Conflicts Committee, is charged with reviewing the material facts of related person transactions involving Antero Midstream and its subsidiaries, and such body either approves or disapproves of Antero’s participation in such transactions under Antero’s Related Persons Transaction Policy adopted by the Board (“RPT Policy”), which pre-approves certain transactions that are not deemed to be related person transactions pursuant to Item 404 of Regulation S-K.

The Audit Committee Chairman may approve any related person transaction not involving Antero Midstream or its subsidiaries in which the aggregate amount involved is expected to be less than $120,000 in any calendar year. A summary of such approved transactions and each new related person transaction deemed pre-approved under the RPT Policy is provided to the Audit Committee for its review. The Audit Committee has the authority to modify the RPT Policy regarding pre-approved transactions or to impose conditions upon the ability of Antero to participate in any related person transaction.

For all related person transactions during 2019 that were required to be reported in “Related Persons Transactions,” the procedures described above were followed unless the RPT Policy did not require review, approval or ratification of the transaction.

Agreements with Antero Midstream Corporation

Simplification Agreement

On March 12, 2019, Antero closed the transactions contemplated by that certain Simplification Agreement, dated as of October 9, 2018 (the “Simplification Agreement”), by and among Antero Midstream GP LP, Antero Midstream Partners LP (“Antero Midstream Partners”) and certain of Antero’s and their affiliates, pursuant to which, among other things, (1) Antero Midstream GP LP was converted from a limited partnership to a corporation under the laws of the State of Delaware and changed its name to Antero Midstream Corporation (which is referred to as “Antero Midstream” and the conversion, the “Conversion”); (2) an indirect, wholly owned subsidiary of Antero Midstream merged with and into Antero Midstream Partners, with Antero Midstream Partners surviving the merger as an indirect, wholly owned subsidiary of Antero Midstream (the “Merger”) and (3) all the issued and outstanding Series B Units representing limited liability company interests of Antero IDR Holdings LLC (“IDR Holdings”), a subsidiary of Antero Midstream GP LP (“AMGP”) and the holder of all of Antero Midstream’s incentive distribution rights, were exchanged for an aggregate of approximately 17.35 million shares of common stock of Antero Midstream, par value $0.01 per share (“Antero Midstream Common Stock”) (the “Series B Exchange”). The Conversion, the Merger, the Series B Exchange and the other transactions contemplated by the Simplification Agreement are collectively referred to as the “Transactions.” In connection with the closing of the Transactions (the “Closing”), Antero received $297 million and 158,419,937 shares of common stock of Antero Midstream, resulting in Antero owning approximately 31% of Antero Midstream Common Stock as of the closing of the Transactions.

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Stockholders’ Agreement

On October 9, 2018, concurrently with the execution of the Simplification Agreement, certain affiliates of Warburg Pincus LLC and Yorktown Partners LLC (collectively, the “Sponsor Holders”); AMGP; a wholly owned subsidiary of the Company (“AR Sub”); and Paul M. Rady, Glen C. Warren, Jr. and certain of their respective affiliates (collectively, the “Management Stockholders”) entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”), which became effective as of the Closing and which governs certain rights and obligations of the parties following the consummation of the Transactions. The Sponsor Holders no longer have rights under the Stockholders’ Agreement because they no longer hold the requisite number of shares of Antero Midstream Common Stock.

Under the Stockholders’ Agreement, and subject to additional limitations in the event of a Fundamental Change (as defined in the Stockholders’ Agreement), AR Sub is entitled to designate two directors, who were initially Mr. Rady and Mr. Warren, for nomination and election to the board of directors of Antero Midstream (the “Antero Midstream Board”) for so long as, together with its affiliates, AR Sub owns an amount of shares equal to at least 8% of the qualifying Antero Midstream Common Stock and one director so long as it owns an amount of shares equal to at least 5% of the qualifying Antero Midstream Common Stock.

To the extent that either Mr. Rady or Mr. Warren are not designated for election to the Antero Midstream Board by AR Sub pursuant to the Stockholders’ Agreement, the Management Stockholders will be entitled to collectively designate two directors (or one director for so long as either Mr. Rady or Mr. Warren is designated by AR Sub) for election for so long as the Management Stockholders and their affiliates (other than Antero and its subsidiaries) collectively own an amount of shares equal to at least 8% of the qualifying Antero Midstream Common Stock and one director for election for so long as they collectively own an amount of shares equal to at least 5% of the qualifying Antero Midstream Common Stock. The Sponsor Holders were previously entitled to certain director designation rights, but they no longer hold the requisite number of Antero Midstream Common Stock. Notwithstanding the foregoing, upon the occurrence of a Fundamental Change, AR Sub and the Management Stockholders will each be entitled to designate one director so long as they own an amount of shares equal to at least 5% of the qualifying Antero Midstream Common Stock, except to the extent that AR Sub designates either Mr. Rady or Mr. Warren, in which case the Management Stockholders will not be entitled to designate a director.

Each of the parties to the Stockholders’ Agreement agreed to vote all of their shares of Antero Midstream Common Stock in favor of the directors designated by the other parties in accordance with the Stockholders’ Agreement and, at such party’s election (i) in favor of any other nominees nominated by the Nominating and Governance Committee of the Antero Midstream Board or (ii) in proportion to the votes cast by the public stockholders of Antero Midstream in favor of such nominees. In calculating the 8% and 5% ownership thresholds for purposes of the Stockholders’ Agreement, qualifying Antero Midstream Common Stock is determined by dividing the Antero Midstream Common Stock ownership for each stockholder or group of stockholders as of the applicable measurement date by (i) the total number of outstanding shares of Antero Midstream Common Stock at the Closing or (ii) the total number of outstanding shares on the applicable measurement date, whichever is less. Pursuant to the terms of the Stockholders’ Agreement no more than 45% of the shares of Antero Midstream Common Stock outstanding as of closing of the Merger will be subject to the obligations of the Stockholders’ Agreement.

In addition, under the Stockholders’ Agreement, for so long as AR Sub has the right to designate at least one director, (i) if Mr. Rady is an executive officer of Antero, he shall serve as Chief Executive Officer at Antero Midstream and (ii) if Mr. Warren is an executive officer of Antero, he shall serve as President at Antero Midstream, and both Mr. Rady and Mr. Warren shall be subject to removal from such officer positions at Antero Midstream only for cause. For so long as Mr. Rady is a member of the Antero Midstream Board and is an executive officer of Antero and/or Antero Midstream, the parties have agreed that he shall serve as Chairman of the Antero Midstream Board, subject to his removal as Chief Executive Officer of Antero Midstream for cause. The Stockholders’ Agreement will terminate as to each stockholder upon the time at which such stockholder no longer has the right to designate an individual for nomination to the Antero Midstream Board pursuant to the Stockholders’ Agreement.

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Antero Midstream Registration Rights Agreement

In connection with the completion of the Transactions, Antero entered into a Registration Rights Agreement (the “Antero Midstream Registration Rights Agreement”), dated as of March 12, 2019, with Antero Midstream, pursuant to which Antero Midstream agreed to register the resale of certain shares of Antero Midstream Common Stock, received by, among others, Antero in the Transactions, under certain circumstances.

Specifically, pursuant to the Antero Midstream Registration Rights Agreement, Antero Midstream will use its reasonable best efforts to (i) prepare and file a registration statement under the Securities Act, to permit the resale of the Registrable Securities (as defined in the Antero Midstream Registration Rights Agreement) from time to time as permitted by Rule 415 of the Securities Act (or any similar provision adopted by the SEC then in effect) (the “Resale Registration Statement”) as soon as practicable, but in no event more than 30 days following the Closing and (ii) cause the Resale Registration Statement to become effective no later than 60 days after filing thereof. Except in certain circumstances, Sponsor Holders (as defined in the Antero Midstream Registration Rights Agreement), which includes Antero, Paul M. Rady and Glen C. Warren, owning at least 3% of the issued and outstanding shares of Antero Midstream Common Stock have the right to require Antero Midstream to facilitate an underwritten offering. Antero Midstream is not obligated to effect any demand registration in which the anticipated aggregate offering price included in such offering is less than $50.0 million. Sponsor Holders will also have customary piggyback registration rights to participate in underwritten offerings.

Gathering and Compression Agreement

Pursuant to our gas gathering and compression agreement with Antero Midstream, we have agreed to dedicate all of our current and future acreage in West Virginia, Ohio and Pennsylvania to Antero Midstream (other than the existing third-party commitments), so long as such production is not otherwise subject to a pre-existing dedication to third-party gathering systems. Our production subject to a pre-existing dedication will be dedicated to Antero Midstream at the expiration of such pre-existing dedication. In addition, if we acquire any gathering facilities, we are required to offer such gathering facilities to Antero Midstream at our cost.

Under the gathering and compression agreement, Antero Midstream was initially entitled to receive a low pressure gathering fee of $0.30 per Mcf, a high pressure gathering fee of $0.18 per Mcf, and a compression fee of $0.18 per Mcf, and a condensate gathering fee of $4.00 per Bbl, which, in each case, has been subject to CPI-based adjustments. If and to the extent we request that Antero Midstream construct new high pressure lines and compressor stations requested by us, the gathering and compression agreement contains minimum volume commitments that require us to utilize or pay for 75% and 70%, respectively, of the capacity of such new construction. Additional high pressure lines and compressor stations installed on Antero Midstream’s own initiative are not subject to such volume commitments. These minimum volume commitments on new infrastructure, as well as price adjustment mechanisms, are intended to support the stability of Antero Midstream’s cash flows.

Antero Midstream also has an option to gather and compress natural gas produced by us on any acreage it acquires in the future outside of West Virginia, Ohio and Pennsylvania on the same terms and conditions. In the event that Antero Midstream does not exercise this option, we will be entitled to obtain gathering and compression services and dedicate production from limited areas to such third-party agreements from third parties.

In return for our acreage dedication, Antero Midstream has agreed to gather, compress, dehydrate and redeliver all of our dedicated natural gas on a firm commitment, first-priority basis. Antero Midstream may perform all services under the gathering and compression agreement or it may perform such services through third parties. In the event that Antero Midstream does not perform its obligations under the gathering and compression agreement, we will be entitled to certain rights and procedural remedies thereunder.

Pursuant to the gathering and compression agreement, Antero Midstream has also agreed to build to and connect all of our wells producing dedicated natural gas, subject to certain exceptions, upon 180 days’ notice by us. In the event of late connections, our natural gas will temporarily not

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be subject to the dedication. Antero Midstream is entitled to compensation under the gathering and compression agreement for capital costs incurred if a well does not commence production within 30 days following the target completion date for the well set forth in the notice from us.

Antero Midstream has agreed to install compressor stations at our direction, but will not be responsible for inlet pressures or for pressuring natural gas to enter downstream facilities if we have not directed Antero Midstream to install sufficient compression. Additionally, Antero Midstream will provide high pressure gathering pursuant to the gathering and compression agreement.

Under the gathering and compression agreement, we may sell, transfer, convey, assign, grant, or otherwise dispose of dedicated properties free of the dedication, provided that the number of net acres of dedicated properties so disposed of, when added to the number of net acres of dedicated properties previously disposed of free of the dedication since the effective date of the agreement, does not exceed the aggregate number of net acres of dedicated properties acquired by us since such effective date. Accordingly, under certain circumstances, we may dispose of a significant number of net acres of dedicated properties free from dedication without Antero Midstream’s consent.

After the completion of the initial term, which, as described below, was extended to November 2038, the gathering and compression agreement will continue in effect from year to year until such time as the agreement is terminated, effective upon an anniversary of the effective date of the agreement, by either Antero Midstream or us on or before the 180th day prior to the anniversary of such effective date.

On February 23, 2018, the gathering and compression agreement was amended to make clarifying changes with respect to the consumer price index (“CPI”) and other associated fee adjustments.

On December 8, 2019, the gathering and compression agreement was amended to provide that Antero Midstream will rebate us (i) $12.0 million for each quarter in 2020 that Antero Midstream receives gathering fees on average daily volumes in excess of certain thresholds, which thresholds increase from 2,700 MMcfe/d for the first and second quarters, up to 2,800 MMcfe/d for the third quarter and up to 2,900 MMcfe/d for the fourth quarter and (ii) for each quarter in 2021, 2022 and 2023 (a) $12.0 million for each quarter that the Antero Midstream receives gathering fees on average daily volumes between 2,900 MMcfe/d and 3,150 MMcfe/d, (b) $15.5 million for each quarter that Antero Midstream receives gathering fees on average daily volumes between 3,150 MMcfe/d and 3,400 MMcfe/d, and (c) $19.0 million for each quarter that Antero Midstream receives gathering fees on average daily volumes exceeding 3,400 MMcfe/d. Such amendment also extended the original 20-year initial term by four years to 2038.

Processing

On February 6, 2017, a joint venture was formed between Antero Midstream and MarkWest Energy Partners, L.P. (“MarkWest”), a wholly-owned subsidiary of MPLX, LP (the “Joint Venture”), to develop processing and fractionation assets in Appalachia. Antero Midstream and MarkWest each own a 50% interest in the Joint Venture and MarkWest operates the Joint Venture assets. The Joint Venture assets consist of processing plants in West Virginia and a one-third interest in a recently commissioned MarkWest fractionator in Ohio.

Pursuant to a gas processing agreement between us and MarkWest, MarkWest has agreed to process gas from acreage dedicated by us for a fee. MarkWest has entered into a separate agreement with the Joint Venture whereby the Joint Venture has agreed to perform gas processing services with respect to certain volumes on behalf of MarkWest in exchange for the gas processing fees that MarkWest receives from us in connection with such volumes (the “MW-JV Arrangement”). During the year ended December 31, 2019, the Joint Venture derived approximately $166 million of revenues from us under the MW-JV Arrangement. In addition, on February 6, 2018, we and MarkWest entered into an agreement pursuant to which MarkWest agreed to address certain regulatory matters related to expansions at one of MarkWest’s processing sites, and if certain conditions are not met, we have agreed to make reimbursement payments for such work directly to the Joint Venture.

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Right of First Offer Agreement

On November 10, 2014, we entered into a right of first offer agreement with Antero Midstream for gas processing services pursuant to which we agreed, subject to certain exceptions, not to procure any gas processing or NGLs fractionation services with respect to our production (other than production subject to a pre-existing dedication) without first offering Antero Midstream the right to provide such services. On February 6, 2017, in connection with the formation of the Joint Venture, we and Antero Midstream amended and restated the right of first offer agreement to, among other things, amend the list of conflicting dedications set forth in such agreement to include the gas processing arrangement between us and MarkWest. On February 13, 2018, we further amended and restated the right of first offer agreement to make certain clarifying changes to reflect the original intent of the agreement.

Water Services Agreement

On September 23, 2015, we entered into a water services agreement with Antero Midstream, pursuant to which Antero Midstream agreed to provide through certain of its subsidiaries certain water handling and treatment services to us within an area of dedication in defined service areas in Ohio and West Virginia, and we have agreed to pay monthly fees for those services. The initial term of the water services agreement is twenty years, automatically renewable from year to year thereafter.

Under the water services agreement, we committed to pay a fee on a minimum volume of fresh water deliveries of 90,000 barrels per day in 2016, 100,000 barrels per day in 2017, 120,000 barrels per day in 2018 and 120,000 barrels per day in 2019. We also agreed to pay Antero Midstream a fixed fee per barrel for wastewater treatment at Antero Midstream’s wastewater treatment facility, which was idled in the third quarter of 2019, and a fee per barrel for wastewater collected in trucks owned by Antero Midstream, in each case subject to annual CPI-based adjustments. In addition, Antero Midstream contracts with third party service providers to provide us other fluid handling services including flow back and produced water services and we will reimburse Antero Midstream for its third party out-of-pocket costs plus 3%. For the year ended December 31, 2019, we incurred approximately $400 million in fees under the water services agreement, which includes $125 million that we were entitled to receive as of December 31, 2019 following our satisfaction of certain fresh water delivery obligations.

Under the water services agreement, we may sell, transfer, convey, assign, grant, or otherwise dispose of dedicated properties free of the dedication, provided that the number of net acres of dedicated properties so disposed of, when added to the number of net acres of dedicated properties previously disposed of free of the dedication since the effective date of the agreement, does not exceed the aggregate number of net acres of dedicated properties acquired by us since such effective date. Accordingly, under certain circumstances, we may dispose of a significant number of net acres of dedicated properties free from dedication without Antero Midstream’s consent.

On February 12, 2019, we and Antero Midstream amended and restated the water services agreement to, among other things, make certain clarifying changes with respect to the CPI and the associated adjustments to the fees Antero Midstream will receive from us under the agreement.

Secondment Agreement

In 2019, we entered into the Amended and Restated Secondment Agreement with Antero Midstream. Under this agreement, we agreed to provide seconded employees to Antero Midstream to perform certain operational services with respect to the gathering and compression, processing, and NGLs fractionation facilities and water assets, including serving as common paymaster with respect to the seconded employees, and Antero Midstream agreed to reimburse us for expenditures we incur performing those operational services. The initial term of the agreement runs through November 2034, automatically renewable from year to year thereafter. For the year ended December 31, 2019, Antero Midstream reimbursed us for approximately $8 million of direct and indirect costs and expenses incurred on its behalf pursuant to the secondment agreement.

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Services Agreement

In 2019, we entered into the Second Amended and Restated Services Agreement with Antero Midstream, pursuant to which we agreed to provide certain corporate, general and administrative services to Antero Midstream, including serving as common paymaster, in exchange for reimbursement of any direct and indirect costs and expenses associated with providing such services. The initial term of this agreement runs through November 2034, automatically renewable from year to year thereafter. For the year ended December 31, 2019, Antero Midstream reimbursed us for approximately $33 million of direct and indirect costs and expenses incurred on its behalf pursuant to the services agreement.

Prior to the completion of the Transactions, we were party to a services agreement with AMGP, pursuant to which we provided certain corporate, general and administrative services to AMGP in exchange for an annual fee, reimbursement of any direct expenses, and an allocation of any indirect expenses attributable to our performance of such services. For the period from January 1, 2019 through March 12, 2019 (the Closing of the Transactions), AMGP reimbursed us for approximately $0.1 million of its direct and allocated indirect expenses under such services agreement.

License

Pursuant to a license agreement with Antero Midstream, Antero Midstream has the right to use certain Antero-related names and trademarks in connection with the operation of its midstream business.

Other Agreements

From time to time, in the ordinary course of business, we participate in transactions with Antero Midstream and other third parties in which Antero Midstream may be deemed to have a direct or indirect material interest. These transactions include, among other things, agreements that address the receipt of midstream services and provision of contract operating services; the sale of fuel for use in Antero Midstream’s operations; the release of midstream service dedications in connection with acquisitions, dispositions or exchanges of acreage; the construction of certain pipelines and facilities; and the acquisition of assets and the assumption of liabilities by us, our subsidiaries and our unconsolidated affiliates. While certain of these transactions are not the result of arm’s-length negotiations, we believe that the terms of each of the transactions are, and specifically intend the terms to be, generally no more or less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar transactions. During the year ended December 31, 2019, we paid approximately $3 million and received approximately $3 million in connection with such transactions.

Additionally, on December 16, 2019, we sold 19,377,592 shares of Antero Midstream Common Stock to Antero Midstream at a price of $5.1606 per share, which shares were thereafter cancelled by Antero Midstream, resulting in aggregate proceeds to us of $100 million. This reduced our interest in Antero Midstream to approximately 28.7% at December 31, 2019.

Employment

Timothy Rady, the son of Paul M. Rady, the Chairman and Chief Executive Officer of Antero, provided services to us in 2019. Total compensation paid to Timothy Rady and allocated to Antero Resources in 2019 consisted of base salary, bonus and other benefits totaling $260,957 and award grants under the AR LTIP having an aggregate grant date fair value of $415,601, which are subject to certain time-based and performance-based vesting conditions.

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QUORUM AND VOTING

Voting Stock

Antero’s common stock is the only outstanding class of securities that entitles holders to vote generally at meetings of Antero’s shareholders. Each share of common stock outstanding on the record date entitles the holder to one vote at the Annual Meeting. Shareholders do not have the right to cumulate their votes for election of Directors.

Quorum

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes (described below) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the chairman has the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any annual meeting reconvened following an adjournment at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally scheduled.

Shareholder List

Antero will maintain at its corporate offices in Denver, Colorado a list of the shareholders entitled to vote at the Annual Meeting. The list will be open to the examination of any shareholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

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Vote Required

Only shareholders of record at the close of business on April 22, 2020, have the right to vote at the Annual Meeting. The proposals at the Annual Meeting will require the following votes:

Proposal	Vote required	Voting options	Can brokers vote without instructions?	Effect of abstentions and broker non-votes
Election of directors	Each nominee must receive a plurality of the votes cast	For all nominees Withhold authority for all nominees For all except	No	None
Ratification of the selection of the independent registered public accounting firm	Affirmative vote of a majority of the shares counted as present and entitled to vote	For Against Abstain	Yes	Abstentions will have the effect of a vote “against.” There should not be broker non-votes.
Advisory approval of the compensation of the Named Executive Officers	Affirmative vote of a majority of the shares counted as present and entitled to vote	For Against Abstain	No	Abstentions will have the effect of a vote “against.” Broker non-votes will not have any effect.
Approval of the 2020 LTIP	Affirmative vote of a majority of the shares counted as present and entitled to vote	For Against Abstain	No	Abstentions will have the effect of a vote “against.” Broker non-votes will not have any effect.
Approval of an Amendment and Restatement of our Charter to Effect the Reverse Stock Split	Affirmative vote of at least two-thirds of the shares outstanding and entitled to vote	For Against Abstain	No	Abstentions and broker non-votes will have the effect of a vote “against.”

An automated system that Broadridge Investor Communications Services administers will tabulate the votes.

Brokers who hold shares in street name for customers are required to vote those shares in accordance with instructions received from the beneficial owners. NYSE Rule 452 restricts when brokers that are record holders of shares may exercise discretionary authority to vote those shares in the absence of instructions from beneficial owners. When brokers are not permitted to vote on a matter without instructions from the beneficial owner, and do not receive such instructions, the result is a “broker non-vote.”

Default Voting

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board’s recommendations, which are as follows:

•	FOR the election of the three persons named in this Proxy Statement as the Board’s nominees for election as Class I directors;
•	FOR the ratification of the selection of KPMG LLP as Antero’s independent registered public accounting firm for the fiscal year ending December 31, 2020;
•	FOR the approval, on an advisory basis, of the compensation of Antero’s Named Executive Officers;
•	FOR the approval of the Antero Resources Corporation 2020 Long-Term Incentive Plan; and
•	FOR the approval of the Reverse Stock Split.

If any other business properly comes before the shareholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy. The Board knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting and at the Annual Meeting.

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Revoking Your Proxy

You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by: (i) delivering to the Secretary of Antero a written notice of the revocation; (ii) signing, dating and delivering to the Secretary of Antero a proxy with a later date; or (iii) attending the Annual Meeting and voting your shares in person. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Secretary of Antero before the Annual Meeting or unless you vote your shares in person at the Annual Meeting before the polls are closed. If you hold your shares in “street name” you should follow the instructions provided to you by your broker, bank or other nominee to revoke your proxy.

Solicitation Expenses

We will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of the Notice of Annual Meeting and Proxy Statement and the related materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation. We have retained MacKenzie Partners, Inc. (“MacKenzie”) to aid in the solicitation of proxies for an estimated fee of approximately $40,000 and the reimbursement of out-of-pocket expenses. We have also agreed to indemnify MacKenzie and its representative against certain losses that arise or relate to Mackenzie’s engagement for the solicitation of proxies.

Copies of the Annual Report

Upon written request, we will provide any shareholder, without charge, a copy of the Form 10-K, but without exhibits. Shareholders should direct requests to Antero Resources Corporation, 1615 Wynkoop Street, Denver, Colorado 80202. Our Form 10-K and the exhibits filed or furnished therewith are available on our website, www.anteroresources.com, in the “SEC Filings” subsection of the “Investors” section.

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ADDITIONAL INFORMATION

Proxy Materials, Annual Report and Other Information

The Notice of 2020 Annual Meeting of Shareholders and Proxy Statement, along with Antero’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 12, 2020, and Antero’s 2019 Annual Report to Shareholders are available free of charge at www.anteroresources.com in the “SEC Filings” subsection under the “Investors” section. These materials do not constitute a part of the proxy solicitation material.

We intend to hold the Annual Meeting in person. However, we are actively monitoring the impacts of COVID-19. In the event we believe it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting partially or solely by means of remote communication. Please monitor our website at www.anteroresources.com for updated information. If you are planning to attend the Annual Meeting, please check our website ten days prior to the meeting date. If we hold the Annual Meeting partially or solely by means of remote communication, it is currently our intent to resume in-person meetings with our 2021 Annual Meeting and thereafter, assuming normal circumstances. As always, we encourage you to vote your shares prior to the Annual Meeting.

Shareholders Sharing an Address

Each registered shareholder (meaning you own shares in your own name on the books of our transfer agent, American Stock Transfer and Trust Company LLC) will receive one Notice of Internet Availability (the “Notice”) per account, regardless of whether you have the same address as another registered shareholder.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), applicable rules permit brokerage firms and Antero, under certain circumstances, to send one Notice to multiple shareholders who share the same address. This practice is known as “householding.” Householding saves printing and postage costs by reducing duplicate mailings. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event that you wish to revoke a previously granted “householding” consent, you must contact your broker. If your household is receiving multiple copies of the Notice and you wish to request delivery of a single copy, you should contact your broker directly.

Shareholder Proposals and Director Nominations for the 2021 Annual Meeting

Any shareholder desiring to present a proposal at Antero’s 2021 Annual Meeting of Shareholders and to have the proposal included in Antero’s related proxy statement pursuant to Rule 14a-8 must send the proposal to Antero, c/o Glen Warren, at 1615 Wynkoop Street, Denver, Colorado, 80202, so that it is received no later than December 28, 2020. All such proposals should be in compliance with SEC rules and regulations. Antero will only include in its proxy materials those shareholder proposals that it receives before the deadline and that are proper for shareholder action.

In addition, any shareholder entitled to vote at Antero’s 2021 Annual Meeting of Shareholders may propose business (other than proposals to be included in Antero’s proxy materials) to be included on the agenda of, and properly presented for action at, the 2021 Annual Meeting of Shareholders if written notice of such shareholder’s intent is given in accordance with the requirements of Antero’s bylaws and SEC rules and regulations. Any such proposal must be submitted in writing at the address shown above, so that it is received between February 17, 2021, and March 19, 2021.

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APPENDIX A:	FORM OF ANTERO RESOURCES CORPORATION 2020 LONG-TERM INCENTIVE PLAN

1.	Purpose

The purpose of the Antero Resources Corporation 2020 Long-Term Incentive Plan (the “Plan”) is to provide a means through which (a) Antero Resources Corporation, a Delaware corporation (the “Company”), and its Affiliates may attract, retain and motivate qualified persons as employees, directors and other service providers, thereby enhancing the profitable growth of the Company and its Affiliates and (b) persons upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, SARs, Restricted Stock, Restricted Stock Units, Stock Awards, Dividend Equivalents, Other Stock-Based Awards, Cash Awards, Substitute Awards, or any combination of the foregoing, as determined by the Committee in its sole discretion.

2.	Definitions

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)	“Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

(b)	“ASC Topic 718” means the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended or any successor accounting standard.

(c)	“Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock Award, Dividend Equivalent, Other Stock-Based Award, Cash Award, or Substitute Award, together with any other right or interest, granted under the Plan.

(d)	“Award Agreement” means any written instrument (including any employment, severance or change in control agreement) that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award, in addition to those set forth under the Plan.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Cash Award” means an Award denominated in cash granted under Section 6(i).

(g)	“Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events after the Effective Date:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either

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(x) the then outstanding shares of Stock (the “Outstanding Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) below;

(ii)	The individuals constituting the Board on the Effective Date (the “Incumbent Directors”) cease for any reason (other than death or disability) to constitute at least majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least two-thirds of the Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case, other than the Board, which individual, for the avoidance of doubt, shall not be deemed to be an Incumbent Director for purposes of this definition, regardless of whether such individual was approved by a vote of at least two-thirds of the Incumbent Directors;

(iii)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then outstanding shares of common stock or common equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding the Company, its subsidiaries and any employee benefit plan (or related trust) sponsored or maintained by the Company or the entity resulting from such Business Combination (or any entity controlled by either the Company or the entity resulting from such Business Combination), beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity except to the extent that such ownership results solely

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from direct or indirect ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding any provision of this Section 2(g), for purposes of an Award that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules, to the extent the impact of a Change in Control on such Award would subject a Participant to additional taxes under the Nonqualified Deferred Compensation Rules, a Change in Control described in subsection (i), (ii), (iii) or (iv) above with respect to such Award will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of the Nonqualified Deferred Compensation Rules as applied to the Company.

(h)	“Change in Control Price” means the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever the Committee determines is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation resulting in a Change in Control, (ii) the per share Fair Market Value of the Stock immediately before the Change in Control or other event without regard to assets sold in the Change in Control or other event and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control or other event takes place, or (v) if such Change in Control or other event occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 2(h), the value per share of the Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 2(h) or in Section 8(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

(i)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(j)	“Committee” means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members.

(k)	“Dividend Equivalent” means a right, granted to an Eligible Person under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(l)	“Effective Date” means June 17, 2020.

(m)	“Eligible Person” means any individual who, as of the date of grant of an Award, is an officer or employee of the Company or of any of its Affiliates, and any other person who provides services to the Company or any of its Affiliates, including directors of the Company; provided, however, that, any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Stock. An employee on leave of absence may be an Eligible Person.

(n)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

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(o)	“Fair Market Value” of a share of Stock means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on such date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter on such date, the average between the reported high and low bid and asked prices of Stock on the most recent date on which Stock was publicly traded on or preceding the specified date; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including the Nonqualified Deferred Compensation Rules. Notwithstanding this definition of Fair Market Value, with respect to one or more Award types, or for any other purpose for which the Committee must determine the Fair Market Value under the Plan, the Committee may elect to choose a different measurement date or methodology for determining Fair Market Value so long as the determination is consistent with the Nonqualified Deferred Compensation Rules and all other applicable laws and regulations.

(p)	“ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(q)	“Nonqualified Deferred Compensation Rules” means the limitations and requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(r)	“Nonstatutory Option” means an Option that is not an ISO.

(s)	“Option” means a right, granted to an Eligible Person under Section 6(b), to purchase Stock at a specified price during specified time periods, which may either be an ISO or a Nonstatutory Option.

(t)	“Other Stock-Based Award” means an Award granted to an Eligible Person under Section 6(h).

(u)	“Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(v)	“Prior Plan” means the Antero Resources Corporation Long-Term Incentive Plan, effective October 1, 2013.

(w)	“Qualified Member” means a member of the Board who is (i) a “non-employee director” within the meaning of Rule 16b-3(b)(3), and (ii) “independent” under the listing standards or rules of the securities exchange upon which the Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.

(x)	“Restricted Stock” means Stock granted to an Eligible Person under Section 6(d) that is subject to certain restrictions and to a risk of forfeiture.

(y)	“Restricted Stock Unit” means a right, granted to an Eligible Person under Section 6(e), to receive Stock, cash or a combination thereof at the end of a specified period (which may or may not be coterminous with the vesting schedule of the Award).

(z)	“Rule 16b-3” means Rule 16b-3, promulgated by the SEC under Section 16 of the Exchange Act.

(aa)	“SAR” means a stock appreciation right granted to an Eligible Person under Section 6(c).

(bb)	“SEC” means the Securities and Exchange Commission.

(cc)	“Securities Act” means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(dd)	“Stock” means the Company’s Common Stock, par value $0.01 per share, and such other securities as may be substituted (or re-substituted) for Stock pursuant to Section 8.

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(ee)	“Stock Award” means unrestricted shares of Stock granted to an Eligible Person under Section 6(f).

(ff)	“Substitute Award” means an Award granted under Section 6(j).

3.	Administration

(a)	Authority of the Committee. The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” Subject to the express provisions of the Plan, Rule 16b-3 and other applicable laws, the Committee shall have the authority, in its sole and absolute discretion, to:

(i)	designate Eligible Persons as Participants;

(ii)	determine the type or types of Awards to be granted to an Eligible Person;

(iii)	determine the number of shares of Stock or amount of cash to be covered by Awards;

(iv)	determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, exercised, cancelled or forfeited (including conditions based on continued employment or service requirements or the achievement of one or more performance goals);

(v)	modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an Award;

(vi)	determine the treatment of an Award upon a termination of employment or other service relationship;

(vii)	impose a holding period with respect to an Award or the shares of Stock received in connection with an Award;

(viii)	interpret and administer the Plan and any Award Agreement;

(ix)	correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement; and

(x)	make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Affiliates, stockholders, Participants, beneficiaries, and permitted transferees under Section 7(a) or other persons claiming rights from or through a Participant.

(b)	Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company where such action is not taken by the full Board may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. For the avoidance of doubt, the full Board may take any action relating to an Award granted or to be

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granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company.

(c)	Delegation of Authority. The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, however, that such delegation does not (i) violate state or corporate law or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the “Committee,” other than in Section 8, shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Stock.

(d)	Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any of its Affiliates, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

(e)	Participants in Non-U.S. Jurisdictions. Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States in which the Company or any of its Affiliates operates or has employees, directors or other service providers from time to time, or to ensure that the Company complies with any applicable requirements of foreign securities exchanges, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which of the Company’s Affiliates shall be covered by the Plan; (ii) determine which Eligible Persons outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable foreign laws or listing requirements of any foreign exchange; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to the Plan as appendices), provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4(a); and (v) take any action, before or after an Award is granted, that it deems advisable to comply with any applicable governmental regulatory exemptions or approval or listing requirements of any such foreign securities exchange. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

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4.	Stock Subject to Plan

(a)	Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, (i) 10,050,000 shares of Stock are reserved and available for delivery with respect to Awards, and such total shall be available for the issuance of shares upon the exercise of ISOs, plus (ii) the number of shares that become available for Awards under this Plan pursuant to Section 4(d) below.

(b)	Application of Limitation to Grants of Awards. Subject to Section 4(c), no Award may be granted if the number of shares of Stock that may be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(c)	Availability of Shares Not Delivered under Awards. If all or any portion of an Award expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated, the shares of Stock subject to such Award (including (i) shares forfeited with respect to Restricted Stock and (ii) the number of shares withheld or surrendered to the Company in payment of any taxes relating to Awards, other than Options or Stock Appreciation Rights) shall not be considered “delivered shares” under the Plan, shall be available for delivery with respect to Awards, and shall no longer be considered issuable or related to outstanding Awards for purposes of Section 4(b). If an Award may be settled only in cash, such Award need not be counted against any share limit under this Section 4. For the avoidance of doubt, the following shares shall not be available for delivery with respect to Awards: (A) shares withheld or surrendered to the Company in payment of any exercise or purchase price of an Option or Stock Appreciation Right, (B) shares withheld or surrendered to the Company in payment of any taxes relating to an Option or Stock Appreciation Right, and (C) shares repurchased on the open market with the proceeds from the exercise price of an Option.

(d)	Shares Available Under the Prior Plan. In addition, shares of Stock subject to an award under the Prior Plan that (i) expires or is canceled, forfeited, settled in cash or otherwise terminated without a delivery of Stock to the participant under the Prior Plan or (ii) shares of Stock that are tendered or withheld in payment of any taxes related to awards granted pursuant to the Prior Plan other than options or stock appreciation rights, in either case, on or after the Effective Date will be added to the total number of shares available under the Plan. Notwithstanding the foregoing, the following shares shall not be available for Awards, (A) shares withheld or surrendered to the Company in payment of any exercise or purchase price of an option or stock appreciation right under the Prior Plan, (B) shares withheld or surrendered to the Company in payment of any taxes relating to an option or stock appreciation right under the Prior Plan, and (C) shares repurchased on the open market with the cash proceeds from the exercise price of an option under the Prior Plan.

(e)	Shares Available Following Certain Transactions. Substitute Awards granted in accordance with applicable stock exchange requirements and in substitution or exchange for awards previously granted by a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines shall not reduce the shares authorized for issuance under the Plan or the limitations on grants to non-employee members of the Board under Section 5(b), nor shall shares subject to such Substitute Awards be added to the shares available for issuance under the Plan as provided above (whether or not such Substitute Awards are later cancelled, forfeited or otherwise terminated). Additionally, in the event that a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines

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has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may, if and to the extent determined by the Board and subject to compliance with applicable stock exchange requirements, be used for Awards under the Plan and shall not reduce the shares authorized for issuance under the Plan (and shares subject to such Awards shall not be added to the shares available for issuance under the Plan as provided above); provided, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not, prior to such acquisition or combination, employed by (and who were not non-employee directors or other service providers of) the Company or any of its subsidiaries immediately prior to such acquisition or combination.

(f)	Stock Offered. The shares of Stock to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

5.	Eligibility; Compensation Limitations for Non-Employee Members of the Board

(a)	Awards may be granted under the Plan only to Eligible Persons.

(b)	In each calendar year during any part of which the Plan is in effect, a non-employee member of the Board may not be paid compensation, whether denominated in cash or Awards, for such individual’s service on the Board in excess of $750,000; provided, however, that for any calendar year in which a member of the Board (i) serves on a special committee of the Board or (ii) serves as lead director, additional compensation up to $100,000, whether denominated in cash or Awards, may be paid. For purposes of this Section 5(b), the value of Awards shall be determined, if applicable, pursuant to ASC Topic 718 on the date of grant and attributed to the compensation limit for the year in which the Award is granted. For the avoidance of doubt, the limits set forth in this Section 5(b) shall be without regard to grants of Awards or other payments, if any, made to a non-employee member of the Board during any period in which such individual was an employee of the Company or of any of its Affiliates or was otherwise providing services to the Company or to any of its Affiliates other than in the capacity as a director of the Company. For the avoidance of doubt, any cash compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled, if later.

6.	Specific Terms of Awards

(a)	General. Awards may be granted on the terms and conditions set forth in this Section 6. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with any other Award. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including subjecting such awards to service- or performance-based vesting conditions. Without limiting the scope of the preceding sentence, with respect to any performance-based conditions, (i) the Committee may use one or more business criteria or other measures of performance

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as it may deem appropriate in establishing any performance goals applicable to an Award, (ii) any such performance goals may relate to the performance of the Participant, the Company (on a consolidated basis), or to specified subsidiaries, business or geographical units or operating areas of the Company, (iii) the performance period or periods over which performance goals will be measured shall be established by the Committee, and (iv) any such performance goals and performance periods may differ among Awards granted to any one Participant or to different Participants. Except as otherwise provided in an Award Agreement, the Committee may exercise its discretion to reduce or increase the amounts payable under any Award.

(b)	Options. The Committee is authorized to grant Options, which may be designated as either ISOs or Nonstatutory Options, to Eligible Persons on the following terms and conditions:

(i)	Exercise Price. Each Award Agreement evidencing an Option shall state the exercise price per share of Stock (the “Exercise Price”) established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the Exercise Price of an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of the Stock on the date of grant).

(ii)	Time and Method of Exercise; Other Terms. The Committee shall determine the methods by which the Exercise Price may be paid or deemed to be paid, the form of such payment, including cash or cash equivalents, Stock (including previously owned shares or through a cashless exercise, i.e., “net settlement”, a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the Option), other Awards or awards granted under other plans of the Company or any Affiliate, other property, or any other legal consideration the Committee deems appropriate (including notes or other contractual obligations of Participants to make payment on a deferred basis), the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants, including the delivery of Restricted Stock subject to Section 6(d), and any other terms and conditions of any Option. In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued based on the Stock’s Fair Market Value as of the date of exercise. No Option may be exercisable for a period of more than ten years following the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, for a period of more than five years following the date of grant of the ISO).

(iii)	ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. ISOs may only be granted to Eligible Persons who are employees of the Company or employees of a parent or any subsidiary corporation of the Company. Except as otherwise provided in Section 8, no term of the Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless notice has been provided to the Participant that such change will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company’s stockholders. Notwithstanding the foregoing, to the extent that the aggregate Fair

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Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Company or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Nonstatutory Options in accordance with the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISO is granted. If a Participant shall make any disposition of shares of Stock issued pursuant to an ISO under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Participant shall notify the Company of such disposition within the time provided to do so in the applicable award agreement.

(c)	SARs. The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:

(i)	Right to Payment. An SAR is a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.

(ii)	Grant Price. Each Award Agreement evidencing an SAR shall state the grant price per share of Stock established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the grant price per share of Stock subject to an SAR shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the SAR.

(iii)	Method of Exercise and Settlement; Other Terms. The Committee shall determine the form of consideration payable upon settlement, the method by or forms in which Stock (if any) will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any SAR. SARs may be either free-standing or granted in tandem with other Awards. No SAR may be exercisable for a period of more than ten years following the date of grant of the SAR.

(iv)	Rights Related to Options. An SAR granted in connection with an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount determined by multiplying (A) the difference obtained by subtracting the Exercise Price with respect to a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the SAR, by (B) the number of shares as to which that SAR has been exercised. The Option shall then cease to be exercisable to the extent surrendered. SARs granted in connection with an Option shall be subject to the terms and conditions of the Award Agreement governing the Option, which shall provide that the SAR is exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferrable.

(d)	Restricted Stock. The Committee is authorized to grant Restricted Stock to Eligible Persons on the following terms and conditions:

(i)	Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose. Except as provided in Section 7(a)(iii) and Section 7(a)(iv), during the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hedged, hypothecated, margined

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or otherwise encumbered by the Participant. Except as otherwise provided in the applicable Award Agreement and this Section 6(d), the holder of a Restricted Stock Award will generally have the same rights as a stockholder, including the right to vote the Stock subject to the Restricted Stock Award and to receive dividends on the Stock subject to the Restricted Stock Award during the restriction period (subject, in all cases, to the limitations on payment of dividends on unvested Awards, as described in Section 6(d)(ii) below).

(ii)	Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may allow a Participant to elect, or may require, that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards or deferred without interest to the date of vesting of the associated Award of Restricted Stock, provided that in all events such cash dividends shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such dividends were paid and shall not be paid unless and until such Restricted Stock has vested and been earned. Stock distributed in connection with a Stock split or Stock dividend, and other property (other than cash) distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed and shall not be delivered unless and until such Restricted Stock has vested and been earned.

(e)	Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Eligible Persons on the following terms and conditions:

(i)	Award and Restrictions. Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose.

(ii)	Settlement. Settlement of vested Restricted Stock Units shall occur upon vesting or upon expiration of the deferral period specified for such Restricted Stock Units by the Committee (or, if permitted by the Committee, as elected by the Participant). Restricted Stock Units shall be settled by delivery of (A) a number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or (B) cash in an amount equal to the Fair Market Value of the specified number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(f)	Stock Awards. The Committee is authorized to grant Stock Awards to Eligible Persons as a bonus, as additional compensation, or in lieu of cash compensation any such Eligible Person is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(g)	Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons, entitling any such Eligible Person to receive cash, Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than an Award of Restricted Stock, a Stock Award, Options or Stock Appreciation Rights). The Committee may provide that Dividend Equivalents that are granted as free-standing awards shall be paid or distributed when accrued or at a later specified date and, if distributed at a later date, may be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. With respect to Dividend Equivalents granted in connection with another Award, such Dividend Equivalents shall be subject to restrictions and a risk of forfeiture to the

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same extent as the Award with respect to which such dividends accrue and shall not be paid unless and until such Award has vested and been earned.

(h)	Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of, or the performance of, specified Affiliates of the Company. The Committee shall determine the terms and conditions of such Other Stock-Based Awards. Stock delivered pursuant to an Other-Stock Based Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Stock, other Awards, or other property, as the Committee shall determine.

(i)	Cash Awards. The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Eligible Persons in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate, including for purposes of any annual or short-term incentive or other bonus program.

(j)	Substitute Awards; No Repricing. Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or an Affiliate or any other right of an Eligible Person to receive payment from the Company or an Affiliate. Awards may also be granted under the Plan in substitution for awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate. Such Substitute Awards referred to in the immediately preceding sentence that are Options or SARs may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution if such substitution complies with the Nonqualified Deferred Compensation Rules and other applicable laws and exchange rules. Except as provided in this Section 6(j) or in Section 8, without the approval of the stockholders of the Company, the terms of outstanding Awards may not be amended to (i) reduce the Exercise Price or grant price of an outstanding Option or SAR, (ii) grant a new Option, SAR or other Award in substitution for, or upon the cancellation of, any previously granted Option or SAR that has the effect of reducing the Exercise Price or grant price thereof, (iii) exchange any Option or SAR for Stock, cash or other consideration when the Exercise Price or grant price per share of Stock under such Option or SAR exceeds the Fair Market Value of a share of Stock or (iv) take any other action that would be considered a “repricing” of an Option or SAR under the applicable listing standards of the national securities exchange on which the Stock is listed (if any).

7.	Certain Provisions Applicable to Awards

(a)	Limit on Transfer of Awards.

(i)	Except as provided in Sections 7(a) (iii) and (iv), each Option and SAR shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 7(a), an ISO shall not be transferable other than by will or the laws of descent and distribution.

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(ii)	Except as provided in Sections 7(a) (i), (iii) and (iv), no Award, other than a Stock Award, and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(iii)	To the extent specifically provided by the Committee and permitted pursuant to Form S-8 and the instructions thereto, an Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish; provided, however, that no Award (other than a Stock Award) may be transferred to a third-party financial institution for value.

(iv)	An Award may be transferred pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of a written request for such transfer and a certified copy of such order.

(b)	Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any of its Affiliates upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine in its discretion, including cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (which may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee); provided, however, that any such deferred or installment payments will be set forth in the Award Agreement. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(c)	Evidencing Stock. The Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Stock or other securities are then listed, and any applicable federal, state or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions. Further, if certificates representing Restricted Stock are registered in the name of the Participant, the Company may retain physical possession of the certificates and may require that the Participant deliver a stock power to the Company, endorsed in blank, related to the Restricted Stock.

(d)	Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine, but shall not be granted for less than the minimum lawful consideration.

(e)	Additional Agreements. Each Eligible Person to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Eligible Person’s termination of employment or service to a general release of claims and/ or a noncompetition or other restricted covenant agreement in favor of the Company and its Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.

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8.	Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

(a)	Existence of Plans and Awards. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b)	Additional Issuances. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, including upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share of Stock, if applicable.

(c)	Subdivision or Consolidation of Shares. The terms of an Award and the share limitations under the Plan shall be subject to adjustment by the Committee from time to time, in accordance with the following provisions:

(i)	If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock or in the event the Company distributes an extraordinary cash dividend, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be increased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions; provided, however, that in the case of an extraordinary cash dividend that is not an Adjustment Event, the adjustment to the number of shares of Stock and the Exercise Price or grant price, as applicable, with respect to an outstanding Option or SAR may be made in such other manner as the Committee may determine that is permitted pursuant to applicable tax and other laws, rules and regulations. Notwithstanding the foregoing, Awards that already have a right to receive extraordinary cash dividends as a result of DERs or other dividend rights will not be adjusted as a result of an extraordinary cash dividend.

(ii)	If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock

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(or other kind of shares or securities) that may be acquired under any then outstanding Award shall be decreased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(d)	Recapitalization. In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of ASC Topic 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or Exercise Price of Awards and performance goals, as applicable, and (iv) the applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) to equitably reflect such Adjustment Event (“Equitable Adjustments”). In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in this Section 8, the Committee shall have complete discretion to make Equitable Adjustments (if any) in such manner as it deems appropriate with respect to such other event.

(e)	Change in Control and Other Events. Except to the extent otherwise provided in any applicable Award Agreement, vesting of any Award shall not occur solely upon the occurrence of a Change in Control and, in the event of a Change in Control or other changes in the Company or the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in Section 3 (including the power to accelerate vesting, waive any forfeiture conditions or otherwise modify or adjust any other condition or limitation regarding an Award) and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

(i)	accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;

(ii)	redeem in whole or in part outstanding Awards by requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and cause the Company to pay to each holder an amount of cash or other consideration per Award (other than a Dividend Equivalent or Cash Award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the Exercise Price with respect to an Option and less the grant price with respect to a SAR, as applicable to such Awards; provided, however, that to the extent the Exercise Price of an Option or the grant price of an SAR exceeds the Change in Control Price, such Award may be cancelled for no consideration;

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(iii)	cancel Awards that remain subject to a restricted period as of the date of a Change in Control or other such event without payment of any consideration to the Participant for such Awards; or

(iv)	make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof); provided, however, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding. If an Adjustment Event occurs, this Section 8(e) shall only apply to the extent it is not in conflict with Section 8(d).

9.	General Provisions

(a)	Tax Withholding. The Company and any of its Affiliates are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Stock, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Affiliates and Participants to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Stock (including previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more Qualified Members or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned shares, the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.

(b)	Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any of its Affiliates, (ii) interfering in any way with the right of the Company or any of its Affiliates to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(c)	Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject

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to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock. With respect to any claim or dispute related to or arising under the Plan, the Company and each Participant who accepts an Award hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Denver, Colorado.

(d)	Severability and Reformation. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to Section 16 of the Exchange Act) or Section 422 of the Code (with respect to ISOs), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or Section 422 of the Code, in each case, only to the extent Rule 16b-3 and such section of the Code are applicable. With respect to ISOs, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

(e)	Unfunded Status of Awards; No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for certain incentive awards. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Affiliate.

(f)	Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable. Nothing contained in the Plan shall be construed to prevent the Company or any of its Affiliates from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its Affiliates as a result of any such action.

(g)	Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be cancelled, terminated, or otherwise eliminated with or without consideration.

(h)	Interpretation. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between

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the terms and conditions of an Award Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

(i)	Facility of Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(j)	Conditions to Delivery of Stock. Nothing herein or in any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. In addition, each Participant who receives an Award under the Plan shall not sell or otherwise dispose of Stock that is acquired upon grant, exercise or vesting of an Award in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations or other requirements of the SEC or any stock exchange upon which the Stock is then listed. At the time of any exercise of an Option or SAR, or at the time of any grant of any other Award, the Company may, as a condition precedent to the exercise of such Option or SAR or settlement of any other Award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. Stock or other securities shall not be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any Exercise Price, grant price, or tax withholding) is received by the Company.

(k)	Section 409A of the Code. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. Neither this Section 9(k) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event that a “specified employee” (as

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defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant’s death, or (ii) the date that is six months after the Participant’s “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.

(l)	Clawback. The Plan and all Awards granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to Awards. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

(m)	Status under ERISA. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(n)	Plan Effective Date and Term. The Plan was adopted by the Board to be effective on the Effective Date. No Awards may be granted under the Plan on and after the tenth anniversary of the Effective Date, which is June 17, 2030. However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.

10.	Amendments to the Plan and Awards

The Committee may amend, alter, suspend, discontinue or terminate any Award or Award Agreement, the Plan or the Committee’s authority to grant Awards without the consent of stockholders or Participants, except that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Committee may otherwise, in its discretion, determine to submit other changes to the Plan to stockholders for approval; provided, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. For purposes of clarity, any adjustments made to Awards pursuant to Section 8 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

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APPENDIX B:	FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ANTERO RESOURCES CORPORATION

Antero Resources Corporation, (the “Corporation”) a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1.	The original Certificate of Incorporation of the Corporation was filed under the name Antero Resources Barnett Corporation with the filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware on March 18, 2008. The Certificate of Incorporation of the Corporation was amended and restated for the first time on April 9, 2008 and was amended and restated for the second time on December 30, 2009 (the “2009 Certificate of Incorporation”). An amendment to the 2009 Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 10, 2013, changing the name of the Corporation to Antero Resources Corporation. The 2009 Certificate of Incorporation of the Corporation was amended and restated for the first time on October 16, 2013 (the “2013 Certificate of Incorporation”) in connection with the Corporation’s initial public offering.

2.	This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”), which restates and amends the 2013 Certificate of Incorporation, has been declared advisable by the board of directors of the Corporation, duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 228, 242 and 245 of the DGCL.

3.	The 2013 Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is Antero Resources Corporation (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in New Castle County, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it currently exists or may hereafter be amended.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is shares of stock, classified as (i) shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and (ii) shares of common stock, par value $0.01 per share (“Common Stock”).

Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Amended and Restated Certificate of Incorporation, each shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on The New York Stock Exchange as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

The designations and the powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

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1.	Provisions Relating to Preferred Stock

(a)	The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the board of directors of the Corporation (the “Board of Directors”) as hereafter prescribed (a “Preferred Stock Designation”).

(b)	Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted by the Board of Directors providing for the issuance thereof the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to each series of the Preferred Stock, including, but not limited to, the following:

(i)	whether or not the series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

(ii)	the number of shares to constitute the series and the designations thereof;

(iii)	the preferences, and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any series;

(iv)	whether or not the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(v)	whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(vi)	the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(vii)	the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(viii)	whether or not the shares of any series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(ix)	such other powers, preferences, rights, qualifications, limitations and restrictions with respect to any series as may to the Board of Directors seem advisable.

(c)	The shares of each series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects.

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2.	Provisions Relating to Common Stock

(a)	Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect. Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation.

(b)	Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(c)	Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive ratably in proportion to the number of shares of Common Stock held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor.

(d)	In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. A liquidation, dissolution or winding-up of the Corporation, as such terms are used in this paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(e)	The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock specified in the related Preferred Stock Designation, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the initial term of office of the first class to expire at the 2014 annual meeting (the “Class I Directors”), the initial term of office of the second class to expire at the 2015 annual meeting (the “Class II Directors”), and the initial term of office of the third class to expire at the 2016 annual meeting (the “Class III Directors”), with each director to

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hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective.

Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board of Directors that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

Until the first date on which Antero Resources Investment LLC, Warburg Pincus LLC, Yorktown Partners LLC and Trilantic Capital Partners and their Affiliates (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) (together, the “Sponsor Group”) no longer collectively own more than 50% of the outstanding shares of Common Stock of the Corporation (the “Trigger Date”) and subject to the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation thereunder), any director may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders or by written consent (if permitted) in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the bylaws of the Corporation. From and after the Trigger Date and subject to the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation thereunder), any director may be removed only for cause, upon the affirmative vote of the holders of at least a majority of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders or by written consent (if permitted) in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the bylaws of the Corporation.

Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board of Directors. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot.

SIXTH: Prior to the Trigger Date, any action required or permitted to be taken at any annual meeting or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. On and after the Trigger Date, subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

SEVENTH: Special meetings of stockholders of the Corporation may be called only by the Chief Executive Officer, the Chairman of the Board or the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies; provided, however, that prior to the Trigger Date, special meetings of the stockholders of the Corporation may also be called by the Secretary of the Corporation at the request of the holders of record of a majority of the outstanding shares of Common Stock.

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From and after the Trigger Date, and subject to the rights of holders of any series of Preferred Stock, the stockholders of the Corporation do not have the power to call a special meeting of stockholders of the Corporation.

EIGHTH: In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, the provisions of this Article Eighth notwithstanding, the bylaws of the Corporation shall not be adopted, altered, amended or repealed by the stockholders of the Corporation (i) prior to the Trigger Date, except by the vote of holders of not less than 50% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, or (ii) after the Trigger Date, except by the vote of holders of not less than 66⅔% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class.

NINTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director.

Any amendment, repeal or modification of this Article Ninth shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

TENTH: The Sponsor Group and their Affiliates (other than the Corporation and its subsidiaries), agents, shareholders, members, partners, officers, directors and employees, including any director or officer of the Corporation who is also a shareholder, member, partner, officer, director, or employee of any member of the Sponsor Group (each, a “Specified Party”), have participated (directly or indirectly) in and may, and shall have no duty not to, continue to (x) participate (directly or indirectly) in venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities conducting business of any kind, nature or description (“Other Investments”) and (y) have interests in, participate with, aid and maintain seats on the boards of directors or similar governing bodies of Other Investments, in each case that may, are or will be competitive with the business of the Corporation and its subsidiaries or in the same or similar lines of business as the Corporation and its subsidiaries, or that could be suitable for the Corporation or its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, any such Other Investment or any business opportunities for such Other Investments that are from time to time presented to any Specified Party or are business opportunities in which a Specified Party participates or desires to participate, even if the Other Investment or business opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Specified Party shall have no duty to communicate or offer any such Other Investment or business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or any stockholder, including for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, and the Corporation shall indemnify each Specified Person against any claim that such Specified Person is liable to the Corporation or its stockholders for breach of any fiduciary duty, by reason of the fact that such Specified Party (i) participates in any such Other Investment or pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another person or (iii) fails to present any such Other Investment or business opportunity, or information regarding such Other Investment or business opportunity, to the Corporation or its subsidiaries, unless, in the case of a Specified Party who is a director of the Corporation, any such business opportunity is expressly offered to such Specified Party in writing solely in his or her capacity as a director of the Corporation.

Neither the amendment nor repeal of this Article Tenth, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to

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any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

If any provision or provisions of this Article Tenth shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Tenth (including, without limitation, each portion of any paragraph of this Article Tenth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article Tenth (including, without limitation, each such portion of any paragraph of this Article Tenth containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

This Article Tenth shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation or applicable law. Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Tenth.

ELEVENTH: The Corporation shall not be subject to the provisions of, 8 Del. C. § 203, as now in effect or hereafter amended, or any successor statute thereto, as permitted under and pursuant to subsection (b)(3) thereof.

TWELFTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in this Amended and Restated Certificate of Incorporation or bylaws of the Corporation, from time to time, to amend this Amended and Restated Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Amended and Restated Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.

THIRTEENTH: Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (and in addition to any other vote that may be required by law, this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation), from and after the Trigger Date, the affirmative vote of the holders of at least 66⅔% in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation.

FOURTEENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Corporation’s bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Fourteenth.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this        day of       , 2020.

ANTERO RESOURCES CORPORATION

By:

Name: Alvyn A. Schopp

Title:	Chief Administrative Officer and Regional Senior Vice President

- 2020 Proxy Statement	B-6

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ANTERO RESOURCES CORPORATION
1615 WYNKOOP STREET
DENVER, CO 80202

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 16, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 16, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D11952-P39760 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANTERO RESOURCES CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Class I Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Paul M. Rady
02) Glen C. Warren, Jr.
03) Thomas B. Tyree, Jr.

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D11953-P39760

ANTERO RESOURCES CORPORATION
Annual Meeting of Stockholders
June 17, 2020 8:30 AM MDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Glen C. Warren, Jr., Alvyn A. Schopp and Yvette K. Schultz, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ANTERO RESOURCES CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM MDT on June 17, 2020, at 1615 Wynkoop Street, Denver, CO 80202 and any adjournment or postponement thereof. Each of the appointed proxies is hereby authorized to vote in his or her discretion upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side